Exhibit 4.3

THE PROGRESSIVE 401(k) PLAN

(Amended and Restated Effective January 1, 2009)

(Formerly known as “The Progressive Retirement Security Program”)

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2.35	Former Employer Supplemental Contribution Account	6
2.36	Former Participant	6
2.37	Former PAYSOP Account	6
2.38	Fund	7
2.39	Hardship	7
2.40	Highly Compensated Employee	7
2.41	Inactive LTSP Participant	8
2.42	Inactive SDRP Participant	8
2.43	Investment Funds	8
2.44	Maternity or Paternity Absence	8
2.45	Merger	9
2.46	Non-highly Compensated Employee	9
2.47	Normal Retirement Age	9
2.48	Normal Retirement Date	9
2.49	Participant	9
2.50	Partnership Share	9
2.51	Payroll Deduction Agreement	9
2.52	Plan	9
2.53	Plan Year	9
2.54	Post-Tax Contributions	9
2.55	Pre-Tax Contributions	9
2.56	Qualified Domestic Relations Order (QDRO)	10
2.57	Retirement	10
2.58	Section	10
2.59	Service, Hour of Service and Year of Service	10
2.60	Spouse	10
2.61	Stock	10
2.62	Termination of Employment	10
2.63	Trust	10
2.64	Trust Agreement	10
2.65	Trustee	11
2.66	Valuation Date	11

ARTICLE 3 PARTICIPATION		12

3.1	Eligibility for Participation	12
3.2	Commencement of Participation	12
3.3	Transfers of Employment	12
3.4	Suspension of Contributions	13
3.5	Former Participants and Re-participation	13

ARTICLE 4 DEPOSITS AND CONTRIBUTIONS		15

4.1	Pre-Tax Contributions	15
4.2	Post-Tax Contributions	19
4.3	Employer Matched Contributions	20
4.4	SDRP Contributions	21

4.5	Change in Amount of Contributions	22
4.6	Suspension of Contributions	22
4.7	Remittance of Contributions	23
4.8	Return of Contributions	23
4.9	Section 401(k) Safe Harbor Contributions	23

ARTICLE 5 MAXIMUM CONTRIBUTIONS		33

5.1	Limitations on Pre-Tax Contributions	33
5.2	Limitations on Post-Tax Contributions and Employer Matched Contributions	40

ARTICLE 6 ACCOUNTS		47

6.1	Accounts	47
6.2	Accounts Represent Undivided Interests	47
6.3	Account Values	47
6.4	Valuation of Investment Funds	47
6.5	Allocation of Net Gain or Loss of Investment Funds to Accounts	48
6.6	Basis of Valuation	48
6.7	Administration of Pre-Tax Contribution Account	49
6.8	Administration of Post-Tax Contribution Account	49
6.9	Administration of Employer Matched Contribution Account	49
6.10	Administration of Employer SDRP Contribution Account	49
6.11	Administration of ADP Test Safe Harbor Employer Matched Contribution Account	49
6.12	Administration of Former PAYSOP Account	50
6.13	Administration of the Former Employer Supplemental Contribution Account	50
6.14	Administration of the Suspense Account	50
6.15	Administration of the Employer Forfeiture Account	51
6.16	Crediting of Contributions	51
6.17	Employee Contribution Records	51
6.18	Unit Accounting	51

ARTICLE 7 RETIREMENT, DISABILITY OR DEATH		52

7.1	Benefit at Retirement	52
7.2	Disability Benefit	52
7.3	Death Benefit	52

ARTICLE 8 VESTING AND TERMINATIONS		53

8.1	Vesting	53
8.2	Termination of Employment	54
8.3	Forfeitures	55
8.4	Reemployment	56

ARTICLE 9 PAYMENT OF BENEFITS		58

9.1	Application for Payment	58
9.2	Time of Payment	58
9.3	Form of Payment	63
9.4	Determination of Value of Payment	64
9.5	Claims Procedure	64
9.6	Facility of Payment	66
9.7	Repeal of the “Same Desk Rule”	66
9.8	Minimum Distributions and Incidental Death Benefit Requirements	66

ARTICLE 10 WITHDRAWALS AND LOANS DURING EMPLOYMENT		73

10.1	In-Service Withdrawals from Pre-Tax Contribution Account or ADP Test Safe Harbor Employer Matched Contribution Account	73
10.2	In-Service Withdrawals from Post-Tax Contribution Account	74
10.3	In-Service Withdrawals from Employer Matched Contribution Account	74
10.4	Withdrawals from Other Accounts	75
10.5	Payment of Withdrawals	76
10.6	Loans to Participants	77

ARTICLE 11 SERVICE		83

11.1	Service	83
11.2	Prior Service Reinstated	85
11.3	Year of Service	85

ARTICLE 12 ADMINISTRATIVE COMMITTEE, PLAN OPERATION AND ADMINISTRATION		86

12.1	The Plan Administrative Committee as Administrator of the Plan and Named Fiduciary	86
12.2	Selection and Review of Plan Administrative Committee Members and Plan Administrative Committee Organization	86
12.3	Powers and Responsibilities of the Administrator of the Plan	87
12.4	Nondiscriminatory Exercise of Authority	88
12.5	Reliance on Tables, etc.	89
12.6	Limitation of Co-Fiduciary Liability and Indemnification	89
12.7	Fees and Expenses	89
12.8	Notices to Administrator	90

ARTICLE 13 POWERS OF THE PLAN SPONSOR TO AMEND AND TERMINATE THE PLAN		91

13.1	Amendment	91
13.2	Termination	92
13.3	Liquidation of the Fund	93

ARTICLE 14 ADOPTION OF THE PLAN BY OTHER EMPLOYERS		94

14.1	Adoption with Approval	94
14.2	Procedure for Adoption	94
14.3	Effect of Adoption	94
14.4	Termination of Adoption	95

ARTICLE 15 LIMITATIONS OF ANNUAL ADDITIONS		96

15.1	General Limitations	96
15.2	Correction of Excess Annual Additions	96
15.3	Aggregation of Plans of the Employer	98
15.4	Definitions	101
15.5	Top-Heavy Plan Requirements	109

ARTICLE 16 THE PLAN INVESTMENT COMMITTEE AND THE INVESTMENT OF CONTRIBUTIONS		116

16.1	Establishment of the Plan Investment Committee	116
16.2	Selection and Review of Plan Investment Committee Members and Plan Investment Committee Organization	116
16.3	Powers of the Plan Investment Committee	117
16.4	Investment Funds	119
16.5	Establishment and Administration of Company Stock Fund	119
16.6	Establishment of Brokerage Accounts	120
16.7	Deposit of Contributions	120
16.8	Investment Elections of Participants and the Default Investment Fund	121
16.9	Election to Transfer Interest Between Investment Funds	122
16.10	Other Provisions Concerning Investment Elections and Transfers	122
16.11	Former PAYSOP Accounts	124
16.12	Reliance on Tables, etc.	124
16.13	Limitation of Co-Fiduciary Liability and Indemnification	124
16.14	Fees	125
16.15	Notices to the Plan Investment Committee	125

ARTICLE 17 MISCELLANEOUS PROVISIONS		126

17.1	Headings	126
17.2	Plan Not Contract of Employment	126
17.3	Vested Rights	126
17.4	Severability	126
17.5	General Undertaking	126
17.6	Action by Company	126
17.7	No Responsibility for Acts of an Insurer	127
17.8	Spendthrift	127
17.9	Number and Gender	127
17.10	Governing Law	127

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17.11	Merger, Consolidation, and Transfer of Assets	127
17.12	Receipt of Assets from Qualified Plans	127
17.13	Interpretation of Plan	129
17.14	Satisfaction of Claims	129
17.15	Service of Process	129
17.16	Warranties	129
17.17	Leased Employees	129
17.18	Direct Rollover Distributions	130
17.19	Plan Addenda	132
17.20	Adjustment	132
17.21	USERRA Model Amendment	133
17.22	Electronic Communications	133

ADDENDUM Regarding Merger of Supplemental Retirement Plan (1994)		Addenda

ADDENDUM Regarding Former Participants under the Midland Companies’ Employee Savings Plan (1997)		Addenda

ARTICLE 1

INTRODUCTION

1.1	Name of Plan

Effective January 1, 2009, this Plan shall be known as The Progressive 401(k) Plan. Prior to January 1, 2009, this Plan was known as The Progressive Retirement Security Program, and prior to July 1, 1994, as The Progressive Corporation Long-Term Savings Plan.

1.2	Effective Date

Except as otherwise expressly provided herein, this Plan, as amended and restated, shall be effective as of January 1, 2009, to reflect various design changes and to comply with the applicable provisions of the Economic Growth and Tax Relief and Reconciliation Act of 2001, as amended (“EGTRRA”), the Pension Protection Act of 2006, as amended (“PPA”), and other legislation, regulations and published guidance, as applicable, included in the 2008 Cumulative List of Required Changes.

1.3	Type and Purpose of Plan

Pursuant to Code Section 401(a)(27), the Plan is hereby designated as a profit-sharing plan. The primary purpose of the Plan is to encourage Employee savings, to facilitate Employee Stock ownership and to provide benefits upon a Participant’s or, Former Participant’s Retirement, death, Disability or Termination of Employment. Effective January 1, 2009, the Plan became a “401(k) Safe Harbor Plan” as defined under Code Sections 401(k)(12) and 401(m)(11). In addition, the portion of the Plan subject to Participant investment directions made according to Article XVI is intended to constitute a plan described in Section 404(c) of ERISA, and Department of Labor Regulation §2550.404c-1.

ARTICLE 2

DEFINITIONS

The following terms, when used herein with initial capital letters, shall have the meaning given to them in this Article 2.

2.1	Account shall mean one of several records maintained pursuant to Section 6 to record a Participant’s, Former Participant’s, or Beneficiary’s interest in the Investment Funds.

2.2	Active LTSP Participant shall have the meaning set forth in Article 3.

2.3	Active SDRP Participant shall have the meaning set forth in Article 3.

2.4	Administrator , which is the administrator for purposes of ERISA and the plan administrator for purposes of the Code, shall mean the Plan Administrative Committee (or, effective prior to January 1, 2009, the RSP Administrative Committee), as established and maintained according to Article 12 of the Plan.

2.5	ADP Test Safe Harbor Employer Matched Contributions shall mean those amounts contributed by the Employer pursuant to Section 4.9(b) hereof.

2.6	Affiliated Company shall mean any corporation, trade or business if it and the Company are members of a controlled group of corporations, or are under common control, or are members of an affiliated service group, within the meaning of Code Sections 414(b), 414(c), and 414(m), respectively; provided, however, that for purposes of Code Section 415, the definitions prescribed by Code Sections 414(b) and 414(c) shall be modified as provided by Code Section 415(h) by substituting “more than 50%” common control for “at least 80%” common control. This term shall also include any entity required to be treated as an Affiliated Company under Code Section 414(o).

2.7	Anniversary Shares shall mean such shares of Stock, if any, as may be awarded on or before February 28, 1992 to Employees by the Company upon completion of five (5) year increments of Years of Service.

2.8	Article shall mean an Article of this Plan.

2.9	Beneficiary as to a Participant or Former Participant who is married at the time of his death, shall mean his Spouse or such other person(s) as he/she has designated with the consent of his Spouse, and, as to a Participant or Former Participant who is not married at the time of his death, shall be such person(s) as he/she has designated. A Participant or Former Participant may elect to change his Beneficiary designation at any time, provided that no such change shall be effective as to any married Participant or Former Participant who predeceases his Spouse, unless the Spouse has consented to the change. The Spouse’s consent shall not be effective unless (a) the Spouse consents in writing to the change; (b) the election designates a specific Beneficiary, including any class of

Beneficiaries or any contingent Beneficiaries, which such designation may not be changed without the Spouse’s consent (unless the Spouse expressly consents to the Participant’s ability to change the designation without any further or future consent by the Spouse); (c) the Spouse’s consent acknowledges the effect of the Participant’s election; and (d) the Spouse’s consent is witnessed by a Plan representative or notary public. If the Participant’s election designates a specific Beneficiary, the consent of the Spouse shall be irrevocable, but shall be effective only with respect to the particular Beneficiary designation to which it pertains.

All Beneficiary designations (including changes) and consents of a Spouse shall be made in writing on such forms as the Administrator shall prescribe, and shall become effective only when received by the Administrator; provided, however, that a Beneficiary designation (including a change) or a consent of a Spouse received by the Administrator after the designating Participant’s death shall be disregarded.

In the absence of a Beneficiary designation, or if the designated Beneficiary is no longer living or in existence at the time of the Participant’s or Former Participant’s death, all benefits due from the Plan upon the Participant’s or Former Participant’s death shall be paid to the Participant’s or Former Participant’s (i) Spouse, if the Participant or Former Participant was married at the time of his/her death or (ii) estate, if the Participant or Former Participant was not married at the time of his/her death. Notwithstanding the foregoing, consent of a Spouse shall not be required if the Participant or Former Participant and his/her Spouse are legally separated or the Spouse cannot be located.

2.10	Board shall mean the Board of Directors of the Company,

2.11	Brokerage Account as to each Participant shall mean a Participant’s interest in an Investment Fund consisting of Participant-managed brokerage accounts.

2.12	Catch-Up Contributions shall mean those Pre-Tax Contributions designated by an Active LTSP Participant as Catch-Up Contributions in accordance with Section 4.1(b) hereof.

2.13	Code or IRC shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

2.14	Company shall mean The Progressive Corporation or its successor(s).

2.15	Company Stock Fund shall mean an Investment Fund consisting principally of Stock.

2.16	Compensation of a Participant or Former Participant for a Plan Year shall mean amounts that are received by him/her during such Plan Year from the Employer that are reported as wages on IRS Form W-2 for such Plan Year, plus (i) the amount contributed by the Employer to the Trustee pursuant to a Compensation Deferral Agreement reduced by amounts required by Section 5.1(c), and (ii)

amounts of pay reduced in accordance with an arrangement established by the Employer which qualifies under Code Section 125, 457, and, for Plan Years beginning on or after January 1, 2001, under Code Section 132(f)(4). Effective for Plan Years beginning on and after January 1, 1998, for purposes of the definition of Compensation, any reference to amounts under Code Section 125 shall include Deemed Section 125 Compensation as defined in Section 15.4(b)(i) of the Plan.

The Compensation of each Participant taken into account in determining allocations for any Plan Year beginning on and after January 1, 2002, shall not exceed two hundred thousand dollars ($200,000), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B). Compensation means Compensation during the Plan Year or such other consecutive twelve (12) month period over which Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to Compensation for the determination period that begins with or within such calendar year.

2.17	Compensation Deferral Agreement shall mean an arrangement pursuant to which the Employee agrees to reduce his Eligible Compensation, pursuant to Section 4.1 hereof, and the Employer agrees to contribute to the Plan the amount equal to the amount reduced as a Pre-Tax Contribution. The Compensation Deferral Agreement shall also serve to provide such other information about the Participant as the Administrator shall require.

2.18	Contributions shall mean a Participant’s Pre-Tax Contributions and Post-Tax Contributions.

2.19	Covered Employee shall mean an Employee of the Employer, earning Eligible Compensation, excluding (i) any such Employee whose terms and conditions of Employment are negotiated with the Employer by or through a certified or recognized collective bargaining organization unless such negotiation provides for his/her inclusion, (ii) those Employees classified by the Employer as temporary under its personnel policies and procedures, (iii) Employees who are not residents of the United States, and, notwithstanding any provision of the Plan to the contrary, (iv) any person classified by an Employer or any Affiliated Company as an independent contractor or as an employee of an entity other than an Employer or Affiliated Company. Notwithstanding the provisions of clause (ii) above, an Employee who has been classified by the Employer as temporary under its personnel policies and procedures and who performs at least one thousand (1,000) Hours of Service during any twelve (12) consecutive month period beginning on his/her date of hire (or any anniversary thereof) shall be considered a Covered Employee effective as of the first day following such twelve (12) consecutive month period.

2.20	Covered Employment shall mean the period or periods during which an Employee is a Covered Employee.

2.21	Disability or Disabled shall mean that a Participant shall be totally disabled (as total disability is defined in the Long-Term Disability Plan coverage provided by the Company, whether or not such Participant is eligible for such coverage) following a period of nine (9) consecutive calendar months beginning on the first day of disability absence.

2.22	Effective Date shall mean January 1, 2009, except such earlier or later effective dates of particular provisions herein.

2.23	Eligible Compensation of a Participant shall mean his base salary, straight time hourly wages, overtime pay, vacation pay, holiday pay, jury duty pay, taxable sick pay, military pay, bilingual differential pay, funeral pay, and back pay or retroactive salary adjustments, but shall exclude Compensation paid to exempt Employees in excess of holiday pay for work performed on any holiday; provided, however, that back pay or retroactive salary adjustments of any of the foregoing items pursuant to any order, judgment, or consent agreement shall not be included in Eligible Compensation, unless specifically required according to such order, judgment or consent agreement to which the Employer is subject or to which it is a party. Effective January 1, 2007, Eligible Compensation shall include Post-Severance Regular Pay, Post-Severance Leave Cash-Outs, and Post-Severance Payments for Qualified Military Leave as defined in Section 15.4(b)(ii)(A), (B), and (C), but only to the extent such categories of Post-Severance Compensation would be included in Eligible Compensation, but for the Participant’s Severance from Employment. Effective January 1, 2002, the maximum annual dollar amount that will be recognized as Eligible Compensation shall be the dollar limit provided under Code Section 401(a)(17)(A), which shall be automatically adjusted in according with Code Section 401(a)(17)(B), and regulations thereunder, as described under Section 2.16 of the Plan.

2.24	Employee shall mean any person who renders services to an Employer or Affiliated Company as a common law employee (including any common law employee who is employed as an officer).

2.25	Employer shall mean the Company. The term Employer shall also include any Affiliated Company which adopts the Plan pursuant to Article 14, but only for such period as such company continues in its adoption of the Plan.

2.26	Employer Forfeiture Account shall mean the Account maintained and administered in accordance with Section 6.15 hereof.

2.27	Employer Matched Contributions shall mean those amounts contributed by the Employer for Plan Years prior to January 1, 2009, pursuant to Section 4.3 hereof. Effective for Plan Years beginning on or after January 1, 2009, the Employer Matched Contributions shall be replaced by the ADP Test Safe Harbor Employer Matched Contributions provided in accordance with Section 4.9(b) of the Plan.

2.28	Employer SDRP Contributions shall mean those amounts contributed by the Employer pursuant to Section 4.4.

2.29	Employment shall mean the period or periods during which an individual is an Employee.

2.30	Entry Date shall mean the first day of the pay period coincident with or immediately following the date on which a Participant satisfies the requirements for participation contained in Section 3.1(b).

2.31	ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time hereafter.

2.32	Excess ADP Contributions shall mean the amount of the Pre-Tax Contributions of the Highly Compensated Employees for the Plan Year above the maximum amount permitted under Section 5.1.

2.33	Excess Aggregate Contributions shall mean the amount of the Post-Tax Contributions and Employer Matching Contributions of the Highly Compensated Employees for the Plan Year above the maximum amount of such Post-Tax Contributions and Employer Matching Contributions permitted under Section 5.2(d).

2.34	Excess Deferral shall mean a Pre-Tax Contribution in excess of the permitted maximum deferral amount set forth in Section 5.1(d), or an amount designated as such by the Employee where the excess is generated by aggregation of pre-tax contributions to plans other than this Plan. Notwithstanding the foregoing, effective for Plan Years beginning January 1, 2002, shall mean those Pre-Tax Contributions of a Participant, as determined under Section 5.1 of the Plan, that either (a) are made during the Participant’s taxable year and exceed the dollar limitations under Code Section 402(g) (including, if applicable, the dollar limitation on Catch-Up Contributions defined in Code Section 414(v)) for such year; or (b) are made during the calendar year and exceed the dollar limitation under Code Section 402(g) (including, if applicable, the dollar limitation on Catch-Up Contributions) for the Participant’s taxable year beginning in such calendar year, counting only Pre-Tax Contributions made under this Plan and any other plan maintained by the Employer.

2.35	Former Employer Supplemental Contribution Account , as to each Participant shall mean the Account derived from the Employer Supplemental Contributions (within the meaning of the Plan as previously in effect), if any, made in respect of the Participant during periods that the Plan provided for such contributions.

2.36	Former Participant shall mean a Participant who has terminated Employment but who has one or more Accounts remaining in the Plan.

2.37	Former PAYSOP Account shall mean the Account described in Section 6.12.

2.38	Fund shall mean the assets held by the Trustee in accordance with the provisions of the Plan and the Trust Agreement.

2.39	Hardship shall mean an immediate and heavy financial need of a Participant arising from any of the following items:

(a)	Expenses for medical care described in Code Section 213(d) (determined without regard to whether the expenses exceed seven and one-half percent (7-1/2%)of adjusted gross income) previously incurred by the Participant or his/her Spouse or dependents (as defined in Code Section 152), or necessary for such persons to obtain such care;

(b)	Purchase (excluding mortgage payments) of a principal residence for the Participant;

(c)	Payment of tuition, related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Participant or his/her Spouse or dependents;

(d)	Prevention of the eviction of the Participant from his principal residence or the foreclosure on the mortgage of the Participant’s principal residence.

(e)	Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependents; or

(f)	Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds ten percent of adjusted gross income).

For the purpose of the foregoing, a “dependent” is an individual defined in Code Section 152 without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B).

2.40	Highly Compensated Employee shall mean any Employee or former Employee who, during the Plan Year or the preceding Plan Year:

(a)	was at any time a five percent (5%) owner (as defined in Code Section 416(i)(1)); or

(b)	received annual Compensation from the Employer in excess of eighty thousand dollars ($80,000), as adjusted for increases in the cost-of-living;

In determining which Employees are Highly Compensated Employees, an Employee not described in paragraph (b) above for the preceding year will not be treated as failing under the category described in paragraph (b) for the current year. The Employer may adopt any reasonable, nondiscriminatory tie-breaking or rounding rules necessary to determine which Employees are Highly Compensated Employees, provided that such rules are uniformly and consistently applied. In determining an individual’s Compensation under this section, Compensation (as described under Section 15.4(b)) from each Employer required to be aggregated under Code Sections 414(b), (c), (m) and (o) will be taken into account.

A former Employee will be treated as a Highly Compensated Employee if such Employee separated from service (or was deemed to have separated) prior to the Plan Year, performs no service for the Employer during the Plan Year, and was a Highly Compensated Employee for either the separation year or any Plan Year ending on or after the Employee’s fifty-fifth (55th) birthday. Such determinations shall be based on the rules applicable to determining status as a Highly Compensated Employee as in effect for that determination year, in accordance with Temp. Treas. Reg. § 1.414(q)-1T, A-4, and Internal Revenue Service Notice 97-75 (or superseding guidance).

In any event, the determination of who is a Highly Compensated Employee will be made in accordance with Code Section 414(q) and the applicable regulations thereunder.

2.41	Inactive LTSP Participant shall have the meaning set forth in Article 3.

2.42	Inactive SDRP Participant shall have the meaning set forth in Article 3.

2.43	Investment Funds shall mean the funds established and/or selected from time to time by the Plan Investment Committee, except for the Default Investment Fund. The Default Investment Fund shall mean the fund specified in the Trust Agreement and referred to in Section 16.8 of this Plan.

2.44	Maternity or Paternity Absence shall mean an absence from work by an Employee for any period:

(a)	By reason of pregnancy of the Employee,

(b)	By reason of the birth of a child of the Employee,

(c)	By reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or

(d)	For purposes of caring for such child for a period immediately following such birth or placement.

An absence will not be considered a “Maternity or Paternity Absence” unless the Employee provides the Administrator with information within 5 working days demonstrating that the absence is for one of the four permitted reasons outlined above.

Nothing in this Plan shall require the Employer, to grant a paid or unpaid leave of absence to any Employee.

2.45	Merger shall mean the merger of The Progressive Corporation Supplemental Retirement Plan into this Plan, effective July 1, 1994.

2.46	Non-highly Compensated Employee means an Employee not considered a Highly Compensated Employee under Section 2.40.

2.47	Normal Retirement Age shall mean attainment by the Participant of age 65.

2.48	Normal Retirement Date shall mean the first of the month following the date on which a Participant attains Normal Retirement Age.

2.49	Participant shall mean a Covered Employee who has satisfied and continues to satisfy the requirements set forth in Section 3.1(a) and/or 3.1(b) for participation and shall include an Active LTSP Participant, Active SDRP Participant, Inactive LTSP Participant and Inactive SDRP Participant.

2.50	Partnership Share shall mean the share of Stock awarded on or before October 30, 1991 to all Employees upon completion of 30 calendar days from his/her date of employment.

2.51	Payroll Deduction Agreement shall mean an arrangement pursuant to which an Employee agrees, pursuant to Section 4.2 hereof, to have a stipulated percentage of his Eligible Compensation deducted from such Eligible Compensation and deposited in the Fund as a Post-Tax Contribution. The Payroll Deduction Agreement shall also serve to provide such other information about the Participant as the Administrator shall require.

2.52	Plan shall mean, effective January 1, 2009, The Progressive 401(k) Plan, as set forth in this document, as the same may be amended or restated from time to time hereafter.

2.53	Plan Year shall mean a calendar year.

2.54	Post-Tax Contributions shall mean those amounts contributed by the Participant pursuant to a Payroll Deduction Agreement and to Section 4.2 hereof. These may have been formerly known as Optional Employee Contributions, but hereafter shall be Post-Tax Contributions.

2.55	Pre-Tax Contributions shall mean those amounts which the Employer is obligated to contribute to the Plan pursuant to a Compensation Deferral Agreement and to Section 4.1 hereof. These may have been formerly known as Deferred Income Contributions, but hereafter shall be Pre-Tax Contributions. In addition, for the purposes of the Actual Deferral Percentage test or the Actual Contribution Percentage test provided under Sections 5.1 and 5.2, respectively, the term Pre-Tax Contributions includes all pre-tax elective deferrals (including catch-up contributions) and Roth contributions (if any, to the extent permitted by the terms of the Plan) contributed on behalf of the Participant in any plan maintained by the Employer. For purposes of this Plan, pre-tax elective deferrals mean a Participant’s Pre-Tax Contributions and catch-up contributions that are not includible in the Participant’s gross income at the time deferred. Roth contributions (if any, to the extent permitted by the terms of the Plan) are a Participant’s Pre-Tax Contributions that are includible in the Participant’s gross income at the time deferred that have been irrevocably designated as a Roth contribution (if any, to the extent permitted by the terms of the Plan) by the Participant in his/her salary reduction agreement. However, pre-tax elective deferrals shall not include any Pre-Tax Contributions properly distributed as Excess Annual Additions according to Code Section 415 and Article 15 of the Plan.

2.56	Qualified Domestic Relations Order (QDRO) shall mean any judgment, decree or order as defined in Code Section 414(p) .

2.57	Retirement shall mean a Participant’s or Former Participant’s Termination of Employment on or after his/her Normal Retirement Date.

2.58	Section shall mean a Section of this Plan, unless otherwise indicated by context.

2.59	Service, Hour of Service and Year of Service for purposes of this Plan are defined in Article 11 hereof, except that, for purposes of Article 3 Year of Service shall mean any twelve (12) consecutive month period beginning on the date an Employee first performs on Hour of Service (or any anniversary thereof) during which the Employee completes at least one thousand (1,000) Hours of Service. However, an Employee who is exempt under the provisions of the Fair Labor Standards Act shall be credited with forty-five (45) hours of service for each week that such Employee would have earned at least one (1) hour of service as defined in subparagraphs (a)(i) through (iii) of Section 11.1 during such week.

2.60	Spouse shall mean the legal spouse of a Participant or Former Participant on the date of his/her death.

2.61	Stock means the Common Stock, one dollar ($1.00) par value, of the Company.

2.62	Termination of Employment shall mean the earlier of (i) the last day worked after which an Employee quits, retires, is discharged, or dies, or (ii) the first anniversary of the first date of continuous absence from employment for any other reason.

2.63	Trust shall mean the Trust created and maintained by the Trust Agreement and known as The Progressive 401(k) Trust.

2.64	Trust Agreement shall mean the agreement of trust between the Company and Trustee executed in furtherance of the Plan, as the same may be amended from time to time hereafter.

2.65	Trustee shall mean the person (or persons), bank or trust company selected from time to time by the Company to serve as Trustee (or co-Trustees) under the Plan.

2.66	Valuation Date shall mean such date or dates as shall be established from time to time by the Administrator for the purpose of valuing the Investment Funds and adjusting Accounts hereunder, which dates need not be uniform with respect to each Investment Fund or Account; provided, however, that each Investment Fund shall be valued, and each Account shall be adjusted no less often than quarterly.

ARTICLE 3

PARTICIPATION

3.1	Eligibility for Participation

(a)	Each Covered Employee shall be eligible to become an LTSP Participant in the Plan (pursuant to Section 3.2), after the later of (i) thirty (30) calendar days from his/her date of employment or (ii) the date he/she becomes a Covered Employee.

(b)	Effective for Entry Dates prior to January 1, 2009, each Covered Employee shall be eligible to become an SDRP Participant in the Plan as of the Entry Date coincident with or immediately following the date such Covered Employee both attains age twenty-one (21) and has completed a Year of Service, provided that such Covered Employee is a Covered Employee on such Entry Date. Effective for Entry Dates on or after January 1, 2009, no Covered Employee shall be eligible to become an SDRP Participant in the Plan.

3.2	Commencement of Participation

(a)	A Covered Employee who meets the eligibility provisions of Section 3.1(a) hereof may become an Active LTSP Participant by filing a Compensation Deferral Agreement or a Payroll Deduction Agreement with the Administrator and providing such other information as the Administrator shall require. The Compensation Deferral Agreement will stipulate the amount of the Participant’s Pre-Tax Contributions. The Payroll Deduction Agreement will stipulate the amount of the Participant’s Post-Tax Contributions. Such Participant’s Pre-Tax Contributions and Post-Tax Contributions shall be effective as of the first payroll period next following receipt and processing of the Participant’s Compensation Deferral Agreement or Payroll Deduction Agreement (as applicable) by the Administrator.

(b)	A Covered Employee who meets the eligibility provisions of Section 3.1(b) shall automatically become an Active SDRP Participant as of the next administratively feasible payroll period following the Entry Date referred to in Section 3.1(b).

3.3	Transfers of Employment

(a)	An Active LTSP Participant who transfers from Covered Employment to Employment other than Covered Employment shall become an Inactive LTSP Participant and his/her Contributions, if applicable, shall be suspended in accordance with Section 4.6 hereof.

(b)	An Active SDRP Participant who transfers from Covered Employment to Employment other than Covered Employment shall become an Inactive

SDRP Participant and his/her SDRP Contributions shall cease automatically.

(c)	An Inactive LTSP Participant who transfers from Employment other than Covered Employment to Covered Employment will become an Active LTSP Participant on the date such Employee resumes Covered Employment. Should such Active LTSP Participant elect to make Pre-Tax Contributions or Post-Tax Contributions hereunder, such Contributions will be effective with the first payroll period next following receipt and processing of the Active Participant’s Compensation Deferral Agreement or Payroll Deduction Agreement (as applicable) by the Administrator.

(d)	An Inactive SDRP Participant who transfers from Employment other than Covered Employment to Covered Employment will become an Active SDRP Participant on the date such Employee resumes Covered Employment.

3.4	Suspension of Contributions

An Active LTSP Participant whose Contributions are suspended pursuant to Section 4.6 at his/her option shall continue to be considered an Inactive LTSP Participant.

3.5	Former Participants and Re-participation

(a)	Termination of Employment shall cause an Active Participant or Inactive Participant to become and remain a Former Participant until such time he/she has no remaining Accounts under the Plan.

(b)	A Former Participant who returns to Employment other than Covered Employment shall become an Inactive Participant.

(c)	Any individual who ceases to be an Active LTSP Participant or Inactive LTSP Participant (including Former Participants) because of a Termination of Employment and who subsequently returns to Covered Employment will become an Active LTSP Participant on the date such Employee resumes Covered Employment. Should such Active LTSP Participant elect to make Pre-Tax Contributions or Post-Tax Contributions hereunder, such Contributions will be effective with the first payroll period next following receipt and processing of the Active LTSP Participant’s Compensation Deferral Agreement or Payroll Deduction Agreement (as applicable) by the Administrator.

(d)

Any individual who ceases to be an Active SDRP Participant or Inactive SDRP Participant (including Former Participants) because of a Termination of Employment and who subsequently returns to Covered Employment will become an Active SDRP Participant as of the next administratively feasible payroll period following the date such Employee resumes Covered Employment.

ARTICLE 4

DEPOSITS AND CONTRIBUTIONS

4.1	Pre-Tax Contributions

(a)	Pre-Tax Contributions. Subject to Section 4.2 of the Plan, effective January 1, 2009, each Active LTSP Participant may, pursuant to a Compensation Deferral Agreement or a Payroll Deduction Agreement, have the Employer contribute on his/her behalf an amount to the Plan known as Pre-Tax Contributions (described in Section 2.55) of not less than one percent (1%) or more than ninety-nine and ninety-eight hundredths percent (99.98%) (in any percentage to one hundredth of a percent) of his/her Eligible Compensation subject to the limitations of Sections 5.1 and Article 15. In any event, the percentage of Pre-Tax Contributions contributed under this Section 4.1, when combined with the percentage of Catch-Up Contributions described in subsection (b), below, and the percentage of Post-Tax Contributions contributed under Section 4.2, cannot exceed ninety-nine and ninety-eight hundredths percent (99.98%) of the Active LTSP Participant’s Total Compensation in the aggregate.

(b)	Catch-Up Contributions. Notwithstanding the limits on Pre-Tax Contributions under Sections 5.1 or 15.1 of the Plan, all Active LTSP Participants who are eligible to make Pre-Tax Contributions under this Plan and who have attained age fifty (50) (or would have attained age fifty (50) if the Participant had not died) before the last day of the Participant’s tax year shall be eligible to elect to make Catch-Up Contributions in accordance with, and subject to the limitations of, Code Section 414(v). Any such elections shall be made in the same manner as Pre-Tax Contributions, pursuant to a Compensation Deferral Agreement or a Payroll Deduction Agreement. An Active LTSP Participant may change his/her Catch-Up Contribution election prospectively, but not retroactively, in the same manner as an Active LTSP Participant may change an election to make Pre-Tax Contributions by giving appropriate notice to the Plan Administrator within prescribed time limits. The following requirements and limitations shall apply to Catch-Up Contributions effective on or after January 1, 2002:

(i)	Determination of a Catch-Up Contribution. Catch-Up Contributions are Pre-Tax Contributions to the Plan that are in excess of an otherwise applicable statutory limit, Employer-provided limit, or the Actual Deferral Percentage test limit, to the extent applicable.

(A)

A statutory limit is a limit contained in the Internal Revenue Code on Pre-Tax Contributions or Annual Additions otherwise permitted to be made under the Plan without regard to Code Section 414(v). Statutory limits include the requirement under Code Section 401(a)(30) that the Plan provide that the amount of all pre-tax deferrals under the Plan and all other plans (or contracts) maintained by the Employer and members of a controlled group may not exceed the limitation in effect during a calendar year under Code Section 402(g)(1)(A) for taxable years that begin in such calendar year.

(B)	An Employer-provided limit is a limit on the Pre-Tax Contributions a Participant is otherwise permitted to make under the Plan without regard to Code Section 414(v)) that is contained in the terms of the Plan, but is not a statutory limit or the Actual Deferral Percentage limit. An Employer-provided limit must be a limit on Pre-Tax Contributions that is otherwise permissible in accordance with Code Section 401(k) and the regulations thereunder.

(C)	The Actual Deferral Percentage limit applied to determine permissible Catch-Up Contributions is the highest dollar amount of Pre-Tax Contributions that any Highly Compensated Employee is otherwise permitted for a Plan Year by reason of the Actual Deferral Percentage test under Code Section 401(k)(3) without regard to Code Section 414(v) in Plan Years the test applies in accordance with Section 5.1 of the Plan. Such limit is determined after taking into account all Pre-Tax Contributions (other than Catch-Up Contributions determined because of an Employer-provided limit or statutory limit) and Qualified Non-elective Contributions or Qualified Employer Matched Contributions for the Plan Year in accordance with Code Section 401(k)(3) and the applicable regulations, and after any necessary correction under Code Section 401(k)(8). For purposes of the Actuary Deferral Percentage limit, the definition of Compensation used for Actual Deferral Percentage testing may be used in the year-end determination of Catch-Up Contributions.

The amount of Pre-Tax Contributions in excess of the applicable limit is generally determined as of the end of the Plan Year. In addition, if the Employer-provided limit is changed during the Plan Year, the Employer may use a time-weighted average (for example, based on months) of the different Employer-provided limits as the single applicable Employer-provided limit. (The definition of Compensation used for Actual Deferral Percentage testing may also be used to determine the weighted-average.)

(ii)	Treatment of Catch-Up Contributions.

(A)	A Pre-Tax Contribution that is treated as a Catch-Up Contribution is not subject to otherwise applicable limits, and the Plan will not be treated as failing otherwise applicable nondiscrimination requirements because of Catch-Up Contributions. Catch-Up Contributions are not taken into account in applying the limits of Code Section 401(a)(30), 402(h), or 415(c) to other contributions or benefits under the Plan.

(B)	Pre-Tax Contributions that are determined to be Catch-Up Contributions are subtracted from the Participant’s Pre-Tax Contributions for the Plan Year prior to determining the Participant’s individual deferral ratio, regardless whether the such Participant is an Highly or Non-Highly Compensated Employee. The Plan will not be treated as failing Code Section 401(k)(8) because these Excess Contributions are treated as Catch-Up Contributions and retained.

(C)	Amounts in excess of an applicable limit are treated as Catch-Up Contributions only to the extent that such excess amounts, combined with amounts previously treated as Catch-Up Contributions for the Active LTSP Participant’s taxable year, do not exceed the dollar limitation set forth in Code Section 414(v)(2)(B)(i) or such successor provision as adjusted for cost-of-living increases under Code Section 414(v)(2)(C).

(D)

Without regard to their special treatment under certain nondiscrimination provisions and the limitations under the Internal Revenue Code identified above, Catch-Up Contributions are Pre-Tax Contributions and remain subject to the applicable requirements for Pre-Tax Contributions. For example, Catch-Up Contributions are subject to the distribution and vesting restrictions of Code Section 401(k)(2)(B) and (C), although the Plan provisions applicable to distributions of Pre-Tax Contributions that are treated as Catch-Up Contributions may differ from those applicable to other Pre-Tax Contributions under the Plan (as long as each provision complies with the distribution restrictions of Code Section 401(k)(2)(B)). In addition, Excess ADP Contributions treated as Catch-Up Contributions nevertheless remain Excess ADP Contributions for purposes of Code Section 411(a)(3)(G). Therefore, the Plan is permitted to provide that Employer Matched Contributions related to Excess ADP Contributions that are treated as Catch-Up Contributions are forfeited.

(E)	Catch-Up Contributions for the current Plan Year are not taken into account for purposes of the top-heavy requirements under Code Section 416 or the minimum coverage test of Code Section 410(b). However, Catch-Up Contributions for prior years are taken into account in determining whether the Plan is top-heavy under Code Section 416, and for purposes of average benefit percentage testing to the extent prior years’ contributions are taken into account (i.e., if accrued-to-date calculations are used). In addition, the Plan will not fail the requirements of Code Section 401(a)(4) merely because it permits only Catch-Up eligible Participants to make Catch-Up Contributions, without regard to whether the group of Catch-Up eligible Participants would satisfy Code Section 410(b). Similarly, the Employer Matched Contribution formula as applied to Catch-Up eligible Participants is not treated as a separate benefit, right, or feature under Treas. Reg. § 1.401(a)(4)-4 from the Employer Matched Contribution formula as applied to the other Participants. However, the Employer Matched Contributions under the Plan must satisfy the Actual Contribution Percentage test under Code Section 401(m)(2) taking into account all Employer Matched Contributions, including Employer Matched Contributions on Catch-Up Contributions.

(iii)	Employer Matched Contributions. With respect to Employer Matched Contributions (or, effective January 1, 2009, ADP Test Safe Harbor Employer Matched Contributions) that are contributed with respect to Catch-Up Contributions, the Plan will be deemed to specify that the Employer Matched Contribution or ADP Test Safe Harbor Employer Matched Contribution will be made based on Pre-Tax Contributions that do not exceed the specified formula and limit for Employer Matched Contributions for that payroll period or other designated allocation period (and on such Pre-Tax Contributions that do not exceed a statutory limit), and that Employer Matched Contributions on Pre-Tax Contributions in excess of the Actual Deferral Percentage test limit will be forfeited in the same manner as Employer Matched Contributions with respect to Excess ADP Contributions.

(iv)

Universal Availability. All Catch-Up eligible Participants shall be allowed to make Catch-Up Contributions. For this purpose, all plans maintained by the Employer and its Affiliates (all employers treated as a single employer under Code Section 414(b), (c), (m) or (o)) are treated as a single plan. If an applicable Employer plan otherwise subject to Code Section 401(a)(4) provides for Catch-Up Contributions, all other applicable Employer plans in the controlled group that provide for elective deferrals (including plans not subject to Code Section 401(a)(4)) must provide Catch-Up eligible Participants with the same effective opportunity to make Catch-Up Contributions. In addition, however, Participants described in Code Section 410(b)(3), including collectively bargained employees, shall be disregarded for purposes of determining whether the Plan complies with the universal availability requirement. Further, plans affected by a merger and/or acquisition shall not be treated as failing the universal availability requirement for the transition period described in Code Section 410(b)(6)(C), as provided in the regulations under Code Section 414(v). In addition, to the extent the Plan permits Catch-Up Contributions, the Plan will satisfy Code Section 401(a)(4) only if all Catch-Up eligible Participants are provided with an effective opportunity to make the same dollar amount of Catch-Up Contributions.

(c)	Effective Opportunity to Defer. Effective January 1, 2006, for the purposes of Pre-Tax Contributions, (including Catch-Up Contributions) must be provided with an “effective opportunity” to make or change elections at least once per year (or more frequently as permitted by the terms of the Plan). In addition, except for occasional, bona fide administrative considerations, Pre-Tax Contributions made pursuant to a Participant’s Payroll Deduction Agreement cannot precede the earlier of (i) the performance of services relating to the contribution, and (ii) when the Compensation that is subject to the election or salary reduction agreement would be payable to the individual in the absence of an election to defer. In addition, any prepayments permitted in accordance with Notice 2002-48 may not be taken into account for purposes of the Actual Deferral Percentage and Actual Contribution Percentage tests.

4.2	Post-Tax Contributions

Each Active LTSP Participant may elect, pursuant to a Payroll Deduction Agreement, to have the Employer contribute on his/her behalf an amount to the Plan known as Post-Tax Contributions (as defined in Section 2.54) not less than one percent (1%) and not more than ninety-nine and ninety-eight hundredths percent (99.98%) (in any percentage to one hundredth of a percent) of his/her Eligible Compensation, subject to the limitations of Section 5.2 and Article 15. However, any Active LTSP Participant who is a Highly Compensated Employee may elect to contribute Post-Tax Contributions in an amount not more than fourteen percent (14%) of his/her Eligible Compensation, subject to the limitations of Section 5.2 and Article 15. In any event, the total percentage of Post-Tax Contributions contributed under this Section 4.2 by any Active LTSP Participant, when combined with the percentage of Pre-Tax Contributions described in Section 4.1(a), and the percentage of Catch-Up Contributions described in Section 4.1(b), cannot exceed ninety-nine and ninety-eight hundredths percent (99.98%) of the Active LTSP Participant’s Total Compensation in the aggregate.

4.3	Employer Matched Contributions

For Plan Years beginning prior to January 1, 2009, the Employer shall contribute in respect of each Active LTSP Participant Employer Matched Contributions equal to one hundred percent (100%) on the first one percent (1%) and fifty percent (50%) on up to the next four percent (4%) of such Active LTSP Participant’s Pre-Tax Contributions and/or Post-Tax Contributions. For purposes of determining the amount of Employer Matched Contributions to be allocated to each Active LTSP Participant for a particular payroll period, only Pre-Tax Contributions and Post-Tax Contributions attributable to such payroll period, both of which in the aggregate do not exceed five percent (5%) of Eligible Compensation for such payroll period, will be taken into consideration. The Employer Matched Contribution will first be attributable to Pre-Tax Contributions, if any, and then to Post-Tax Contributions, if any. The Employer, with the approval of its Board of Directors, may increase or decrease the amount of Employer Matched Contributions at any time and from time to time for any reason. Notwithstanding the foregoing, effective for Plan Years beginning on or after January 1, 2009, the Employer Matched Contribution of this Section 4.3 shall be eliminated and replaced by the ADP Test Safe Harbor Employer Matched Contribution, which shall be contributed solely with respect to each Active LTSP Participant’s Pre-Tax Contributions (including Catch-Up Contributions) and/or Post-Tax Contributions in accordance with Section 4.9(b) of the Plan.

In addition, effective January 1, 2006, for purposes of this Section 4.3, an Employer Matched Contribution is an Employer contribution to the Plan (including a contribution made at the Employer’s discretion) on account of a Participant’s Pre-Tax Contributions or Post-Tax Contributions, if any, to this Plan or any other plan maintained by an Employer, and includes any forfeiture allocated on the basis of Participant Pre-Tax Contributions, Employer Matched Contributions, or Post-Tax Contributions.

(i)	The determination of whether an Employer contribution is made on account of a Participant Pre-Tax Contribution or Post-Tax Contribution is made on the basis of all the relevant facts and circumstances. An Employer contribution made to a defined contribution plan on account of contributions made by a Participant under an Employer-sponsored savings arrangement that are not held in a plan or arrangement that is intended to be a qualified plan or other arrangement described in Treas. Reg. § 1.402(g)-1(b) is not an Employer Matched Contribution

(ii)	The Employer contribution will not be an Employer Matched Contribution that is made with respect to the Participant’s Pre-Tax Contributions if, except for occasional, bona fide administrative considerations, it precedes the earlier of (A) the performance of services relating to the Pre-Tax Contribution, and (B) when the Compensation that is subject to the election or salary reduction agreement would be payable to the individual in the absence of an election to defer. Further, an Employer contribution is not an Employer Matched Contribution made on account of the Participant Pre-Tax Contribution if it is contributed before the Participant Pre-Tax Contribution. In addition, effective January 1, 2006, any Employer Matched Contribution for a prepayment of a Pre-Tax Contribution that is otherwise permitted according to Notice 2002-48 may not be taken into account for purposes of the Actual Contribution Percentage test and the prepayment would not satisfy any Plan requirement to provide Employer Matched Contributions.

(iii)	The foregoing restriction on pre-funding in subsection (ii) does not apply to the allocation of forfeitures of Employer Matched Contributions.

4.4	SDRP Contributions

Effective for Plan Years prior to January 1, 2009, each pay period the Employer shall contribute a percentage of the FICA Taxable Compensation paid to each Active SDRP Participant during such pay period determined in accordance with the following table, based on such Active SDRP Participant’s Years of Service, as defined in Section 2.59, as of the first day of such pay period:

YEARS OF SERVICE	CONTRIBUTION PERCENTAGE
Less than 5 years	1%
At least 5 years but less than 10 years	2%
At least 10 years but less than 15 years	3%
At least 15 years but less than 20 years	4%
20 years or more	5%

Each Employer SDRP Contribution shall be promptly allocated to such Active SDRP Participant’s Account as soon as practicable after it is made. For purposes of this Section, an Active SDRP Participant’s “FICA Taxable Compensation” for a given Plan Year shall consist of that portion of his/her Eligible Compensation which is not in excess of the dollar amount specified as the maximum contribution and benefit base applicable to old-age, survivors, and disability insurance under Title II of the Social Security Act, as in effect on the first day of such Plan Year (the “Taxable Wage Base”). In a manner consistent with the foregoing, no Employer SDRP Contribution shall be allocated to an Active SDRP Participant’s Account during such individual’s initial year of eligibility for participation where, as of such individual’s Entry Date (defined in Section 3.1(b)), the Active SDRP Participant’s Eligible Compensation had already equaled or exceeded the applicable Taxable Wage Base.

Notwithstanding the foregoing, effective for Plan Years beginning on and after January 1, 2009, the Employer shall not make any Employer SDRP Contributions. Each SDRP Account in existence prior to January 1, 2009, of any Active SDRP Participant or former SDRP Participant shall continue to be administered in accordance with Section 6.10 until such SDRP Account is entirely distributed from the Plan.

4.5	Change in Amount of Contributions

(a)	The percentage of Eligible Compensation designated by a Participant as his/her Pre-Tax Contributions and/or Post-Tax Contributions shall continue in effect, notwithstanding any change in his/her Eligible Compensation, until he/she elects to change such percentage.

(b)	An Active LTSP Participant may elect to change his/her percentage of Pre-Tax Contributions and/or Post-Tax Contributions by filing an election with the Administrator in such manner as the Administrator shall specify. Any such change shall become effective with the first payroll period next following receipt and processing of the Participant’s revised Compensation Deferral Agreement or Payroll Deduction Agreement (as applicable) by the Administrator.

4.6	Suspension of Contributions

(a)	An Active LTSP Participant may elect to suspend all of his/her Pre-Tax Contributions and/or Post Tax Contributions by filing a written election with the Administrator on such forms as the Administrator shall specify. Such suspension shall become effective with the first payroll period next following receipt and processing of the suspension request by the Administrator.

(b)

The Pre-Tax and Post-Tax Contributions of a Participant who becomes an Inactive LTSP Participant pursuant to Section 3.3(a) (Transfers of Employment) shall be suspended automatically beginning with the first payroll period thereafter, and may not be resumed until he/she becomes an Active LTSP Participant pursuant to Article 3.

(c)	All suspensions of Pre-Tax and Post-Tax Contributions shall be indefinite in duration and a Participant shall not be permitted to make up such suspended Contributions.

(d)	An Active LTSP Participant who has elected to suspend all of his/her Pre-Tax Contributions and/or Post-Tax Contributions shall be eligible to resume making such Contributions as of the first payroll period next following receipt and processing of a new Compensation Deferral Agreement or Payroll Deduction Agreement (as applicable) by the Administrator.

4.7	Remittance of Contributions

It is the Company’s intent to remit Contributions to the Trustee as soon as practical after the close of the payroll period for which they are attributable. In no event, however, will Contributions that are attributable to deductions from the Participant’s Eligible Compensation be remitted to the Trustee later than as required by the applicable statute and regulations. In no event will Employer Matched Contributions and Employer SDRP Contributions be remitted to the Trustee later than ninety (90) days following the close of the month in which they are granted.

4.8	Return of Contributions

Except as provided in Section 15.2, in Section 6.15 regarding forfeitures, and in this Section 4.8, the assets of the Plan shall never revert to or be used by the Employer. Contributions made by the Employer to the Trust by reason of a mistake of fact may be returned to the Employer within one year after the payment of the contribution. Furthermore, contributions made by the Employer to the Trust are conditioned upon the deductibility of the contribution under Code Section 404 and, to the extent the deduction is disallowed, may be returned to the Employer within one year after disallowance of the deduction. Any amount returned to the Employer by reason of this Section 4.8 shall not include earnings attributable thereto and shall be reduced by any losses attributable thereto.

4.9	Section 401(k) Safe Harbor Contributions

(a)

Precedence of Safe Harbor Provisions. Effective for Plan Years beginning on or after January 1, 2009, this Section 4.9 provides for “Safe Harbor” contributions that are deemed to satisfy the nondiscrimination requirements in accordance with Code Sections 401(k)(12) and 401(m)(11) for the Plan Year (respectively, the “ADP Test Safe Harbor” and the “ACP Test Safe Harbor”). To the extent that any other provision of the Plan is inconsistent with the Safe Harbor provisions of this Section 4.9, the provisions of this Section shall govern. Therefore, subject to the termination and amendment provisions of subsection (e), effective for Plan Years beginning on or after January 1, 2009, the provisions relating to the Actual Deferral Percentage test of Code Section 401(k)(3) (as described in Section 5.1 of the Plan), or the Actual Contribution Percentage test of Code Section 401(m)(2) (as described in Section 5.2 of the Plan) shall not apply to any Pre-Tax Contributions (as described in Section 4.1), to the ADP Test Safe Harbor Employer Matched Contribution (as described in Section 4.9(b)), or to any ACP Test Safe Harbor Employer Matched Contribution (as described in Section 4.9(c). Notwithstanding the foregoing, the Actual Contribution Percentage test of Code Section 401(m)(2) (as described in Section 5.2) shall continue to apply to Post-Tax Contributions and to any Employer Matched Contributions provided herein that do not satisfy the ACP Test Safe Harbor requirements of Section 4.9(c). In addition, other than the requirements of the Actual Deferral Percentage and Actual Contribution Percentage tests of Code Sections 401(k)(3) and 401(m)(2), the provisions of this Plan that reflect the general requirements that apply to “cash or deferred arrangements” and Employer Matched Contributions under Code Section 401(k) and 401(m), respectively, and the regulations thereunder, shall continue to apply as appropriate.

(b)	The ADP Test Safe Harbor. The Actual Deferral Percentage test of Code Section 401(k)(3) and Section 5.1 of the Plan shall be deemed satisfied in any Plan Year if this Plan satisfies the ADP Test Safe Harbor requirements of this subsection (b) for the Plan Year by: contributing Employer Matched Contributions that satisfy the ADP Test Safe Harbor Employer Matched Contribution requirements as provided in subsections (b)(i) and (ii); satisfying the notice requirement in accordance with subsection (b)(iii); satisfying the Plan Year requirements of subsection (d); and satisfying any additional rules of subsection (e), as applicable.

(i)

The ADP Test Safe Harbor Employer Matched Contribution. Effective January 1, 2009, the Employer shall contribute for the Plan Year an ADP Test Safe Harbor Employer Matched Contribution to the Plan on behalf of each Active LTSP Participant equal to one hundred percent (100%) of the Active LTSP Participant’s Pre-Tax Contributions (including Catch-Up Contributions) and/or Post-Tax Contributions that do not exceed six percent (6%) of Compensation for the Plan Year. For purposes of determining the amount of ADP Test Safe Harbor Employer Matched Contributions to be allocated to each Active LTSP Participant for a particular payroll period, only Pre-Tax Contributions (including Catch-Up Contributions) and Post-Tax Contributions attributable to such payroll period, both of which in the aggregate do not exceed six percent (6%) of Eligible Compensation for such payroll period, will be taken into consideration. The ADP Test Safe Harbor Employer Matched

Contribution will first be attributable to Pre-Tax Contributions (including Catch-Up Contributions), if any, and then to Post-Tax Contributions, if any. Notwithstanding the foregoing, the ADP Test Safe Harbor Employer Matched Contribution for any Active LTSP Participant who is a Highly Compensated Employee (as defined in Section 2.40 of the Plan) for that Plan Year shall not, in any event, exceed twelve thousand dollars ($12,000). The ADP Test Safe Harbor Employer Matched Contribution described in this Section 4.9(b)(i) is intended by the Employer to be an “enhanced matching formula” defined in Treas. Reg. § 1.401(k)-3(c)(3) that satisfies the ADP Test Safe Harbor provisions of Code Section 401(k)(12) and satisfies the limitation on Safe Harbor matching contributions under Code Section 401(m)(11)(B).

(ii)	Restrictions Applicable to the ADP Test Safe Harbor Matching Contribution.

(A)	Forfeitures and Distributions. The Participant’s Account derived from ADP Test Safe Harbor Employer Matched Contributions shall be nonforfeitable and may not be distributed earlier than Severance from Employment, death, disability, an event described in Code Section 401(k)(10), or the attainment of age fifty-nine and one-half (59-1/2). Hardship distributions of ADP Test Safe Harbor Employer Matched Contributions are not permitted.

(B)	Restrictions on Relative Amounts of Contributions. The ADP Test Safe Harbor requirement of this subsection (b) is not satisfied if the ratio of ADP Test Safe Harbor Employer Matched Contributions made on account of a Highly Compensated Employee’s Pre-Tax Contributions under the Plan for a Plan Year to Pre-Tax Contributions (expressed as a percentage of his/her Eligible Compensation) is greater than the ratio of ADP Test Safe Harbor Employer Matched Contributions to Pre-Tax Contributions that would apply with respect to any eligible Non-Highly Compensated Employee with Pre-Tax Contributions at the same ratio of Eligible Compensation. In addition, to be qualified as an “enhanced matching contribution,” the rate of ADP Test Safe Harbor Employer Matched Contributions made on behalf of an Active LTSP Participant under the Plan for a Plan Year to the Active LTSP Participant’s Pre-Tax Contributions may not increase as the amount of an Active LTSP Participant’s Pre-Tax Contributions increases. For purposes of determining this ratio, Pre-Tax Contributions shall include Catch-Up Contributions.

(C)	Frequency of Allocation of Safe Harbor Employer Matched Contributions. The ADP Test Safe Harbor requirements of this subsection (b) will not fail to be satisfied merely because the Plan provides that the ADP Test Safe Harbor Employer Matched Contributions will be made separately with respect to each payroll period (or with respect to all payroll periods ending with or within each month or quarter of a Plan Year) taken into account under the Plan for the Plan Year, provided that ADP Test Safe Harbor Employer Matched Contributions with respect to any Pre-Tax Contributions made during a Plan Year quarter are contributed to the Plan by the last day of the immediately following Plan Year quarter.

(iii)	Safe Harbor Notice Requirement. Except as otherwise provided herein, at least thirty (30) days but not more than ninety (90) days before the beginning of each Plan Year during which this Section 4.9 is in force, the Employer will provide each Active LTSP Participant a Safe Harbor notice that is sufficiently accurate and comprehensive to inform the Active LTSP Participant of his/her rights and obligations under the Plan, and that is written in a manner calculated to be understood by the average Active LTSP Participant. If an Eligible Employee becomes an Active LTSP Participant after the ninetieth (90th) day before the beginning of the Plan Year and does not receive the notice for that reason, the Safe Harbor notice must be provided no more than ninety (90) days before the Eligible Employee is eligible to become an Active LTSP Participant, but not later than the date he/she becomes eligible in accordance with Section 3.1.

(A)	Minimum Content Requirement. Subject to the exceptions provided in subsection (B), below relating to cross-references to the summary plan description, a Safe Harbor notice is not considered sufficiently accurate and comprehensive unless the notice accurately describes:

(1)	The ADP Test Safe Harbor Employer Matched Contribution formula (and/or an ACP Test Safe Harbor Employer Matched Contribution formula, if applicable) used under the Plan;

(2)	Any other contributions under the Plan or matched contributions to another plan on account of Pre-Tax Contributions and/or Post-Tax Contributions under the Plan (including the potential for any additional discretionary matched contributions) and the conditions under which such contributions are made;

(3)	The type and amount of Eligible Compensation that may be deferred under the Plan;

(4)	The procedures for making elections for Pre-Tax Contributions, including any administrative requirements that apply to such elections;

(5)	The periods available under the Plan for making or changing Pre-Tax Contributions elections;

(6)	Withdrawal and vesting provisions applicable to all contributions under the Plan; and

(7)	Information that makes it easy to obtain additional information about the Plan (including an additional copy of the summary plan description) such as telephone numbers, addresses and, if applicable, electronic addresses, of individuals or offices from whom employees can obtain such plan information.

(B)	Notwithstanding the foregoing, the Plan will not fail to satisfy the minimum content requirements merely because the notice contains cross-references to the relevant portions of the summary plan description in regards to information relating to any other contributions under the Plan (other than Safe Harbor contributions), but only in relation to information about another plan to which ADP Test or ACP Test Safe Harbor Contributions will be made, and the type and amount of Eligible Compensation that may be deferred under the Plan. However, the cross-referenced sections of the summary plan description must provide the same information that would be provided in accordance with the requirements listed in subsection (A), above, and the summary must have been provided (or is concurrently being provided) to Active LTSP Participants. All other information must be provided in the Safe Harbor notice, and may not be cross-referenced.

(c)

The ACP Test Safe Harbor. For purposes of this Section 4.9(c), the ADP Test Safe Harbor Employer Matched Contribution provided in accordance with Section 4.9(b)(i) shall be deemed to satisfy the ACP Test Safe Harbor of Code Section 401(m)(11) in addition to satisfying the ADP Test Safe Harbor of Code Section 401(k)(12), as described in Section 4.9(b). Therefore, the ACP Test Safe Harbor Employer Matched Contributions will be deemed to satisfy the Actual Contribution Percentage test of Code Section 401(m)(2), as described in Section 5.2 of the Plan. Notwithstanding the foregoing, any Post-Tax Contributions must continue to satisfy the Actual Contribution Percentage test of Code Section 401(m)(2), as described in Section 5.2 of the Plan.

(d)	Plan Year Requirement. Except as provided in Section 4.9(e), below (and in accordance with Treas. Reg. § 1.401(k)-3(e) and (f) and § 1.401(m)-3(f) and (g), incorporated by reference herein), with respect to the ADP Test Safe Harbor Contribution and the ACP Test Safe Harbor Contributions, as appropriate, the Plan will fail to satisfy the requirements of Code Section 401(k)(12) and Code Section 401(m)(11) for a Plan Year unless such Safe Harbor provisions are adopted before the first day of the Plan Year and remain in effect for an entire twelve (12) month Plan Year. However, if the Plan has a short Plan Year as a result of changing its Plan Year, the Plan will not fail to satisfy the requirements of this Plan Section 4.9 merely because the Plan Year has less than twelve (12) months, provided:

(i)	The Plan satisfied the ADP Test Safe Harbor and/or ACP Test Safe harbor requirements for the immediately preceding Plan Year; and

(ii)	The Plan satisfies the ADP Test Safe Harbor and/or ACP Test Safe Harbor requirements (determined without regard to Treas. Reg. § 1.401(k)-3(g) or § 1.401(m)-3(h) for the immediately following Plan Year (or for the immediately following twelve (12) months if the immediately following Plan Year is less than twelve (12) months).

In addition, a newly established plan (other than a successor plan within the meaning of Treas. Reg. § 1.401(k)-2(c)(2)(iii)) will not be treated as violating the requirements of this subsection (d) merely because the Plan Year is less than twelve (12) months, provided that the Plan Year is at least three (3) months long (or, in the case of a newly established Employer that establishes the Plan as soon as administratively feasible after the Employer comes into existence, a shorter period). Similarly, the Plan will not fail to satisfy the requirements of this subsection (d) for the first Plan Year in which Pre-Tax Contributions and/or Employer Matched Contributions are added to an existing profit sharing arrangement for the first time, provided the plan is not a successor plan; and the amendment providing for Pre-Tax Contributions (and/or Employer Matched Contributions), as appropriate, is made effective no later than three (3) months prior to the end of Plan Year.

(e)	Additional Rules.

(i)	Amendment and Termination.

(A)

Permissible Reduction or Suspension of ADP Test and/or ACP Test Safe Harbor Contributions. A Plan that provides for ADP Test or ACP Test Safe Harbor Employer Matched Contributions will not fail to satisfy the requirements of Code

Section 401(k)(3) or 401(m)(2) for a Plan Year merely because the Plan is amended during a Plan Year to reduce or suspend Safe Harbor Employer Matched Contributions on future Pre-Tax Contributions (and, if applicable, Post-Tax Contributions) provided that:

(1)	All Active LTSP Participants are provided the supplemental notice in accordance with the requirements provided in this subsection (A);

(2)	The reduction or suspension of Safe Harbor Employer Matched Contributions is effective no earlier than the later of thirty (30) days after Active LTSP Participants are provided the notice described above, and the date the amendment is adopted;

(3)	Active LTSP Participants are given a reasonable opportunity (including a reasonable period after receipt of the supplemental notice) prior to the reduction or suspension of Safe Harbor Employer Matched Contributions to change their Pre-Tax Contribution elections and, if applicable, their Post-Tax Contributions;

(4)	The Plan is amended to provide that the ADP test (and, if applicable, the ACP test) will be satisfied for the entire Plan Year in which the reduction or suspension occurs using the current year testing method described in Treas. Reg. § 1.401(k)-2(a)(2)(ii); and

(5)	The Plan satisfies the requirements of the ADP Test or ACP Test Safe Harbor Contributions (other than this subsection (e)) with respect to amounts deferred through the effective date of the amendment.

The requirement of a notice of suspension in according with this Section 4.9(e)(i)(A) is satisfied if each Active LTSP Participant is given a notice (in writing or such other form as prescribed by the Commissioner) that explains the consequences of the amendment which reduces or suspends the ADP Test Safe Harbor Employer Matched Contributions on future Pre-Tax Contributions and, if applicable, on future Post-Tax Contributions; the procedures for changing their Pre-Tax Contribution elections and, if applicable, their Post-Tax Contribution elections; and the effective date of the amendment.

(B)	Plan Termination and Final Plan Year. The Plan will not fail to satisfy the ADP Test or ACP Test Safe Harbor Test requirements of Code Sections 401(k)(12) or 401(m)(11) if the Plan Year is less than twelve (12) months due to the termination of the Plan if subsection (1) or subsection (2) is satisfied:

(1)	Acquisition/Disposition or Substantial Business Hardship. If the termination of the Plan is on account of an acquisition or disposition transaction described in Code Section 410(b)(6)(C), or if the termination is on account of the Employer’s substantial business hardship within the meaning of Code Section 412(d), the Plan remains an ADP Test Safe Harbor and/or ACP Test Safe Harbor Plan provided that the Employer satisfies Code Sections 401(k)(12) and/or Code Section 401(m)(11) through the effective date of the Plan termination.

(2)	Other Termination. If the Employer terminates the Plan for any reason other than as described in subsection (I), above, the Employer must conduct the termination under the provisions of subsection (e)(i)(A), (treating the termination as a reduction or elimination in Safe Harbor Contributions), above, except that the Employer need not provide Participants with the right to change their cash or deferred elections.

(ii)	Contributions Taken into Account. An ADP Test or ACP Test Safe Harbor Contribution is taken into account for purposes of this Section 4.9 for a Plan Year if and only if the contribution would be taken into account for such Plan Year under the rules of Treas. Reg. § 1.401(k)-2(a) or § 1.401(m)-2(a). Thus, for example, a Safe Harbor Employer Matched Contribution must be made within twelve (12) months of the end of the Plan Year. Similarly, a Pre-Tax Contribution that would be taken into account for a Plan Year under Treas. Reg. § 1.401(k)-2(a)(4)(i)(B)(2) must be taken into account for such Plan Year for purposes of this Section 4.9, even if the Eligible Compensation would have been received after the close of the Plan Year.

(iii)

Early Participation Rules. Code Section 401(k)(3)(F) and Treas. Reg. § 1.401(k)-2(a)(1)(iii)(A), which provide an alternative nondiscrimination rule for certain plans that provide for early participation, do not apply for purposes of Code Sections 401(k)(12) and 401(m)(11). Thus, the Plan is not treated as satisfying the Safe Harbor rules of this Section 4.9 with respect to the Active LTSP Participants who have not completed the minimum age and service requirements of Code Section 410(a)(1)(A) unless the Plan satisfies the Safe Harbor rules of this Section 4.9 with respect to such Active LTSP Participants. However, a Plan is permitted to apply the minimum coverage rules of Code Section 410(b)(4)(B) to treat the Plan as two separate plans for purposes of Code Section 410(b) and apply the Safe Harbor requirements of this Section 4.9 to one plan and apply the requirements of Treas. Reg. § 1.401(k)-2 to the other plan.

(iv)	Contributions Used Only Once. ADP Test or ACP Test Safe Harbor Matching or Safe Harbor Non-elective Contributions cannot be used to satisfy the requirements of this Section 4.9 with respect to more than one plan.

(v)	Catch-Up Contributions. In addition to the foregoing, if the Plan provides for ADP Test Safe Harbor Employer Matched Contributions and/or ACP Test Safe Harbor Employer Matched Contributions, then Catch-Up Contributions (as defined in Code Section 414(v)) will be taken into account in applying such contributions under the Plan.

(f)	Definitions. For purposes of the ADP Test and ACP Test Safe Harbor requirements of this Section 4.9, terms not otherwise defined in the Plan shall have the following meanings:

(i)	“ACP Test Safe Harbor” is the Safe Harbor method of Code Section 401(m)(11) described in Section 4.9(c) of the Plan for satisfying the Actual Contribution Percentage test of Code Section 401(m)(2).

(ii)	“ACP Test Safe Harbor Employer Matched Contributions” are Employer Matched Contributions described in Sections 4.9(c).

(iii)	“Active LTSP Participant” shall have the same meaning as provided under Section 2.2 of the Plan, and shall mean a Covered Employee who is eligible, according to Article 3, to make Pre-Tax Contributions (including Catch-Up Contributions) and/or Post-Tax Contributions under the Plan for any part of the Plan Year, or who would be eligible to make such contributions but for a voluntary suspension of contributions, or due to the imposition of statutory limitations, such as Code Sections 402(g) and 415.”

(iv)	“ADP Test Safe Harbor” is the Safe Harbor method of Code Section 401(k)(12) described in Section 4.9(b) of the Plan for satisfying the Actual Deferral Percentage test of Code Section 401(k)(3).

(v)	“ADP Test Safe Harbor Employer Matched Contributions” are the Employer Matched Contributions described in Section 4.9(b)(i).

(vi)	“Covered Employee” shall have the same meaning as provided under Section 2.19 of the Plan, and shall mean an Employee who is eligible to be an Active LTSP Participant according to Article 3.

(vii)	“Eligible Compensation” shall have the same meaning as defined in Section 2.23 of the Plan.

ARTICLE 5

MAXIMUM CONTRIBUTIONS

5.1	Limitations on Pre-Tax Contributions

The Actual Deferral Percentage test limitations on Pre-Tax Contributions as provided in this Section 5.1 shall apply to Pre-Tax Contributions contributed for Plan Years beginning prior to January 1, 2009. Effective for Plan Years beginning on or after January 1, 2009, the Actual Deferral Percentage test shall be superseded by Section 4.9, providing for ADP Test Safe Harbor Contributions.

(a)	For purposes of determining the maximum Pre-Tax Contribution, contributions by the Employer designated as Pre-Tax Contributions shall be expressed as a ratio of Eligible Compensation for each Participant and each Covered Employee who is eligible to be, but who is not, a Participant.

(b)	Except as otherwise provided herein, the individual deferral ratio and the Actual Deferral Percentage for each Participant, Covered Employee, and group of Participants or Covered Employees for the Plan Year shall be determined in accordance with Code Section 401(k) and the regulations thereunder, including, but not limited to, the aggregation/disaggregation rules of Treas. Reg. § 1.401(k)-1(b)(4), the testing rules of Treas. Reg. § 1.401(k)-2, and the definitions provided by Treas. Reg. § 1.401(k)-6, which such regulations are hereby incorporated herein

The Actual Deferral Percentage for eligible Highly Compensated Employees for a Plan Year shall be the average of the ratios of the eligible Highly Compensated Employees for that Plan Year. This will be compared to the Actual Deferral Percentage for the Non-highly Compensated Employees for the prior Plan Year, which will be the average of the ratios of the eligible Non-highly Compensated Employees for the prior Plan Year. The Actual Deferral Percentage for any Plan Year for eligible Highly Compensated Employees shall not exceed the greater of either (i) or (ii) below:

(i)	One hundred and twenty-five percent (125%) of the Actual Deferral Percentage of the eligible Non-highly Compensated Employees for the prior Plan Year, or

(ii)	The lesser of the amounts determined under (A) or (B) following (or such other amount as may be prescribed in applicable regulations under the Code to prevent multiple use of the alternative limitation set forth in this clause (ii)):

(A)	Two hundred percent (200%) of the Actual Deferral Percentage of eligible Non-highly Compensated Employees for the prior Plan Year, or

(B)	The Actual Deferral Percentage of the eligible Non-highly Compensated Employees for the prior Plan Year plus two percentage points (2%).

Notwithstanding any other provision of this Plan, the Pre-Tax Contributions shall be limited to the extent necessary to meet this test. Further, any adjustments to the Actual Deferral Percentage for Non-highly Compensated Employees for the prior Plan Year shall be made in accordance with Notice 98-1 and any superseding guidance.

(c)	Procedure to Limit Pre-Tax Contributions

(i)	Prior to the End of the Plan Year

The Administrator may determine prior to the end of the Plan Year whether there is a reasonable expectation that the Actual Deferral Percentage results satisfy the test contained in Section 5.1(b).

In the event that the test described in Section 5.1(b) will not be satisfied, the following procedure will be followed:

(A)	The future Pre-Tax Contributions, previously authorized, for each Highly Compensated Employee whose Pre-Tax Contributions are at the highest dollar amount shall be reduced by a uniform amount, not to exceed one dollar ($1.00) such that the Actual Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.1(b). If the test is still not satisfied after the adjustments in the immediately preceding sentence have been made, then similar adjustments shall be made to the Pre-Tax Contributions for each Highly Compensated Active Participant whose Pre-Tax Contributions are at the next highest dollar amount until such time as the Actual Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.1(b). The process shall continue until such time as a test in Section 5.1(b) is satisfied, or the reduction has eliminated all future contributions.

(B)	Any such reduction of future, previously authorized Pre-Tax Contributions shall remain in force until the January 1 immediately following.

(C)	The amount resulting from a reduction in a Participant’s future Pre-Tax Contribution in Section 5.1(c)(i)(B) shall be treated as taxable income to the Employee for the month in which the reduction occurs and subsequent months through the end of the Plan Year. The Employer shall withhold those taxes required by law on such increase in taxable income.

(ii)	Subsequent to End of Plan Year

(A)	If it is determined subsequent to the end of the Plan Year that the test in Section 5.1(b) has not been met, the Excess ADP Contributions and the income allocable thereto for the Highly Compensated Employees must be calculated.

(1)	Determination of Aggregate Amount of Excess

“Excess ADP Contributions” shall determined according to Code Section 401(k)(8)(B), and shall equal, with respect to any Plan Year, the total excess of (I) the aggregate amount of Pre–Tax Contributions (including any Employer contributions actually taken into account in computing the Actual Deferral Percentage) of Highly Compensated Employees for such Plan Year, over (II) the maximum aggregate amount of such contributions permitted by the Actual Deferral Percentage test of Section 5.1(b), which such maximum aggregate amount shall be based on the aggregate amount by which Pre–Tax Contributions (including any Employer contributions taken into account for the Actual Deferral Percentage test) must be reduced to equal the highest permitted individual ratio included in the Actual Deferral Percentage for Highly Compensated Employees. To calculate the highest permitted individual ratio, the ratio of the Highly Compensated Employee with the highest such ratio is hypothetically reduced by the amount required to equal the next highest ratio. This hypothetical percentage leveling process of each individual ratio shall be repeated until the reduced aggregated ratios for all Highly Compensated Employees satisfies the Actual Deferral Percentage test of Section 5.1(b). The highest individual ratio remaining after the hypothetical percentage leveling process is equal to the highest permitted ratio for purposes of determining the total Excess ADP Contributions.

(2)	Allocation of Excess Amount to Individuals

After determining the total amount of Excess ADP Contributions, such total Excess shall be allocated (to determine the corrective distribution amount for each individual) by reducing the Highly Compensated Employee with the largest dollar amount of Pre–Tax Contributions (including Employer contributions taken into account for the Actual Deferral Percentage test) for the year in which the Excess arose until the first to occur of (I) the amount distributed equals the total Excess ADP Contributions, or (II) the total dollar contributions of such Highly Compensated Employee equals the total dollar contributions of the Highly Compensated Employee with the next largest dollar amount of Pre–Tax Contributions (including Employer contributions taken into account for the Actual Deferral Percentage test) for the year in which the Excess arose. This dollar amount leveling method shall continue in descending order of the next largest dollar amount until the total amount of Excess ADP Contributions (determined under this paragraph (2)) has been allocated. For purposes of the preceding sentence, the “largest dollar amount” is determined after distribution of any Excess Deferrals according to Section 5.1(d).

(3)	Designation and Distribution of Excess

Notwithstanding any contrary provision of the Plan, such Excess ADP Contributions (and the income determined according to paragraph (4), below) are to be designated as such by the Company and must be distributed to the appropriate Highly Compensated Employee (as determined according to paragraph (2), above) within twelve months of the close of the Plan Year, reduced by Excess Deferrals previously distributed, if any. Notwithstanding the foregoing, if such Excess ADP Contributions are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to such amounts. Any Employer Matched Contributions relating to such Excess ADP Contributions shall be considered to have been made in respect of the Highly Compensated Employee’s Post-Tax Contributions to the extent possible, and otherwise shall be forfeited and applied in accordance with Section 6.15.

Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2002, with respect to Participants eligible to make Catch-up Contributions, as an alternative to distribution as provided by this subsection, Excess ADP Contributions may be recharacterized as Catch-Up Contributions in accordance with Treas. Reg. 1.414(v)-1(b)(1)(iii), up to the applicable annual Catch-up Contribution limit provided by Treas. Reg. 1.414(v)-1(c) (as adjusted). In addition, effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to Excess ADP Contributions shall be distributed if vested, and forfeited if non-vested. If forfeited, such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan Year, such forfeitures shall be allocated after all other forfeitures under the Plan to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

(4)	Calculation of Income for Plan Year

The determination of allocable income to Excess ADP Contributions for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Pre-Tax Contributions by a fraction, the numerator of which is the Excess ADP Contribution for the Highly Compensated Employee for the Plan Year and the denominator of which is the sum of (i) such Employee’s total Pre-Tax Contribution Account balance as of the beginning of the Plan Year, plus (ii) such Employee’s Pre-Tax Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed.

(d)	Maximum Deferral

(i)	Effective for Plan Years beginning on and after January 1, 2002, the maximum annual amount of any Participant’s Pre-Tax Contributions (including elective deferrals made under any other qualified plan maintained by the Employer during any taxable year), shall be the applicable dollar limitation provided by Code Section 402(g)(1) as in effect for that taxable year or, effective for taxable years beginning after December 31, 2006, as adjusted according to Code Section 402(g)(4), except to the extent permitted under Section 4.1(b), describing the availability of Catch-Up Contributions as defined under Code Section 414(v).

(ii) (A)	If the maximum deferral set forth in Section 5.1(d)(i) above is exceeded for a Non-highly Compensated Employee, such amount may not be considered when performing the test in Section 5.1(b).

(B)	If a Highly Compensated Employee has an Excess Deferral, regardless of distribution after the close of the Plan Year as set forth in (v) below, it must be taken into account in the performance of the test in Section 5.1(b).

(iii)	Corrective Distribution During Plan Year

If there has been an Excess Deferral, a corrective distribution may be made to the Employee during the Plan Year if:

(A)	The Employee requests such distribution and designates in writing the distribution as an Excess Deferral, and

(B)	The correcting distribution is made after the Plan received the amount of the Excess Deferral, and

(C)	The Plan designates in writing the distribution as a distribution of an Excess Deferral.

For purposes of the foregoing, the Participant shall be deemed to have requested a corrective distribution if there is an excess based on contributions to this Plan.

(D)	Calculation of Income During Plan Year

The income allocable to the Excess Deferral is to be distributed with the Excess Deferral. The determination of allocable income during the Plan Year is made by multiplying the income allocable to Pre-Tax Contributions for the period from the beginning of the Plan Year to the date on which the distribution is made by a fraction, the numerator of which is the amount of Excess Deferral made by the Employee for the Plan Year, and the denominator of which is the sum of (i) such Employee’s total Pre-Tax Contribution Account balance as of the beginning of the Plan Year plus (ii) such Employee’s Pre-Tax Contributions for such Plan Year through the date of distribution.

(iv)	Corrective Distribution After the End of the Plan Year

(A)	If the Employee notifies the Plan of the amount of Excess Deferrals not later than March 15 following the close of the Plan Year, then not later than April 15 following the close of the Plan Year, the Plan may distribute the Excess Deferrals and any income allocable to such amount (as determined according to paragraph (B), below). Notwithstanding the foregoing, Excess Deferrals with respect to any Employee may be determined by the Plan apart from any Employee notice, and such determination may be made solely in reference to contributions made to this Plan.

(B)	Calculation of Income for the Plan Year

The determination of allocable income for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Pre-Tax Contributions by a fraction, the numerator of which is the amount of Excess Deferrals made by the Employee in the Plan Year, and the denominator of which is the sum of (i) such Employee’s total Pre-Tax Contribution Account balance as of the beginning of the Plan Year, plus (ii) such Employee’s Pre-Tax Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed.

Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to Excess Deferrals shall be distributed if vested, and forfeited if non-vested. If forfeited, such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan Year, such forfeitures shall be allocated after all other forfeitures under the Plan to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

(v)	No corrective distribution of Excess Deferrals will be permitted after the April 15 following the close of the Plan Year for which there was a Pre-Tax Contribution.

(vi)	Any Excess Deferral remaining in the Plan shall be subject to the Pre-Tax Contribution withdrawal restrictions found in Section 9.1 and shall be includible in the Employee’s gross income when distributed from the Plan.

(e)	A Participant’s Pre-Tax Contributions may also be limited under Article 15.

5.2	Limitations on Post-Tax Contributions and Employer Matched Contributions

The Actual Contribution Percentage test provided in this Section 5.2 shall apply to Employer Matched Contributions and Post-Tax Contributions contributed prior to January 1, 2009. Effective for Plan Years beginning on or after January 1, 2009, the Actual Contribution Percentage test shall be superseded by the Safe Harbor requirements of Section 4.9 with respect to ACP Test Safe Harbor Contributions. However, the Actual Contribution Percentage test shall continue to apply to all Post-Tax Contributions.

(a)

For purposes of determining the maximum Post-Tax Contribution and Employer Matched Contribution, a Contribution Deferral Percentage shall be determined for each Participant and each Employee who is eligible to be, but who is not, a Participant. The “Contribution Deferral Percentage” shall mean the individual ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s Compensation for the Plan Year. “Compensation” shall equal Compensation as defined under Section 2.16 of the Plan. The “Contribution Percentage Amounts” shall mean the sum of Post-Tax Contributions, Employer Matched Contributions, and Qualified Matching Contributions (to the extent not taken into account for purposes of the Actual Deferral Percentage test) made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Employer Matched Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Deferrals, Excess Contributions, or Excess Aggregate Contributions.

(b)	The Contribution Deferral Percentage for each Participant and Covered Employee shall be determined in accordance with Code Section 401(m) and the regulations thereunder. The Contribution Deferral Percentage for eligible Highly Compensated Employees for a Plan Year shall be the average of the ratios of the eligible Highly Compensated Employees for that Plan Year. This will be compared to the Contribution Deferral Percentage for the Non-highly Compensated Employees for the prior Plan Year, which will be the average of the ratios of the eligible Non-highly Compensated Employees for the prior Plan Year.

(c)	The Contribution Deferral Percentage for any Plan Year for eligible Highly Compensated Employees shall not exceed the greater of either (i) or (ii) below:

(i)	One hundred and twenty-five percent (125%) of the Contribution Deferral Percentage of the eligible Non-highly Compensated Employees for the prior Plan Year, or

(ii)	The lesser of the amounts determined under (A) or (B) following (or such other amount as may be prescribed in applicable regulations under the Code to prevent multiple use of the alternative limitation set forth in this clause (ii)):

(A)	Two hundred percent (200%) of the Contribution Deferral Percentage of eligible Non-highly Compensated Employees for the prior Plan Year, or

(B)	The Contribution Deferral Percentage of the eligible Non-highly Compensated Employees for the prior Plan Year plus two percentage points (2%).

Any adjustments to the Contribution Deferral Percentage for Non-highly Compensated Employees for the prior Plan Year shall be made in accordance with Notice 98-1 and any superseding guidance.

Except as otherwise provided herein, the individual contribution ratio for each Participant or Covered Employee, and the Actual Contribution Percentage for each group of Participants or Covered Employees for the Plan Year shall be determined in accordance with Code Section 401(m) and the regulations thereunder, including, but not limited to, the aggregation/disaggregation rules of Treas. Reg. § 1.401(m)-1(b)(4), the testing rules of Treas. Reg. § 1.401(m)-2, the limits on disproportionate matching rates provided by Treas. Reg. § 1.401(m)-2(a)(4) and the definitions provided by Treas. Reg. § 1.401(k)-5, which such regulations are hereby incorporated herein.

(d)	Procedure to Limit Post-Tax and Employer Matched Contribution

(i)	Prior to the End of the Plan Year

The Administrator may determine prior to the end of the Plan Year whether there is a reasonable expectation that the Contribution Deferral Percentage results satisfy either of the tests contained in Section 5.2(c). In the event that neither of the tests described in Section 5.2 will be satisfied, the following procedure will be followed:

(A)	The future unmatched Post-Tax Contributions, previously authorized, for each Highly Compensated Employee whose unmatched Post-Tax Contributions are at the highest dollar amount shall be reduced by a uniform amount, not to exceed one dollar ($1.00) such that the Contribution Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.2(c). If a test in Section 5.2(c) is still not satisfied after the adjustments in the immediately preceding sentence have been made, then similar adjustments shall be made to the unmatched Post-Tax Contributions for each Highly Compensated Active Participant whose unmatched Post-Tax Contributions are at the next highest dollar amount until such time as the Contribution Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.2(c). This process shall continue until one of the tests is satisfied, or there are no further unmatched Post-Tax Contributions to reduce, or the Contribution Deferral Percentage would be reduced below the highest level attributable to a Highly Compensated Employee.

(B)

In the event that none of the tests described in Section 5.2(c) will be satisfied under (A) above, the future matched Post-Tax Contributions and the Employer Matched Contributions attributable to them for each Highly Compensated Employee whose matched Post-Tax Contributions and Employer Matched Contributions attributable to them are at the highest dollar amount shall be reduced by a uniforms amount, not to exceed one dollar ($1.00), such that the Contribution Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.2(c). If a test in Section 5.2(c) is still not satisfied after the adjustments in the immediately preceding sentence have been made, then similar adjustments shall be made to the matched Post-Tax Contributions and attributable Employer Matched Contributions for each Highly Compensated Active

Participant whose matched Post-Tax Contributions and Employer Matched Contributions attributable to them are at the next highest dollar amount until such time as the Contribution Deferral Percentage for the Highly Compensated Employees will satisfy a test in Section 5.2(c). This process shall continue until such time as a test in Section 5.2(c) is satisfied.

(C)	Any such reduction of future Post-Tax Contributions or Employer Matched Contributions shall remain in force until the January 1 immediately following.

(D)	The amount resulting from a reduction in an Active Participant’s future Post-Tax Contribution in Section 5.2 will not be considered a Contribution and no future Employer Matched Contributions will be made relating to such.

(ii)	Subsequent to the End of the Plan Year

(A)	If it is determined subsequent to the end of the Plan Year that the tests in Section 5.2(c) have not been met, the Excess Aggregate Contributions and the income allocable thereto for the Highly Compensated Employees must be calculated.

(1)

Determination of Aggregate Amount of Excess. “Excess Aggregate Contributions” shall determined according to Code Section 401(m)(6)(B), and shall equal, with respect to any Plan Year, the total excess of (I) the aggregate amount of Contribution Deferral Percentage amounts actually taken into account in computing the Contribution Deferral Percentage of Highly Compensated Employees for such Plan Year, over (II) the maximum aggregate amount of such contributions permitted by the Contribution Deferral Percentage test of Section 5.2(c), which such maximum aggregate amount shall be based on the aggregate amount by which contributions taken into account for the Contribution Deferral Percentage test must be reduced to equal the highest permitted individual ratio included in the Contribution Deferral Percentage for Highly Compensated Employees. To calculate the highest permitted individual ratio, the ratio of the Highly Compensated Employee with the highest such ratio is hypothetically reduced by the amount required to equal the next highest individual ratio. This hypothetical percentage leveling process of each individual ratio shall be repeated until the reduced aggregated ratios for all Highly Compensated Employees satisfies the Contribution Deferral Percentage test of Section 5.2(c). The highest individual ratio remaining after the hypothetical percentage leveling process is the highest permitted ratio for purposes of determining the total Excess Aggregate Contributions.

(2)	Allocation of Excess to Individuals. After determining the total amount of Excess Aggregate Contributions, such total Excess shall be allocated (to determine the corrective distribution amount for each individual) by reducing the Highly Compensated Employee with the largest dollar amount of contributions taken into account for the Contribution Deferral Percentage test for the year in which the Excess arose until the first to occur of (I) the amount distributed equals the total Excess Aggregate Contributions, or (II) the total dollar contributions of such Highly Compensated Employee equals the total dollar contributions of the Highly Compensated Employee with the next largest dollar amount of contributions taken into account for the Contribution Deferral Percentage test for the year in which the Excess arose. This dollar amount leveling method shall continue in descending order of the next largest dollar amount until the total amount of Excess Aggregate Contributions (determined under this paragraph (2)) has been allocated. For purposes of the preceding sentence, the “largest dollar amount” is determined after distribution of any Excess ADP Contributions pursuant to Section 5.1(c)(ii)(A)(1) and Excess Deferrals according to Section 5.1(d).

(3)

Designation and Distribution of Excess. Such Excess Aggregate Contributions (and the income determined according to paragraph (4), below) are to be designated as such by the Company and to the extent consisting of Post-Tax Contributions, must be distributed to the appropriate Highly Compensated Employee (as determined according to paragraph (2), above) within twelve (12) months of the close of the Plan Year. Notwithstanding the foregoing, if such Excess Aggregate Contributions are distributed more than two and one-half (2-1/2) months after the last day of the Plan Year in which such excess amounts arose, a ten percent (10%) excise tax will be imposed on the Employer maintaining the Plan with respect to those amounts. Any distributed Excess Aggregate Contributions shall be treated as Annual Additions under the Plan. Further, to the extent such distributed amounts consist of Employer Matched Contributions, such amounts shall be forfeited and applied in accordance with Section 6.15.

Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January 1, 2006, any Employer Matched Contribution attributable to the Excess Deferrals that are distributed to a Participant shall be forfeited. Such forfeitures shall be applied to reduce Employer Matched Contributions and/or SDRP Contributions for the Plan Year in which such excess arose. However, to the extent the applicable forfeiture exceeds Employer Matched Contributions and SDRP Contributions for the Plan Year, or to the extent the Employer has already contributed for such Plan Year, such forfeitures shall be allocated, after all other forfeitures under the Plan, to the Employer Matched Contribution account of each Non-highly Compensated Employee who made Pre-Tax Contributions in the ratio that each such Participant’s Pre-Tax Contributions for the Plan Year bears to the total Pre-Tax Contributions of all such Participants for such Plan Year.

(4)

Calculation of Income for Plan Year. The income allocable to the Excess Aggregate Contribution must also be distributed within twelve months of the close of the Plan Year. The determination of allocable income for the Plan Year is made by multiplying the net gain (as set forth in Article 6) for the Plan Year allocable to Post-Tax Contributions and Employer Matched Contributions by a fraction, the numerator of which is the Excess Aggregate Contribution for the Highly Compensated Employee for the Plan Year and the denominator of which is the sum of (i) such Employee’s total Post-Tax Contribution Account balance plus Employer Matched Contribution Account balance as of the beginning of the Plan Year plus (ii) such Employee’s Post-Tax Contributions and Employer Matched Contributions for the Plan Year. Notwithstanding the foregoing to the contrary, effective for Plan Years beginning on or after January

1, 2006, income or loss allocable to the period between the end of the taxable year and seven (7) days prior to the date of distribution must be included in the distribution but only to the extent the Participant is or would be credited with allocable gains or losses on such excess for such period if the Account had been distributed.

(e)	A Participant’s Post-Tax and Employer Matched Contributions may also be limited under Article 15.

ARTICLE 6

ACCOUNTS

6.1	Accounts

The Administrator shall maintain in the name of each Participant or Former Participant such of the following Accounts as shall be applicable:

(a)	A Pre-Tax Contribution Account;

(b)	A Post-Tax Contribution Account;

(c)	An ADP Test Safe Harbor Employer Matched Contribution Account;

(d)	An Employer Matched Contribution Account;

(e)	An Employer SDRP Contribution Account;

(f)	A Former PAYSOP Account; and

(g)	A Former Employer Supplemental Contribution Account;

Such Accounts shall be administered in the manner hereinafter provided.

6.2	Accounts Represent Undivided Interests

The portion of balances standing to the credit of the Pre-Tax Contribution Account, the Post-Tax Contribution Account, the ADP Test Safe Harbor Employer Matched Contribution Account, the Employer Matched Contribution Account, the Employer SDRP Contribution Account, the Former PAYSOP Account, the Former Employer Supplemental Contribution Account, the Employer Forfeiture Account and the suspense account referred to in Section 6.14 that is invested in one of the Investment Funds shall represent an undivided interest in such fund.

6.3	Account Values

The value of an Account on any date shall be its value determined on the coinciding or immediately preceding Valuation Date plus any contributions and other amounts subsequently credited thereto, and less any distributions and other amounts subsequently charged thereto.

6.4	Valuation of Investment Funds

As of each Valuation Date, the Trustee shall compute the value of each investment Fund from which shall be determined the net gain and loss of such Fund since the immediately preceding Valuation Date.

The net gain or loss shall include any unrealized and realized profits or losses, and any dividends, interest, or other income and any expenses which are due or accrued, but shall not include contributions made by the Employer or a Participant and distributions made to a Participant, Former Participant or Beneficiary. The cost basis for shares of Company Stock purchased since the prior Valuation Date shall be the average cost per share; such average based on all purchase and sale prices in the Fund since the prior Valuation Date.

6.5	Allocation of Net Gain or Loss of Investment Funds to Accounts

(a)	As of each Valuation Date, the net gain or loss of each Investment Fund shall be allocated among the appropriate Accounts in proportion to the ratio of:

(i)	The value of the portion of each such Account that is, and has been continuously, invested in such Investment Fund as of the immediately preceding Valuation Date; to

(ii)	The aggregate of the amounts computed under clause (i) above for all Accounts that are invested in such Investment Fund as of such immediately preceding Valuation Date.

(b)	The Administrator may, however, adopt such procedures as it considers equitable to establish a proportionate crediting of the net gain or loss of the Investment Fund or Investment Funds for contributions made since the last Valuation Date.

(c)	In determining the value of the appropriate Accounts under Section 6.5 as of the immediately preceding Valuation Date, there shall be excluded any amounts forfeited in accordance with Section 8.3 since such date.

6.6	Basis of Valuation

In determining the value of any Investment Fund pursuant to the provisions of Section 6.4, the Trustee shall use the following values: securities listed on any nationally recognized securities exchange shall be valued at the closing price reported on any such exchange on the Valuation Date, or, if there were no sales on the Valuation Date, then at the quoted bid price on the Valuation Date. Securities not listed on a recognized stock exchange shall be valued at the quoted closing bid price on the Valuation Date. A unit of participation in a common trust fund maintained by the Trustee or a share in a mutual fund shall be valued at the unit value, or share price respectively, in effect on the Valuation Date. Securities with respect to which there were no available sale prices or bid prices on the Valuation Date, and any other investments, shall be valued at prices deemed by the Trustee to represent the fair market value thereof on the Valuation Date.

6.7	Administration of Pre-Tax Contribution Account

(a)	There shall be credited to the Pre-Tax Contribution Account of a Participant all Pre-Tax Contributions made pursuant to Section 4.1 and all Qualified Plan Rollover Contributions made pursuant to Section 17.12 on behalf of such Participant.

(b)	There shall be charged against such Account withdrawals by the Participant pursuant to Section 10.1 hereof.

6.8	Administration of Post-Tax Contribution Account

(a)	There shall be credited to the Post-Tax Contribution Account of a Participant all Post-Tax Contributions made by such Participant under this Plan.

(b)	There shall be charged against such Account withdrawals by the Participant in accordance with Section 10.2 hereof.

6.9	Administration of Employer Matched Contribution Account

(a)	There shall be credited to the Employer Matched Contribution Account of a Participant all Employer Matched Contributions made on behalf of such Participant under this Plan.

(b)	There shall be charged against such Account withdrawals by the Active Participant in accordance with Section 10.3 hereof.

6.10	Administration of Employer SDRP Contribution Account

There shall be credited to the Employer SDRP Contribution Account of a Participant all Employer SDRP Contributions made on behalf of such Participant under this Plan. No withdrawals or loans are permitted from such Account. Effective January 1, 2007, the Employer SDRP Contribution Account shall be divided into two sub-accounts. The first sub-account shall be known as the Pre-2007 Employer SDRP Contribution Sub-Account and shall contain all SDRP Contributions relating to Plan Years prior to 2007. The second sub-account shall be known as the Post-2006 Employer SDRP Contribution Sub-Account shall contain all SDRP Contributions relating to Plan Years after 2006.

6.11	Administration of ADP Test Safe Harbor Employer Matched Contribution Account

(a)	There shall be credited to the ADP Test Safe Harbor Employer Matched Contribution Account of an Active LTSP Participant all ADP Test Safe Harbor Employer Matched Contributions made on behalf of such Participant under this Plan.

(b)	There shall be charged against such Account any withdrawals by the Active LTSP Participant in accordance with Section 10.3 hereof.

6.12	Administration of Former PAYSOP Account

No further amounts shall be credited to the Former PAYSOP Account. Such Account shall consist of stock and funds of the Participant’s or Former Participant’s former PAYSOP and former Supplemental PAYSOP Account (as such contributions ceased, effective December 31,1987). No withdrawals or loans are permitted from such Account.

6.13	Administration of the Former Employer Supplemental Contribution Account

No amounts attributable to Plan Years after 1988 shall be credited to the Former Employer Supplemental Contribution Account of a Participant or Former Participant (as such provision ceased to be effective as of December 31, 1988). No withdrawals or loans are permitted from such Account.

6.14	Administration of the Suspense Account

(a)	Effective for Limitation Years prior to January 1, 2008, there shall be credited to a suspense account the amount of any Contributions, Employer Matched Contributions and Employer SDRP Contributions for a Participant which are in excess of the amount permitted under Article 15 hereof.

(b)	The balance in such suspense account at the close of such Plan Year shall be accounted for as follows:

(i)	The Post–Tax Contributions and then Pre–Tax Contributions (if an excess still exists) considered as excess under (a) above, including gains or less losses, shall be returned to the Participant before the end of the next Plan Year.

(ii)	All such other Contributions, Employer Matched Contributions and Employer SDRP Contributions that are considered as excess under (a) above shall remain credited to this suspense account and reallocated in the following Plan Year as Employer Matched Contributions and Employer SDRP Contributions for such Plan Year (and succeeding Plan Years if necessary).

The balance in the suspense account remaining after December 31, 2007, attributable to Excess Annual Additions arising prior to January 1, 2008, shall be reallocated in accordance with the foregoing procedures. Excess Annual Additions attributable to Limitation Years after December 31, 2007 shall be corrected in accordance with Section 15.2 of the Plan.

6.15	Administration of the Employer Forfeiture Account

(a)	There shall be credited to the Employer Forfeiture Account all funds creditable to such Account as provided in Section 8.3 hereof.

(b)	There shall be charged against such Account all amounts withdrawn from time to time and reallocated as Employer Matched Contributions or Employer SDRP Contributions.

6.16	Crediting of Contributions

Pre-Tax Contributions and Post-Tax Contributions shall be credited to the appropriate Account or Accounts of such Participants no later than the end of the quarter for which such contributions are attributable or as soon thereafter as administratively possible. Employer Matched Contributions and Employer SDRP Contributions made for the benefit of Participants with respect to a particular Plan Year shall be credited to the appropriate Accounts of such Participants no later than the end of the quarter for which such Contributions are attributable or as soon thereafter as administratively possible.

6.17	Employee Contribution Records

The Administrator shall maintain a Pre-Tax Contribution record in the name of each Participant or Former Participant, in which shall be entered in dollars and cents, the amount of each Pre-Tax Contribution made on behalf of such Participant; and a Post-Tax Contribution record in which shall be entered, in dollars and cents, the amount of each Post-Tax Contribution made by such Participant. Each such record shall at all times carry a current cumulative balance as of the preceding Valuation Date plus Contributions, distributions and withdrawals made in the interim since such Valuation Date.

6.18	Unit Accounting

The Administrator may, for administrative purposes, establish unit values for one or more Investment Funds or any portion thereof and maintain the Accounts setting forth each Participant’s interest in such Investment Fund (or any portion thereof) in terms of such units, all in accordance with such rules and procedures as the Administrator shall deem to be fair, equitable and administratively practicable. In the event that unit accounting is thus established for any Investment Fund (or any portion thereof) the value of a Participant’s interest in that Investment Fund (or any portion thereof) at any time shall be an amount equal to the then value of a unit in such Investment Fund (or any portion thereof) multiplied by the number of units then credited to the Participant.

ARTICLE 7

RETIREMENT, DISABILITY OR DEATH

7.1	Benefit at Retirement

Upon attaining his/her Normal Retirement Age hereunder, a Participant shall be one hundred percent (100%) vested in and eligible to receive upon separation from service the value of his/her Pre-Tax Contribution Account, Post-Tax Contribution Account, Employer Matched Contribution Account, Employer SDRP Contribution Account, Former PAYSOP Account, and Former Employer Supplemental Contribution Account in the manner provided in Article 9 hereof.

7.2	Disability Benefit

A Participant who is Disabled shall be one hundred percent (100%) vested in and eligible to receive the value of his/her Pre-Tax Contribution Account, Post-Tax Contribution Account, Employer Matched Contribution Account, Employer SDRP Contribution Account, Former PAYSOP Account, and Former Employer Supplemental Contribution Account in the manner provided in Article 9 hereof.

7.3	Death Benefit

Upon the death of a Participant, his/her Beneficiary shall be eligible to receive one hundred percent (100%) of the value of his/her Pre-Tax Contribution Account, Post-Tax Contribution Account, Employer Matched Contribution Account, Employer SDRP Contribution Account, Former PAYSOP Account, and Former Employer Supplemental Contribution Account in the manner provided in Article 9 hereof. Notwithstanding anything in the Plan to the contrary, as to each Participant for whom funds were transferred to an Employer SDRP Contribution Account as a result of the Merger, such Participant’s Beneficiary shall not be entitled to receive the value of such Participant’s Employer SDRP Contribution Account, unless such Beneficiary is named in a single written designation that expressly applies to both the Long-Term Savings Plan portion and the Self-Directed Retirement Plan portion of The Progressive 401(k) (formerly known as “The Progressive Retirement Security Program”). In the absence of such a designation, such Participant’s Employer SDRP Contribution Account shall be paid upon such Participant’s death to such Participant’s “Beneficiary” under and within the meaning of The Progressive Corporation Supplemental Retirement Plan, as in effect immediately prior to the Merger.

ARTICLE 8

VESTING AND TERMINATIONS

8.1	Vesting

A Participant is vested in his/her Accounts as follows:

(a)	Participant Accounts

Each Participant and Former Participant is one hundred percent (100%) vested in his/her Pre-Tax Contribution Account, Post-Tax Contribution Account, ADP Test Safe Harbor Employer Matched Contribution Account and Former PAYSOP Account. Such Accounts shall be administered in the manner hereinafter provided.

(b)	Employer Matched Contribution Account

(i)	Each Participant and Former Participant shall be vested in his/her Employer Matched Contribution Account in accordance with the following schedule:

Years of Service	Vested Percentage
Less than one	0%
One but less than two	25%
Two but less than three	50%
Three but less than four	75%
Four or more	100%

(ii)	Notwithstanding subsection (i) above, and due to the fact that class year vesting was eliminated effective December 31,1988, this transitional vesting section shall apply to any participant for whom it produces a greater vested benefit than subsection (i) above. A Participant’s vested benefit in his/her Employer Matched Contribution Account as of December 31,1988 will be frozen (for calculation purposes only) and the amount maintained separately. To calculate the vested percentage of a Participant’s Employer Matched Contribution Account, the frozen December 31,1988 balance will be added to the subsequent Employer Matched Contributions. This sum will be multiplied by the appropriate vested percentage corresponding to the Participant’s Years of Service as determined in (i) above. Effective January 1, 2009, the above vesting schedule provided in subsection (i), above, shall continue to apply to each Participant’s Employer Matched Contribution Account.

(c)	Former Employer Supplemental Contribution Account and Employer SDRP Contribution Account

(i)	Each Participant or Former Participant shall be fully vested in his/her Employer Supplemental Contribution Account.

(ii)	Effective January 1, 2007, each Participant or Former Participant shall be vested in his/her Employer SDRP Contribution Account in accordance with the following schedules:

(A)	as to such Participant’s or Former Participant’s Pre-2007 Employer SDRP Contribution Sub-Account (defined in Section 6.10):

Years of Service	Vested Percentage
Less than five	0%
Five or more	100%

(B)	as to such Participant’s or Former Participant’s Post-2006 Employer SDRP Contribution Sub-Account (defined in Section 6.10):

Years of Service	Vested Percentage
Less than three	0%
Three or more	100%

(d)	Special Vesting Provisions for Midland Employees

Effective June 30, 1998, and notwithstanding anything to the contrary set forth in the Addendum attached hereto entitled “Addendum to The Progressive 401(k) (“Plan”) Re: Former Participants Under The Midland Companies’ Employee Savings Plan” (the “Midland Addendum”), each Participant shall be fully vested in the balance of his/her Midland Matching Contribution Account, as defined in the Midland Addendum. (Prior to January 1, 2009, the Midland Addendum was entitled “Addendum to The Progressive Retirement Security Program (“Plan”) Re: Former Participants Under The Midland Companies’ Employee Savings Plan.”)

8.2	Termination of Employment

The final vesting status of a Participant who terminates his/her Employment for any reason other than Retirement, Disability or death shall be determined as of his/her Termination of Employment, taking into consideration the provisions of Section 11.1. Such Participant shall become a Former Participant and shall be eligible to receive the value of his/her Pre-Tax Contribution Account, Post-Tax Contribution Account, Former PAYSOP Account, and the vested portion of his/her Employer Matched Contribution Account, the vested portion of his/her

Employer SDRP Contribution Account and the vested portion of his/her Former Employer Supplemental Contribution Account as provided in Article 9 hereof.

8.3	Forfeitures

(a)	Effective prior to January 1, 2008, if a Former Participant who terminated Employment for reasons other than Retirement, Disability or death does not return to Employment during the Plan Year in which his/her Termination of Employment occurs, or if he/she dies after his/her Termination of Employment during that Plan Year, then the following provisions shall apply to the non-vested portion of his/her Employer Matched Contribution Account, Employer SDRP Contribution Account and Former Employer Supplemental Contribution Account:

(i)	If he/she is zero percent (0%) vested in his/her Employer SDRP Contribution Account and/or his/her Former Employer Supplemental Contribution Account, he/she shall be deemed to have received a distribution of zero dollars ($0.00) from such Employer SDRP Contribution Account, and/or Former Employer Supplemental Contribution Account, as the case may be, and the balance of such Accounts) shall be provisionally forfeited and such forfeiture shall be applied in accordance with Section 6.15 hereof.

(ii)	If he/she is less than one hundred percent (100%) vested in his/her Employer Matched Contribution Account, the non-vested portion of such Account shall be provisionally forfeited and such forfeiture shall be applied in accordance with Section 6.15 hereof as of the earlier of (i) the date he/she receives a distribution of the vested portion of such Account, (ii) the fifth anniversary of the date of his/her Termination of Employment or (iii) the date he/she dies.

(b)	Notwithstanding the foregoing subsection (a), effective on and after January 1, 2008, the following forfeiture provisions shall apply:

(i)	If a Former Participant who has an initial Employment date prior to January 1, 2008, terminates Employment for reasons other than Retirement, Disability or death and does not return to Employment by the end of the calendar quarter in which his/her Termination of Employment occurs (or if he/she dies after his/her Termination of Employment), the non-vested portion of the Participant’s Employer Matched Contribution Account, Employer SDRP Contributions Account and Former Employer Supplemental Contribution Account shall be provisionally forfeited. Such provisional forfeitures shall be applied in accordance with Section 6.15 hereof as of the end of the quarter in which the Participant terminates employment, and shall be reinstated according to Section 8.4.

(ii)	If a Former Participant who has an initial Employment date on or after January 1, 2008, terminates Employment for reasons other than Retirement, Disability or death and does not return to Employment by the end of the calendar quarter in which his/her Termination of Employment occurs (or if he/she dies after his/her Termination of Employment), the non-vested portion of the Participant’s Employer Matched Contribution Account or the Employer SDRP Contributions Account shall be provisionally forfeited. Such provisional forfeitures shall be applied in accordance with Section 6.15 hereof as of the end of the quarter in which the Participant terminates employment, and may be reinstated according to Section 8.4. However, any such provisional forfeitures shall become permanent, and such Former Participant’s forfeitures may not be reinstated according Section 8.4, as of the earliest to occur: (A) the end of the calendar quarter in which falls the anniversary of the end of fifth consecutive Period of Severance, or (B) the date of the Participant’s death.

In any event, effective for Plan Years beginning on or after January 1, 2006, a Participant’s Account attributable to the Participant’s own contributions that remain nonforfeitable at all times shall not be taken into account for purposes of the application of vesting percentages to determine the forfeitable portion of any Employer contributions. Further, for purposes of this Section 8.3, a Participant’s Account attributable to the Participant’s own contributions that remain nonforfeitable at all times shall be taken into account in determining whether the Participant has any vested interest in his/her Account for purposes of applying any rule of parity.

8.4	Reemployment

(a)	Effective for Participants who have an initial Employment date prior to January 1, 2008, if a Participant who ceased to be an Employee returns to active Employment as of any date, and regardless of the number of Periods of Severance, an amount equal to the value of the provisionally forfeited non-vested portion of his/her Employer Matched Contribution Account, Employer SDRP Contribution Account and Former Employer Supplemental Contribution Account, determined as of the end of the calendar quarter in which the Participant last ceased to be an Employee according to Section 8.3, will be reinstated by crediting such amounts to the Employee’s respective Employer Matched Contribution Account, Employer SDRP Contribution Account and Former Employer Supplemental Contribution Account. The amounts so reinstated will be made from any unapplied forfeitures then available under the Plan, provided, however, that if unapplied forfeitures are less than the amount to be reinstated, the Employer will make a supplemental contribution to eliminate such insufficiency.

(b)

Effective for Participants who have an initial Employment date on or after January 1, 2008, if such Participant ceased to be an Employee and returns to active Employment prior to (i) the end of the calendar quarter in which falls the anniversary of the end of fifth (5th) consecutive Period of Severance, or (ii) the date of the Participant’s death, an amount equal to the value of the provisionally forfeited non-vested portion of his/her Employer Matched Contribution Account and/or Employer SDRP Contribution Account, determined as of the end of the calendar quarter in which the Participant last ceased to be an Employee according to Section 8.3, will be reinstated by crediting such amounts to the Employee’s respective Employer Matched Contribution Account and/or Employer SDRP Contribution Account. The amounts so reinstated will be made from any unapplied forfeitures then available under the Plan, provided, however, that if unapplied forfeitures are less than the amount to be reinstated, the Employer will make a supplemental contribution to eliminate such insufficiency.

ARTICLE 9

PAYMENT OF BENEFITS

9.1	Application for Payment

Application for distribution of benefits under this Plan shall be made by a Participant or Former Participant (or other claimant) in accordance with Section 9.5 hereof and approved by the Administrator before payment commences.

9.2	Time of Payment

(a)	Distribution on Account of Retirement. Distribution of benefits to a Participant (or Former Participant) on account of Retirement shall be made as soon as practicable after the Valuation Date coincident with or next following his/her Retirement, unless otherwise elected by the Participant (or Former Participant) pursuant to Section 9.2(i).

(b)	Distribution on Account of Disability. Distribution of benefits to a Participant on account of Disability shall be made as soon as practicable after the Valuation Date coincident with or next following the Disabled Participant’s application pursuant to Section 9.1, unless otherwise elected by the Disabled Participant pursuant to Section 9.2(i).

(c)	Distribution at Required Beginning Date. Notwithstanding any provision of the Plan to the contrary, in no event will benefit payments to a Participant (or Former Participant) commence later than such Participant’s Required Beginning Date. The calculation of the amount of any minimum distribution and the time limits on such distributions shall be governed by the overriding provisions of Section 9.8. In the case of a Participant who had attained age seventy and one-half (70-1/2) on or after January 1, 1997, the Required Beginning Date shall mean the April 1 of the calendar year first following the calendar year determined as follows:

(i)	in the case of a Participant who is not a five-percent (5%) owner, the calendar year in which the later of retirement or attainment of age seventy and one-half (70-1/2) occurs; or

(ii)	in the case of a Participant who is a five-percent (5%) owner, the calendar year in which the Participant attains age seventy and one-half (70-1/2).

Notwithstanding the foregoing, any Participant (other than a five-percent (5%) owner) attaining age seventy and one-half (70-1/2) in calendar years beginning after December 31, 1995 may elect by April 1 of the calendar year following the year in which the Participant attained age seventy and one-half (70-1/2) to defer distributions until the calendar year following the calendar year in which the Participant retires. If no such election is made the Participant will begin receiving distributions by the April 1 of the calendar year following the year in which the Participant attained age seventy and one-half (70-1/2). Any Participant (other than a five-percent (5%) owner) attaining age seventy and one-half (70-1/2) in calendar years that begin prior to January 1, 1997 may elect to stop minimum distributions and recommence the payment of minimum distributions by the April 1 of the calendar year following the year in which the Participant retires. With respect to the foregoing, there shall be a new annuity starting date upon recommencement that permits the Participant to change the elected form of benefit payment subject to any distribution consent requirements.

Once distributions have begun to a five-percent (5%) owner under this Section 9.2(c), they must continue to be distributed, even if the Participant ceases to be a five-percent (5%) owner in a subsequent year.

For purposes of this Section 9.2(c), a Participant is treated as a five-percent (5%) owner if such Participant is a five-percent (5%) owner as defined in Code Section 416(i) as set forth in Section 15.5(h)(iii) of the Plan (determined in accordance with Code Section 416 but without regard to whether the Plan is top heavy), at any time during the Plan Year ending with or within the calendar year in which such owner attains age 66-1/2 or any subsequent Plan Year.

(d)	Penalty for Early Distributions. Any individual who receives a distribution of benefits prior to age fifty-nine and one-half (59-1/2) shall be advised by the Administrator that an additional federal income tax penalty may be imposed on all or a portion of such distribution unless made on account of death or Disability.

(e)	Distributions at Death. If a Participant (or Former Participant) dies after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary no less than as rapidly as the benefit payments were being distributed to the Participant prior to the death. In any event, if a Participant (or Former Participant) dies before or after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary in a lump sum as soon as practicable after the Valuation Date coincident with or next following his/her death.

Notwithstanding the foregoing to the contrary, effective on or after January 1, 2003, benefits following the death of the Participant shall satisfy the minimum distribution requirements of Section 9.8, and shall commence according to the following dates:

(i)

If a Participant (or Former Participant) dies after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary no less than as rapidly as the benefit payments were being distributed to the Participant prior to the death. However, in no event shall such benefits be paid later than the December 31st that contains the fifth (5th) anniversary of the death.

(ii)

If a Participant (or Former Participant) dies before benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary no later than the December 31st that contains the fifth (5th) anniversary of the death.

In addition, if the balance of the Participant’s (or Former Participant’s) Account is Five Thousand Dollars ($5,000) or less, the mandatory distribution of small Accounts of Section 9.2(h) shall apply. Effective on and after January 1, 2003, except to the extent that the provisions of Section 9.2(h) apply, any Beneficiary may elect to receive a distribution of all benefits with respect to such Participant in a single lump sum payment in an in-kind distribution according to Section 9.3.

With respect to distributions that require the consent of the Participant according to Section 9.2(i) (i.e., an Account that is more than $5,000), all such distributions shall be made in a single lump sum payment at the time elected or required to be paid according to the terms of the Plan. Except for any required minimum distributions that had begun prior to Participant’s death, distributions to any beneficiary shall be made in a single lump sum according to the Five-Year Rule according to Section 9.8. Notwithstanding the foregoing, a Participant may elect to receive any single lump sum payment in cash or in an in-kind payment in Company Stock, according to Section 9.3. In addition, if the Participant’s Account has not been paid prior to the Participant’s Required Beginning Date, required minimum distributions shall commence to Participant (or continue to be paid to the Participant’s beneficiary after Participant’s death) according to Section 9.8.

(f)	Distribution at Termination of Employment. Distribution of benefits to a Participant who terminates Employment for reasons other than Retirement, Disability or death shall be made as soon as practicable after the Valuation Date coincident with or next following the date of his/her Termination of Employment where the Participant (or Former Participant) has made proper application, unless otherwise elected by the Participant (or Former Participant) pursuant to Section 9.2(i).

(g)	Forms of Distribution. All distributions described in this Section 9.2 shall be provided in a single lump sum payment unless in-kind distributions are elected to the extent available under Section 9.3.

With respect to distributions that require the consent of the Participant according to Section 9.2(i) (i.e., an Account that is more than $5,000), all such distributions shall be made in a single lump sum payment at the time elected or required to be paid according to the terms of the Plan. Except for any required minimum distributions that had begun prior to Participant’s death, distributions to any beneficiary shall be made in a single lump sum according to the Five-Year Rule according to Section 9.8. Notwithstanding the foregoing, a Participant may elect to receive any single lump sum payment in cash or in an in-kind payment in Company Stock, according to Section 9.3. In addition, if the Participant’s Account has not been paid prior to the Participant’s Required Beginning Date, required minimum distributions shall commence to Participant (or continue to be paid to the Participant’s beneficiary after Participant’s death) according to Section 9.8.

(h)

Mandatory Distribution of Small Accounts. Notwithstanding anything provided in this Section 9.2 to the contrary, if the lump sum value of a Participant’s, Former Participant’s or Beneficiary’s Account does not exceed Five Thousand Dollars ($5,000), as determined quarterly by the Administrator, and the Account is immediately distributable, as defined herein, the Administrator shall direct that the lump sum value of such Accounts be paid in total in a single sum, in cash (unless the Participant, Former Participant or Beneficiary elects to receive all or a portion of the Account in an in-kind distribution pursuant to Section 9.3), as soon as administratively feasible following the Participant’s termination of Employment whether or not application for payment has been made in accordance with Section 9.1. Where the amount to be distributed cannot be determined, distribution may be delayed, but in no event beyond sixty (60) days after such amount is determined. Distribution will not be made without the consent of Participant, Former Participant or Beneficiary if the Account is immediately distributable and the lump sum value of the Account exceeds Five Thousand Dollars ($5,000) at the time of the proposed distribution. Distributions that require consent shall be made according to Section 9.2(i) or Section 9.2(e), as appropriate. For purposes of this Section 9.2(h), the aggregate balance of the Account is immediately distributable if any part of the Account could be distributed to the Participant , Former Participant or Beneficiary before the Participant or Former Participant attains or would have attained (if not deceased) Normal Retirement Age. Notwithstanding the foregoing to the contrary, effective for distributions made after December 31, 2001, and with respect to Participants (or Former Participants) who terminated Employment on or after January 1, 2001, for purposes of this Section 9.2(h), the value of the balance of the nonforfeitable portion of the Account shall be determined without regard to that portion of the Account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16). If the value of the nonforfeitable Account balance as so determined is Five

Thousand Dollars ($5,000) or less, the Administrator shall immediately distribute the entire nonforfeitable Account balance following distribution of the appropriate direct rollover notice in accordance with this Section 9.2(h). In any event, the overriding provisions of Section 9.8 shall apply to the payment of death benefits to a Beneficiary.

(i)	Distributions that Require Consent. The written consent of the Participant (or Former Participant) must be obtained by the Administrator prior to the commencement of distribution unless the Participant (or Former Participant) has attained his/her Required Beginning Date as defined by Section 9.2(c), has died, or the aggregate nonforfeitable balance of his/her Accounts does not exceed Five Thousand Dollars ($5,000) as determined according to Section 9.2(h). Such written consent shall be obtained within the “Maximum Applicable Election Period” during which the written explanations shall be furnished and the Participant shall provide written consent. Prior to January 1, 2007, the Maximum Applicable Election Period shall mean ninety (90) days, and effective on and after January 1, 2007, shall mean one hundred and eighty (180) days.

If the Participant’s (Former Participant’s) consent is required under this Section 9.2(i), and unless the Participant (or Former Participant) elects to delay such commencement (unless Section 9.2(c) or Section 9.2(e) apply), the distribution of the Participant’s (or Former Participant’s) interest in the Plan shall begin no later than sixty (60) days following the end of the Plan Year in which occurs the latest of the following: (1) the Participant attains Normal Retirement Age, (2) the tenth (10th) anniversary of the year in which the Participant (or Former Participant) commenced participation in the Plan, or (3) the Participant’s termination of Employment. If the Participant (or Former Participant) makes no affirmative election to delay commencement, the Participant (or Former Participant) shall be assumed to have elected to delay the commencement of payment of benefits under the Plan until his/her Required Beginning Date, death, or subsequent election to commence distributions. Otherwise, the Administrator shall commence distributions in accordance with Section 9.2(c) or Section 9.2(e), as appropriate, or as soon as reasonably practicable following the date the Administrator obtains the Participant’s written consent.

(j)

Incorporation of Code Section 401(a)(9). Notwithstanding any provision of the Plan to the contrary (except for the application of the overriding provisions of Section 9.8), all distributions under the Plan shall be made in accordance with regulations under Code Section 401(a)(9) (including Section 1.401(a)(9)-2 of the Income Tax Regulations). Furthermore, those provisions reflecting Code Section 401(a)(9) (as included here by reference if not specifically stated) shall override any provision hereof inconsistent with Section 401(a)(9). However, notwithstanding the foregoing to the contrary, with respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, the Plan shall apply the minimum distribution requirements of Code Section 401(a)(9) in accordance with the regulations under Code Section 401(a)(9) that were proposed on January 17, 2001. The foregoing incorporation of the proposed regulations shall continue in effect until the date provided by the transition rules of the final regulations under Code Section 401(a)(9), as provided by Section 9.8(a) of the Plan.

(k)	Distributions Pursuant to Qualified Domestic Relations Orders. Rules and procedures shall be established regarding distributions to an alternate payee pursuant to a Qualified Domestic Relations Order and in accordance with Code Section 414(p). Distributions to an alternate payee pursuant to the terms of a Qualified Domestic Relations Order shall be distributed in a single sum to an alternate payee as soon as administratively feasible following the determination by the Administrator of the qualified status of the Qualified Domestic Relations Order. Notwithstanding the foregoing, if the value of the benefit awarded to the alternate payee according to the Qualified Domestic Relations Order exceeds Five Thousand Dollars ($5,000) (as valued by the Administrator on a quarterly basis), the alternate payee may elect to delay distribution of the benefit until sixty (60) days after the end of calendar in which the Participant attains age seventy and one-half (70-1/2) or, if earlier, has died.

(l)	Automatic Rollovers. Notwithstanding any of the foregoing provisions to the contrary, effective for mandatory distributions to Participants (or Former Participants) described in Section 9.2(h) that exceed one thousand dollars ($1,000) and occur on or after March 28, 2005, if the Participant does not affirmatively elect to have such distribution paid in the form of a direct rollover distribution to an eligible retirement plan specified by the Participant according to Section 17.18, or to receive the distribution in a lump sum in cash, then such distribution will be paid as a direct rollover distribution to an individual retirement plan or account of a designated trustee or issuer in a manner consistent with Code Section 401(a)(31)(B) as provided by Section 17.18. For this purpose, the Administrator may execute the necessary documents to establish an individual retirement plan or account on behalf of the Participant (or Former Participant), using such Participant’s most recent mailing address in the records of the Company, the Employer or Administrator, as appropriate. For purposes of determining whether amounts exceed one thousand dollars ($1,000), portions of the Account attributable to Rollover Contributions shall be considered.

9.3	Form of Payment

Solely for purposes of distributions described in this Article 9, a Participant, Former Participant or Beneficiary may elect to receive the value of his/her Account payable in cash or in-kind. An in-kind means a distribution in shares of

Company Stock (invested in the Company Stock Fund at the time of the election to commence the distribution), or in shares of securities held in his/her Brokerage Account at the time of the election to commence the distribution. An in-kind distribution of shares of Company Stock shall be permitted only if the account is invested in at least one (1) share of Company Stock, as measured at the time of the election to commence distribution. Unless the mandatory distribution of a small Account, according to Section 9.2(h), applies, an election to receive an in-kind distribution, or to delay commencement of distributions of any portion of the Account invested in the Company Stock Fund or securities in a Brokerage Account may be made separately from an election to receive a single cash lump sum, or to delay commencement of the portion of the Account not invested in the Company Stock Fund or Brokerage Account, as permitted according to Section 9.2(i) or Section 9.2(e), as appropriate.

9.4	Determination of Value of Payment

The value of the Accounts to be distributed to a Participant, Former Participant or Beneficiary shall be determined as soon as administratively practical after receipt of a written request for such distribution.

9.5	Claims Procedure

(a)	The Administrator shall establish reasonable procedures under which a claimant, who may be a Participant, Former Participant or Beneficiary, or his/her duly authorized representative, may present a claim for benefits under this Plan.

(b)	Unless such claim is allowed in full by the Administrator, written notice of the denial shall be furnished to the claimant within ninety (90) days (which may be extended by a period not to exceed an additional ninety (90) days if special circumstances so require and written notice to the claimant is given prior to the expiration of the initial ninety (90) day period describing such circumstances and indicating the date by which the Administrator expects to render its determination) setting forth the following in a manner calculated to be understood by the claimant:

(i)	The specific reason(s) for the denial;

(ii)	Specific reference(s) to any pertinent provision(s) of the Plan or rules promulgated pursuant thereto on which the denial is based;

(iii)	A description of any additional information or material as may be necessary to perfect the claim, together with an explanation of why it is necessary;

(iv)	A description of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(v)	An explanation of the steps to be taken if the claimant wishes to resubmit his/her claim for review.

(c)	Within a reasonable period of time after the denial of the claim, but in any event, not to be more than sixty (60) days, the claimant or his/her duly authorized representative may make written application to the Administrator for a review of such denial. The claimant or his/her representative, may, upon request and free of charge, review or receive copies of documents, records and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to the claim for benefits.

(d)	If an appeal is timely filed, the Administrator shall conduct a full and fair review of the claim and mail or deliver to the claimant its written decision within sixty (60) days after the claimant’s request for review (which may be extended by a period not to exceed an additional sixty (60) days if special circumstances or a hearing so require and written notice to the claimant is given prior to the expiration of the initial sixty (60) day period describing such special circumstances and indicating the date by which the Administrator expects to render its determination). In conducting its review, the administrator shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator’s decision on review shall:

(i)	Be written in a manner calculated to be understood by the claimant;

(ii)	State the specific reason(s) for the decision;

(iii)	Make specific reference to pertinent provision(s) of the Plan;

(iv)	State that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(v)	Include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e)

If a period of time is extended, as permitted under Sections 9.5(b) and (d) above, due to a claimant’s failure to submit information to decide a claim, the period for making the benefit determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

9.6	Facility of Payment

If the Administrator determines that a Participant, Former Participant or Beneficiary entitled to receive benefits under this Plan is (at the time such benefit is payable) a minor or physically, mentally or legally incompetent to receive such benefit and that another person or an institution has legal custody of such minor or incompetent individual, the Administrator may cause payment to be made to such person or institution having custody of such Participant, Former Participant or Beneficiary. Such payment, to the extent made, shall operate as a complete discharge of obligation by the Administrator, the Employer, the Trustee and the Fund.

9.7	Repeal of the “Same Desk Rule”

Effective for distributions that occur after December 31, 2001, regardless of when the severance from employment occurred, a Participant’s elective deferrals, qualified nonelective contributions, qualified matching contributions, and earnings attributable to these contributions may be distributed on account of the Participant’s ‘severance from employment’. However, any such distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed. For the purpose of the repeal of the same desk rule under Code Section 401(k)(2)(B)(i)(I), the Participant shall have a Severance from Employment when the Participant ceases to be an employee of any Employer maintaining the Plan. Effective January 1, 2006, Participant does not have a Severance from Employment if, in connection with a change of employment, the Participant’s new employer maintains this Plan with respect to that Participant. In addition, a Participant does not have a Severance from Employment if such Participant merely changes status by becoming a Leased Employee who performs services for an Employer.

9.8	Minimum Distributions and Incidental Death Benefit Requirements

(a)

General Rules. The provisions of this Section 9.8 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year, as well as required minimum distributions for the 2002 Distribution Calendar Year that are made on or after January 1, 2003. However, if required minimum distributions for the 2002 Distribution Calendar Year are made to a distributee prior to January 1, 2003, and the total amount of such distributions equals or exceeds the required minimum distributions as determined by applying this Section 9.8, then no additional distributions will be required to be made to a distributee on or after January 1, 2003, with respect to the 2002 Distribution Calendar Year. Further, if required minimum distributions for the 2002 Distribution

Calendar Year are made to a distributee prior to January 1, 2003, and the total amount of such distributions is less than the amount determined by applying this Section 9.8, then the required minimum distributions for the 2002 Distribution Calendar Year that are made on and after January 1, 2003 will be determined so that the total amount of required minimum distributions made to a distributee for the entire 2002 Distribution Calendar Year will be the amount determined by applying this Section 9.8.

The requirements of this Section 9.8 will take precedence over any inconsistent provision of Section 9.2 and any other inconsistent provisions of the Plan. Further, all required minimum distributions described under Section 9.2(c) and this Section 9.8 of the Plan, the determination of life expectancies, the identification of beneficiaries and the calculation of any minimum required distribution or distribution incidental to death shall be made in accordance with the final and amended regulations published on April 17, 2002 and June 15, 2004 under Code Section 401(a)(9), which are hereby incorporated into this Plan. Such final and amended regulations shall override any inconsistent distribution provisions otherwise provided by the Plan.

Further, notwithstanding the other provisions of this Section 9.8, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (“TEFRA”) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(i)	Time of Distribution—Required Beginning Date. The Participant’s entire interest under the Plan will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

(ii)	Time of Distribution—Death Before Distributions Commence. If the Participant dies before distributions of his/her interest under the Plan commence, the Participant’s entire interest will be distributed, or begin to be distributed, such distributions shall begin no later than the following, as appropriate:

(A)	If the Participant dies before distributions of his interest under the Plan begin, and regardless of whether there is or is not a Designated Beneficiary, the Participant’s entire interest will be distributed according to the Five-Year Rule.

(B)	Notwithstanding the foregoing, if the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to either the Participant or the surviving Spouse begin, this subsection (b)(ii) shall apply to the surviving Spouse’s beneficiaries as if the surviving Spouse were the Participant. This means that distributions to the surviving Spouse must commence no later than December 31 of the year following the year of the Participant’s death, or if later, by the December 31 of the year the Participant would have reached age seventy and one-half (70-1/2), unless the Participant or the surviving Spouse elected to apply the Five-Year Rule. An election to apply the Five-Year Rule must be made no later than the earlier of September 30 of the calendar year in which the distribution would be required to commence under the Life Exemption Rule, or by September 30 of the calendar year that contains the fifth (5th) anniversary of the Participant’s death (or, if applicable, the surviving Spouse’s death).

(C)	Notwithstanding the foregoing, if the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to either the Participant or the surviving Spouse commence, subsection (b)(iii)(A) shall apply to the surviving Spouse’s beneficiaries as if the surviving Spouse were the Participant.

For purposes of Code Section 401(a)(9)(B), as provided by this subparagraph (b)(ii) and subsection (d) of this Section 9.8 (unless subparagraph (b)(ii)(B) applies), required minimum distributions are considered to commence on the Participant’s Required Beginning Date without regard to payments made before that date solely for purposes of determining compliance with Code Section 401(a)(9)(A)(ii). If subparagraph (b)(ii)(C) applies (when treating the surviving Spouse as the Participant), required minimum distributions are considered to commence on the date distributions would have been required to commence to the surviving Spouse under subparagraph (b)(ii)(B).

(iii)	Form of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year required minimum distributions will be made in accordance with subsections (c) and (d) of this Section 9.8.

(c)	Required Minimum Distributions During Participant’s Lifetime.

(i)	During the Participant’s lifetime, beginning at the Required Beginning Date, the required minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)	the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9, Q&A-2, of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)	if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s surviving Spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9, Q&A-1, of the Treasury regulations, using the Participant’s and surviving Spouse’s attained ages as of the Participant’s and surviving Spouse’s birthdays in the Distribution Calendar Year.

(ii)	Required minimum distributions will be determined under this subsection (c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(d)	Required Minimum Distributions after Participant’s Death. If the Participant dies, distribution of the remaining balance of his/her Account shall be distributed according to Section 9.2(e). However, in no event shall distributions after Participant’s Required Beginning Date be less than the amount determined according to the following (i) or (ii).

(i)	Death On or After Date Required Minimum Distributions Commence.

(A)	If the Participant dies on or after the date required minimum distributions commence and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(1)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving Spouse’s age as of the surviving Spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining Life Expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the surviving Spouse’s birthday in the calendar year of the surviving Spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving Spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)	If the Participant dies on or after the date required minimum distributions commence and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent calendar year.

(ii)	Death Before Date Required Minimum Distributions Commence.

(A)	Except as provided herein, if the Participant dies before the date required minimum distributions commence, distribution of the Participant’s Account Balance will be made in accordance with subparagraph (b)(ii) regardless of whether there is or is not a Designated Beneficiary.

(B)	If the Participant dies before the date required minimum distributions commence, the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to commence to the surviving Spouse under subparagraph (b)(ii)(A), this subparagraph (d)(ii) will apply as if the surviving Spouse were the Participant.

(e)	Definitions. The following definitions shall apply for purposes of this Section 9.8.

(i)	Designated Beneficiary. A Designated Beneficiary shall mean the individual who is designated as the Beneficiary under Section 2.9 of the Plan and is the Designated Beneficiary under Code Section 401(a)(9) and Treasury Regulation § 1.401(a)(9)-4, Q&A-1.

(ii)	Distribution Calendar Year. A Distribution Calendar Year shall mean a calendar year for which a minimum required distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to commence pursuant to subparagraph (b)(ii). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii)	Five-Year Rule. The term “Five-Year Rule” refers to the requirement that a Participant’s entire interest be distributed to the Designated Beneficiary or Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	Life Expectancy. For purposes of applying this Section 9.8, Life Expectancy shall mean as computed by use of the Single Life Table in Treasury Regulation §1.401(a)(9)-9, Q&A-1.

(v)	Life Expectancy Rule. The term “Life Expectancy Rule” refers to the requirement that any portion of a Participant’s interest payable to a Designated Beneficiary begin to be distributed by December 31 of the calendar year following the calendar year of the Participant’s death, and paid over the life (or Life Expectancy) of the Designated Beneficiary.

(vi)	Participant’s Account Balance. The Participant’s Account Balance, as that term is used in this Section 9.8 for purposes of determining required minimum distributions, means the Participant’s total Account balance under the Plan as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(vii)	Required Beginning Date. The Required Beginning Date shall be the date specified in Section 9.2(c) of the Plan.

ARTICLE 10

WITHDRAWALS AND LOANS DURING EMPLOYMENT

10.1	In-Service Withdrawals from Pre-Tax Contribution Account or ADP Test Safe Harbor Employer Matched Contribution Account

In-service withdrawals from a Participant’s Pre-Tax Contribution Account or ADP Test Safe Harbor Employer Matched Contribution Account shall be governed by the following limitations.

(a)	Age 59-/12 In-Service Distributions of Pre-Tax Contribution Account. If a Participant has attained age fifty-nine and one-half (59-1/2), such Participant may at any time, by filing written application with the Administrator, make an in-service withdrawal from his/her Pre-Tax Contribution Account and, effective January 1, 2009, from his/her ADP Test Safe Harbor Employer Contribution Account. The minimum withdrawal from each such account shall be one thousand dollars ($1,000.00) (or, effective prior to January 1, 2009, not less than two hundred and fifty dollars ($250.00)) for each such withdrawal.

(b)	Hardship Withdrawals

(i)	If a Participant has not attained age fifty-nine and one-half (59-1/2), such Participant may make an in-service withdrawal from his/her Pre-Tax Contribution Account only in the event of Hardship and only to the extent that such in-service withdrawal is necessary to satisfy the Hardship. The Participant must request the withdrawal in writing from the Administrator. The minimum withdrawal in the event of a Hardship shall be one thousand dollars ($1,000) (or, effective prior to January 1, 2009, not less than two hundred and fifty dollars ($250.00)). In any event, effective January 1, 2009, withdrawals on account of a Hardship shall not be permitted to be made from the Participant’s ADP Test Safe Harbor Employer Matched Contribution Account.

(ii)	A request for an in-service withdrawal will be deemed to be necessary to satisfy a Hardship only if all of the following requirements are met:

(A)	The amount of the withdrawal does not exceed the amount of the Hardship plus amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and

(B)	The Participant has obtained all withdrawals (other than Hardship withdrawals) and all nontaxable loans available under this Plan and any other plan maintained by the Employer, and

(C)	The Participant certifies in writing that the amount of the requested Hardship withdrawal is necessary to satisfy an immediate and heavy financial need and that such need cannot reasonably be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of assets, (iii) by discontinuing Plan contributions, (iv) by other distributions or non-taxable loans from any other plans maintained by Progressive or any other current or former employer of the Participant or (v) by borrowing from commercial sources on reasonable commercial terms.

(c)	The amount of the Pre-Tax Contribution Account available for withdrawal shall include:

(i)	The Pre-Tax Contributions and earnings as of December 31, 1988, and

(ii)	The Pre-Tax Contributions made on or after January 1,1989, but shall not include any income on such Account subsequent to that date.

10.2	In-Service Withdrawals from Post-Tax Contribution Account

(a)	A Participant may at any time file a written application with the Administrator to make a voluntary withdrawal of not less than one thousand dollars ($1,000.00) (or, prior to January 1, 2009, not less than two hundred and fifty dollars ($250.00)) from his/her Post-Tax Contribution Account for any reason.

(b)	The entire Post-Tax Contribution Account balance including income attributable to such Account, is available for withdrawal. Any withdrawal will be processed as follows:

(i)	First, from the pre-1987 Post-Tax Contribution Account balance,

(ii)	Next, from income on the pre-1987 Post-Tax Contribution Account balance together with Contributions (and income thereon) made to the post-1986 Post-Tax Contribution Account.

Such amount shall be on a pro rata basis between Contributions and income thereon, pursuant to Code Section 72.

10.3	In-Service Withdrawals from Employer Matched Contribution Account

(a)	An Active Participant may file a written application with the Administrator to make a withdrawal from his/her vested Employer Matched Contribution Account balance attributable to contributions not to exceed the following:

(i)	if the Active Participant has been a Participant in the Plan for less than five (5) years, an amount equal to the sum of all Employer Matched Contributions made in respect to such Participant at least two (2) years prior to the date of the withdrawal; or

(ii)	if the Active Participant has been a Participant in the Plan for at least five (5) years, the entire vested balance of such Participant’s Employer Matched Contribution Account.

The Participant shall specify from which account or accounts such distribution shall be withdrawn. Unless otherwise limited according to subsections (i) or (ii), above, the minimum withdrawal for each such Account shall be, effective January 1, 2009, one thousand dollars ($1,000.00). An Active Participant may make such a withdrawal no more frequently than once per Plan Year.

(b)	An in-service withdrawal from an Active Participant’s Employer Matched Contribution Account is not available unless the Active Participant has filed an application and is eligible to receive a withdrawal of Contributions pursuant to either Section 10.1 or 10.2 of the Plan, subject to the further requirement that a withdrawal of all available Post-Tax Contributions pursuant to Section 10.2 must first occur.

(c)	Notwithstanding, effective January 1, 2009, in-service withdrawals shall not be permitted according to this Section 10.3 of the Participant’s ADP Test Safe Harbor Employer Matched Contribution Account (as provided according defined under Section 4.9 of the Plan). In addition, except as otherwise provided, the ADP Test Safe Harbor Employer Matched Contribution Account shall be treated as a Pre-Tax Contribution Account, for purposes of the restrictions on in-service withdrawals of Pre-Tax Contributions as provided under this Article 10.

10.4	Withdrawals from Other Accounts

(a)	Except as provided otherwise herein, no withdrawals under any circumstances shall be available from the non-vested portion of the Employer Matched Contribution Account and the non-vested portion of the Employer SDRP Contribution Account.

(b)	An Active Participant who is at least age fifty-nine and one-half (59-1/2) may file a written application with the Administrator to make a withdrawal from his/her

(i)	vested Employer SDRP Contribution Account balance;

(ii)	Former PAYSOP Account balance, and/or

(iii)	Former Employer Supplemental Contribution Account balance.

The Participant shall specify from which account or accounts such distribution shall be withdrawn. The minimum withdrawal from each such account shall be not less than one thousand dollars ($1,000.00) (or, prior to January 1, 2009, not less than two hundred and fifty dollars ($250.00)) for each such withdrawal.

(c)	No withdrawals are available to anyone other than an Active Participant and Inactive Participants as specifically noted in Sections 10.1, 10.2, or 10.3, and this Section 10.4; that is, no Former Participants or Beneficiaries are eligible to make withdrawals from any Accounts, as they may request distribution pursuant to Section 9.1.

10.5	Payment of Withdrawals

The payment of in-service withdrawals according to Sections 10.1, 10.2, 10.3 or 10.4 shall be governed by the following procedures:

(a)	Withdrawals shall be processed not less frequently than bi-weekly. Withdrawals shall be distributed as soon as practicable after the date the Participant’s application for withdrawal is received, provided full documentation is enclosed.

(b)	The amount of the withdrawal shall be based upon the value of the Participant’s Pre-Tax Contribution Account, Post-Tax Contribution Account, vested Employer Matched Contribution Account (as restricted by Section 10.3), vested Employer SDRP Contribution Account, vested Former PAYSOP Account, vested Former Employer Supplemental Contribution Account (as such are permitted by Section 10.4), or ADP Test Safe Harbor Employer Matched Contribution Account (as limited by Section 10.1), as applicable, determined as of the Valuation Date coincident with or immediately preceding the Administrator’s receipt of a request for such withdrawal; provided, however, all Stock shall be valued using the closing price on the business day immediately preceding the date the withdrawal is processed.

(c)	Unless the Participant otherwise directs in writing, each withdrawal shall be charged to each of the Investment Funds (other than the Brokerage Account) in which any portion of his/her Accounts are invested in the proportion that the balance held in such Investment Fund bears to the aggregate balance held in all such Investment Funds. Notwithstanding anything in this Plan to the contrary, no withdrawals shall be made from any Participant’s Brokerage Account.

(d)	Effective January 1, 2009, the Administrator may deduct, in its discretion, from the proceeds of any withdrawal according to Sections 10.1, 10.2, 10.3 or 10.4, all or a portion of the transaction fee imposed by any third party administrator for processing such withdrawals.

10.6	Loans to Participants

(a)	Loans to Be Provided on a Reasonably Equivalent Basis. As approved by the Administrator, a Participant may at any time borrow an amount as set forth in Section 10.6(b) under the terms and conditions of this Section 10.6. In accordance with Section 408(b)(1)(A) of ERISA, loans shall be made available to all eligible participants or their beneficiaries on a reasonably equivalent basis, subject to the limitations provided under this Section 10.6. Notwithstanding the foregoing, effective July 30, 2002, loans shall not be made available to any director or executive officer of the Company (or equivalent thereof) to the extent that the extension of credit is prohibited to such individuals by Section 402 of the Sarbanes-Oxley Act of 2002 (which added subsection (c) to Section 13 of the Securities Exchange Act of 1934).

(b)	Terms and Conditions of Loans. The Administrator shall investigate each application for a loan. In addition to such rules and regulations as the Administrator may adopt, all loans shall comply with the following terms and conditions:

(i)	An application for a loan by a Participant shall be made to the Administrator in such manner as the Administrator shall prescribe. The loan application will include a promissory note executed by the borrowing Participant obligating the Participant to repay the loan through payroll deduction of substantially level payments made no less frequently than quarterly within the term described in Section 10.6(b)(vi). Notwithstanding the foregoing, effective January 1, 2004, Participants who terminate Employment at the time a loan is outstanding may arrange with the Administrator to continue to repay the loan through substantially level payments, no less frequently than quarterly, by a method of automatic or electronic withdrawals or debits from a financial institution (commonly known as “ACH” debits). However, any such arrangement for repayment through ACH debits shall be provided exclusively according to procedures and policies established by the Administrator.

(ii)	Effective prior to January 1, 2009, loans will not be available for the purchase of a primary residence. Effective for applications received on or after January 1, 2009, loans shall be available for the purchase of a dwelling unit that, within a reasonable time after such purchase, is to be used as the principal residence of the Participant. Whether the dwelling unit is to be a primary residence of the Participant shall be determined at the time the loan is made.

(iii)

Each loan shall be secured by the borrower’s entire right, title and interest in and to the trust fund (not to exceed the amount of the loan), evidenced by the Participant’s collateral promissory note for the amount of the loan, including interest, payable to the order of the Trustee.

(iv)	The minimum loan amount shall be One Thousand Dollars ($1,000).

(v)	The loan amount requested must be a multiple of One Hundred Dollars ($100). The outstanding balance of each loan amount (plus the highest outstanding balance of all other loans made from this Plan within the immediately preceding twelve-month period) shall not exceed the lesser of:

(A)	Fifty Thousand Dollars ($50,000); or

(B)	Fifty percent (50%) of the Participant’s vested Account(s) based on the Participant’s Pre-Tax Contribution Account, Post-Tax Contribution Account, and Employer Matched Contribution Account.

Notwithstanding the foregoing to the contrary, effective for loan applications received on or after January 1, 2008, the foregoing requirement that loan applications must be made in One Hundred Dollar ($100) increments is eliminated. Participants may apply for loans in any whole dollar amount except as otherwise limited herein.

(vi)	Effective January 1, 1999, the period of repayment of any loan shall not exceed four (4) years.

(vii)	Repayment Options: A loan may be prepaid without penalty by paying the entire balance of the loan plus accrued interest in a lump sum payment. In addition, effective January 1, 2008, a Participant may make loan payments in addition to the scheduled installment payments (regardless of when such loan was made). Such additional loan payments shall be applied to the outstanding principal of the loan as of the date received. All such additional loan payments must be made according to the uniform payment procedures established by the Administrator and the Administrator reserves the right to refuse any additional payment that does not comply with such payment procedures.

(viii)

Each loan shall bear interest at a rate to be set and reviewed periodically by the Administrator and, in determining the interest rate, the Administrator shall take into consideration commercial interest rates currently being charged by persons in the business of lending money for loans which would be made under similar circumstances. The Administrator shall not discriminate among

Participants in the matter of interest rates. To the extent permitted by law, the interest rate on any loan will not be adjusted.

(ix)	Effective January 1, 1999, no application for a loan by the Participant will be approved if it would cause the Participant to have more than two (2) loans outstanding.

(x)	Effective January 1, 1999, the Administrator may deduct from the proceeds of each loan any fee, not to exceed Fifty Dollars ($50.00), imposed by any third party administrator for processing loans. Effective for new loans provided on and after November 1, 2002, the Administrator may deduct from the Participant’s Account balance (1) a loan origination fee not to exceed Fifty Dollars ($50.00), and (2) a quarterly transaction charge not to exceed Three Dollars and Seventy-Five Cents ($3.75).

(c)	Value of Participant’s Accounts for Purposes of Loans. Loans shall be processed not less frequently than bi-weekly. For all purposes relating to loans, the value of the Participant’s Account shall be determined as of the Valuation Date coinciding with or immediately following receipt of a loan application by the Administrator; provided, however, all Stock shall be valued using the closing price on the business day immediately preceding the date the withdrawal is processed.

(d)	Repayment of Loans at Termination. A Participant whose Employment terminates shall have thirty days (30) days from the date of termination to arrange for periodic repayment through ACH debits as described under Section 10.6(b)(i), or to repay the loan in full to avoid treatment of the outstanding loan balance as in default. Repayment in full must be made by check or money order in a single lump sum for the remaining loan balance plus accrued interest. However, unless repayment is suspended as permitted under Section 10.6(k), a Participant whose active Employment terminates as a result of a leave of absence approved by his/her Employer may continue to repay his/her loan in installments payable in the amounts and at the times that payroll deduction payments would have been made had he/she continued in active Employment.

(e)

Default of Loans. In the event of a default on any loan the entire outstanding principal balance of the loan plus all accrued interest shall be immediately due and payable and the Administrator is authorized (to the extent permitted by law) to take any and all actions necessary or appropriate to collect such sums. However, foreclosure on and reduction of a Participant’s Plan benefits in repayment of a loan shall not occur until an event has occurred which would entitle the Participant or his/her Beneficiary to receive a distribution of his/her Plan benefits, provided that the amount of such distribution shall be reduced by the outstanding principal amount of the loan plus all accrued interest. Interest shall continue to accrue until the defaulted loan is repaid (such as by offset). For purposes of the preceding provisions, “default” means any of the following events:

(i)	failure by any Participant whose Employment has terminated to satisfy Section 10.6(d) by arranging for continued periodic repayment (as permitted under Section 10.6(b)(i)), or repaying the entire outstanding principal balance of the loan plus accrued interest; or

(ii)	any other failure of a Participant to make any required payment of principal or interest on any loan within thirty (30) days following the date such payment was due.

Effective January 1, 2004, if the Participant applies for a second loan following a defaulted loan, the value of the defaulted loan that has been treated as a deemed distribution (including the interest that accrues following the deemed distribution), and that has not been repaid (such as through an offset), shall be treated as outstanding for purposes of applying the maximum limits of Section 10.6(b)(v). Further, the second loan shall not be treated as a deemed distribution only if there is an arrangement between the Administrator and the Participant, enforceable under applicable law, under which repayment of the second loan shall be made exclusively by payroll withholding. An agreement does not fail to be enforceable merely because one of the parties has the right to revoke the arrangement prospectively. In any event, if the Participant revokes the agreement for payroll withholding, the outstanding balance of the second loan shall be treated as a deemed distribution in the same manner as a defaulted loan according to the above subsections (i) or (ii) of this Section 10.6(e).

(f)	Incorporation of Statute and Regulations. Anything in this Section 10.6 to the contrary notwithstanding, all loans will comply with the terms of Code Section 72(p) and the regulations thereunder.

(g)	Source of Funds for Loans. The source of funds for each loan shall be those Trust assets comprising first, the Participant’s Post-Tax Contribution Account, followed by the Participant’s Pre-Tax Contribution Account, and finally, the vested portion of the Participant’s Employer Matched Contribution Account. Within each such Account funds for the Participant’s loan shall be withdrawn from each Investment Fund (other than the Brokerage Account) in which any portion of such Account is invested in the proportion that the balance held in such Investment Fund bears to the aggregate balance held in all such Investment Funds, unless the Participant elects otherwise in writing. Notwithstanding anything in this Plan to the contrary, funds invested in a Brokerage Account shall not be available for loans to any Participant.

(h)	Investment of Loan Payments. Funds paid by a Participant in repayment of a loan shall be invested in the same manner as the Participant has elected for Pre-Tax and/or Post-Tax Contributions, as applicable.

(i)	Suspension of Loan Application for Pending Qualified Domestic Relations Order. Notwithstanding the foregoing, no loan shall be made to a Participant during the period in which the Administrator is making a determination of whether a domestic relations order affecting the Participant’s Account is a Qualified Domestic Relations Order. Further, if the Administrator is in receipt of a Qualified Domestic Relations Order with respect to any Participant’s Account, it may prohibit such Participant from obtaining a loan until the alternate payee’s rights under such order are satisfied.

(j)	Transfer of Loan Notes to Alternate Payees or Beneficiaries. In the event that a payment is required to be made to a Beneficiary upon the death of a Participant or an alternate payee pursuant to a Qualified Domestic Relations Order, while the Participant whose Account is the subject of such order has a loan outstanding, the Administrator, in its discretion, may direct that the Participant’s promissory note be transferred to such Beneficiary or alternate payee, as applicable.

(k)	Suspension of Repayment During a Leave of Absence. Notwithstanding the foregoing provisions to the contrary, effective January 1, 2003, the following provisions shall apply:

(i)	Loan repayments may be suspended for up to one (1) year in the case of an approved leave of absence (other than for Qualified Military Service, as described in (ii) below). A leave of absence will be “approved” according to uniform human resources policies and procedures of the Company. To qualify for suspension of loan repayments, the Participant must be on leave-without-pay. Effective January 1, 2004, interest shall continue to accrue during such leave. When such approved leave of absence ends (or after one year, if earlier) the loan repayment schedule shall be revised (“reamortized”) and that revised repayment schedule shall commence as soon as administratively feasible following the end of such period of suspension (or after one year, if earlier). However, the combined total of the suspension period and reamortized schedule shall not extend the term of the loan beyond the earlier of (1) the original repayment date as extended by the length of the approved leave of absence, or (2) a total repayment period (including the period of approved leave of absence) of five (5) years. Further, the reamortized payment amount shall not be less than the original repayment amount.

(ii)	Loans to Participants who experience a leave of absence due to Qualified Military Service, as defined by Code Section 414(u), will be automatically suspended for the period of Qualified Military Service. Upon return from Qualified Military Service, the original repayment date on the outstanding loans may be extended for the period of time that the Participant was on a leave of absence due to Qualified Military Service and the repayment schedule shall be revised accordingly. Interest shall continue to accrue during such leave. If the Participant fails to return to active employment following the leave of absence due to Qualified Military Service, for purposes of these loan procedures the Participant shall be treated as terminated as of a date determined by uniform policies and procedures. In any event, the period of the suspension, the reamortization of the loan, the maximum repayment period, the maximum interest rate that accrues during the absence, and the determination of the Participant’s termination from employment for failing to return after the leave of absence shall be determined in a manner consistent with Code Section 414(u), any related published guidance, or any related state or federal law such as the Soldiers’ and Sailors’ Civil Relief Act Amendments of 1942.

ARTICLE 11

SERVICE

11.1	Service

An Employee’s eligibility for benefits under the Plan shall be based on his Period of Service. For purposes of this Article 11, the following terms shall have the meanings shown.

(a)	Hour of Service shall mean each hour credited to an Employee in accordance with the following provisions:

(i)	An Employee shall be credited with one Hour of Service for each hour for which such Employee is paid, or entitled to payment, by an Employer for the performance of duties during the applicable computation period, with such Hours of Service being credited for the Plan Year in which the duties were performed.

(ii)	An Employee shall be credited with an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer for the performance of services during a Plan Year, with such Hours of Service being credited for the Plan Year or Plan Years to which the award or agreement pertains (rather than the Plan Year or Plan Years in which the award, agreement, or payment is made).

(iii)

An Employee also shall be credited with one Hour of Service for each hour for which he/she is paid, or entitled to payment, by an Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence but excluding payments for reimbursement for medical or medically related expenses and payments under a plan maintained solely for the purpose of complying with applicable workmen’s compensation or unemployment compensation and disability insurance laws; provided, however, that not more than five hundred and one (501) Hours of Service shall be credited to an Employee under this paragraph (c), on account of any single continuous period during which the Employee performs no duties for an Employer (whether or not such period occurs in a single computation period). A payment shall be deemed to be made by or due from an Employer regardless of whether such payment is made by or due from the Employer directly, or indirectly through, among others, a trust fund, or insurer, to which the Employer contributes or pays premiums. Such Hours of Service shall be credited for the Plan Year or, on a ratable basis, for the Plan Years with respect to which the payments are made.

Notwithstanding any provision of this subparagraph (a) to the contrary, the provisions of Department of Labor Regulations Section 2530.200b-2 and 2530.200b-3 are incorporated herein by reference.

(b)	Period of Severance shall mean the period of time which begins on an Employee’s Termination of Employment date and which ends if he/she again completes an Hour of Service.

(c)	Period of Service shall include the periods described in (i) and (ii) below.

(i)	Period of Service shall include each period of time beginning on an Employee’s date of employment or re-employment, as applicable, and ending on his/her next succeeding Termination of Employment.

(ii)	Period of Service shall include the Period of Severance following an Employee’s Termination of Employment date which resulted from his/her having quit, retired, or been discharged, if he/she again performs an Hour of Service before the first anniversary of the earlier of:

(A)	The date on which he/she quit, retired, or was discharged, or

(B)	The date on which he/she began an absence during which he/she quit, retired, or was discharged.

(iii)	An Employee’s Period of Service shall be determined by aggregating all the periods required to be taken into account under this Section 11.1(c) with less than whole years aggregated on the basis that twelve (12) months equals one (1) year and where any beginning or final fraction of a month shall equal one twelfth (1/12th) of a Year of Service. If the final month of employment includes the annual anniversary of their first date of employment, the Employee must work through such anniversary date in order to receive that month of Service.

(d)	Determination of Termination of Employment

(i)	A Termination of Employment shall be deemed not to have occurred when an Employee is or has been absent from his employment either with or without pay due to:

(A)	A leave of absence granted by the Employer, provided the Employee resumes his employment promptly on the termination of such leave. The decision of the Employer on all questions of leaves of absence shall be final and conclusive.

(B)	Service in the Armed Forces of the United States, including the Merchant Marine, to the extent the Employee retains reemployment rights with the Employer by law. Should an Employee fail to report for employment within the time required by law, or should he/she take employment elsewhere following military service before resuming employment with the Company, his/her Termination of Employment date shall be deemed to be the day he/she loses his reemployment rights with the Company under the law.

(ii)	The Termination of Employment for a Maternity or Paternity Absence shall be the first anniversary of the first day of absence from employment due to a Maternity or Paternity Absence.

11.2	Prior Service Reinstated

Upon reemployment of an Employee whose Termination of Employment under Section 11 .1 occurred on or after the Effective Date as defined in Section 2.22, whether or not distribution has been made, any pre-break Period of Service shall be restored as of the date of his employment.

Notwithstanding the foregoing to the contrary, effective with respect to Participants with an initial Employment date on or after January 1, 2008, any Period of Service earned prior to a Period of Severance will be restored following the Participant’s return to active Employment for the purpose of determining the vested portion of the Participant’s Account, including any provisionally forfeited portion that was reinstated according to Section 8.4(b). However, such restored Periods of Service and Periods of Service earned by such Participants following a return to active Employment will not be applied to determine the vested portion of the Participant’s Account that was permanently forfeited according to Section 8.3(b).

11.3	Year of Service

An Employee shall be credited with one Year of Service for each full year in his/her Period of Service.

ARTICLE 12

ADMINISTRATIVE COMMITTEE, PLAN OPERATION AND ADMINISTRATION

12.1	The Plan Administrative Committee as Administrator of the Plan and Named Fiduciary

Effective July 1, 2005, the RSP Administrative Committee shall be the administrator for purposes of ERISA and the Plan Administrator for purposes of the Code, with such powers and duties as provided herein except for the powers, duties and authority delegated and allocated to the Plan Investment Committee according to Article 16 of the Plan, and to the Trustee according to the Trust Agreement. The RSP Administrative Committee, as the Administrator, shall be a Named Fiduciary, as defined under ERISA, with authority to control and manage the operation and administration of the Plan. Effective January 1, 2009, the “RSP Administrative Committee” shall be known as the “Plan Administrative Committee.”

12.2	Selection and Review of Plan Administrative Committee Members and Plan Administrative Committee Organization

The Plan Administrative Committee shall be composed of not less than three (3) individuals who are selected by the Board of Directors of the Company (the “Board”).

(a)	Acceptance of Membership. Any person who is appointed as a member of the Plan Administrative Committee shall signify his/her acceptance by filing written acceptance with the Board. A member may resign by delivering his/her written resignation to the Board, and such resignation shall be effective when delivered to the Board. A member also shall be deemed to have resigned effective as of the date such member is no longer employed by the Company or any Employer.

(b)	Removal of Member of the Plan Administrative Committee by the Board. Each member shall be subject to removal by the Board in its sole discretion, and at any time.

(c)

Procedure for Action by the Plan Administrative Committee. The Plan Administrative Committee shall meet periodically. The members of the Plan Administrative Committee shall act by a majority of their number present at any meeting, but at any time there are fewer than three (3) members present shall only act unanimously. The members of the Plan Administrative Committee may act without a meeting by a resolution or written memorandum signed and approved by all members. The members may authorize one (1) or more of them to make any payment in its behalf, or to execute or deliver any instrument. The Plan Administrative Committee may request any officer or employee of the Company or any Employer, or the Company’s outside counsel to attend meetings of the

Committee or to meet with any members of, or consultants to, the Plan Administrative Committee.

(d)	Compensation for Services. The members of the Plan Administrative Committee shall serve without additional compensation for their services other than the compensation received as employees of the Company or any Employer, but all reasonable expenses incurred in the performance of their duties shall be paid or reimbursed by the Company. Unless otherwise determined by the Board, or unless required by any federal or state law, no member of the Plan Administrative Committee shall be required to provide any bond or other security in any jurisdiction.

12.3	Powers and Responsibilities of the Administrator of the Plan

The Administrator shall have the exclusive and discretionary power and authority to manage the Plan in all of its details, including, but not limited to, the following:

(a)	Make, enforce and publish such uniform and nondiscriminatory procedures as it deems necessary or proper for the efficient administration of the Plan.

(b)	The right to construe the Plan provisions, decide matters arising thereunder, determine eligibility and compute the amount of benefits payable to any Participant, Former Participant, Beneficiary, or Alternate Payee under the Plan, including the right to resolve or remedy any ambiguities, inconsistencies or omissions; such interpretations shall be final and binding.

(c)	The right to review, interpret and implement any domestic relations order according to the requirements under the Code and ERISA, including the right to resolve or remedy (or to require that the interested parties to such domestic relations order resolve or remedy) any ambiguities, inconsistencies or omissions related to the process of determining whether any such order is a qualified domestic relations order according to the Code and ERISA, including any appeals resulting from such determination. All such interpretations shall be final and binding.

(d)	The right to resolve all appeals as provided under Section 9.5 of the Plan, including the right to require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving the payment of any benefits under the Plan, and to establish and maintain appropriate written claims and appeals procedures in compliance with 29 C.F.R. § 2560.503-1.

(e)	The right, pursuant to the Plan and the Trust Agreement provisions, to authorize disbursements from the Trust.

(f)	The right and responsibility to keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under ERISA, the Code or other applicable law.

(g)	Establish reasonable procedures for communicating the Plan terms to Participants, Former Participants, Beneficiaries, Alternate Payees or other persons.

(h)	Be the Named Fiduciary responsible for communications with Participants as needed to maintain Plan compliance with Section 404(c) of ERISA as provided in Sections 16.8 and 16.9, including, but not limited to, the receipt and transmittal of Participant directions as to the investment of their account(s) under the Plan, the administration of Brokerage Accounts (including establishing and maintaining procedures for engaging in investment transactions) and the establishment and maintenance of Participant Investment Direction Procedures as described in Section 16.10.

(i)	The right to charge individual Participant Accounts all or a portion of certain transactional fees in accordance with reasonable procedures which may be revised from time to time in the discretion of the Administrator.

(j)	The right to appoint, delegate, review and/or remove, without limitation, such persons, agents, counsel, accountants, consultants and administrative service providers as may be desirable or necessary to assist in administering the Plan.

(k)	Notwithstanding Section 12.3(j) above to the contrary, the right to periodically review any administrative service provider that also serves as the Trustee (or is an affiliate of the Trustee), which such review may be coordinated with the periodic review of the Trustee as undertaken by the Plan Investment Committee under Article 16.

(l)	The right to exercise the other powers that are expressly granted to it herein, or that are impliedly necessary for it to carry out any of its responsibilities hereunder.

The Administrator shall be deemed to have properly and prudently exercised all such power and authority, unless it has abused its discretion by acting arbitrarily and capriciously.

12.4	Nondiscriminatory Exercise of Authority

The Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.

12.5	Reliance on Tables, etc.

To the extent permitted by law, the Administrator may rely upon, and shall be fully protected in any action taken or suffered by it in good faith in the reliance upon, all tables, valuations, certificates, opinions and reports which are furnished by any accountant, Trustee, counsel or other expert or specialist who is retained by the Administrator to assist it in administering the Plan.

12.6	Limitation of Co-Fiduciary Liability and Indemnification

To the extent permitted by law, no member of the Plan Administrative Committee or any other person to whom powers and rights of the Administrator have been delegated and allocated shall be liable for any neglect, omission or wrongdoing of any co-fiduciary of the Plan with which that member or delegate has or had no knowledge or involvement.

In addition to whatever rights of indemnification to which employees, officers and directors of the Company or any Employer may be entitled under the articles of incorporation, regulations, or bylaws of the Company, or any Employer, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such employee, member of the Plan Administrative Committee, officer or director, including expenses, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion of the Company or the Administrator provided under the Plan or the Trust Agreement, or reasonably believed by such person or persons to be provided thereunder, and any action taken by such person or persons in connection therewith. However, any indemnification of any person or persons to whom the powers or rights of the Administrator have been properly delegated shall be subject to the terms and conditions of any agreement that delegated such powers and responsibilities.

12.7	Fees and Expenses

Some or all expenses incurred prior to or in connection with the termination of the Plan that shall arise in connection with the administration of the Plan, including but not limited to the compensation of the Trustee, service provider or recordkeeper, if any; administrative expenses and proper charges and disbursements of the Trustee, if any; and compensation and other expenses and charges of any counsel, accountant, specialist, service provider or recordkeeper or other person who shall be employed by the Administrator in connection with the administration thereof may be paid from the Trust Fund to the extent not paid by the Company. Effective January 1, 2009, transaction fees for certain distributions may be charged to the Participant’s Account, as determined in the discretion of the Administrator.

12.8	Notices to Administrator

The Administrator shall designate one or more addresses where notices and other communications to the Administrator shall be sent. No notice or other communication shall be considered to have been given to or received by the Administrator until it has been delivered to the Administrator’s attention at one of such designated addresses.

ARTICLE 13

POWERS OF THE PLAN SPONSOR TO AMEND AND TERMINATE THE PLAN

13.1	Amendment

The Board of Directors (the “Board”) of the Company reserves the sole and exclusive right to amend the Plan and the related Trust Agreement at any time and for any reason as to all Employers, including any such retroactive amendment deemed necessary or appropriate (including, without limitation, where necessary to meet the requirements of the Code, ERISA and other laws and regulations). Any amendment of the Plan or Trust Agreement shall be approved by written action of the Board. Reference to the Board in this Article 13, Article 14, or any other provision of the Plan shall include any Committee or Subcommittee of the Board to which the Board has delegated such authority in accordance with the Board’s regulations or procedures of corporate governance. Notwithstanding the foregoing, the Company, through its Board or otherwise, may not:

(a)	amend the Plan or Trust Agreement in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of Participants, Former Participants and their Beneficiaries (except as permitted herein), unless such amendment is permitted by law, governmental regulation or ruling;

(b)	amend the Plan or Trust Agreement retroactively in such a manner as would deprive any Participant or Former Participant of any benefit to which he/she was entitled under the Plan by reason of Contributions, Employer Matched Contributions or Employer SDRP Contributions made prior to the amendment, unless such amendment is necessary to conform the Plan or Trust Agreement to, or satisfy the conditions of, any law, governmental regulation or ruling, or to permit the Plan and the related Trust to meet the requirements of Code Sections 401(a) and 501(a), accordingly;

(c)	amend the Plan or Trust Agreement in such manner as would increase the duties or liabilities of the Trustee or reduce its fee for services thereunder, unless the Trustee consents thereto in writing;

(d)	amend the Plan to reduce a Participant’s vesting percentage determined as of the later of the date such amendment is effective or adopted; or

(e)	amend the Plan to revise the vesting schedule unless:

(i)	Each Participant’s vesting percentage under such amendment is not less at any time than the vesting percentage determined without regard to such amendment; or

(ii)	Each Participant who has completed three (3) or more Years of Service (whether or not consecutive) is permitted to make an election to have his/her vesting percentage determined without respect to such amendment; such an election shall be irrevocable and shall be made within the period beginning with the date on which such amendment is adopted and ending no later than the latest of the following:

(A)	Sixty (60) days after the day such amendment is adopted;

(B)	Sixty (60) days after the date such amendment becomes effective; or

(C)	Sixty (60) days after the day the Participant is issued written notice of the amendment.

13.2	Termination

The Company has established the Plan with the intention and expectation that all contributions will be continued indefinitely, but the Company will have no obligation whatsoever to maintain the Plan for any given length of time and may discontinue contributions under the Plan, terminate the Plan or permit any Employer to withdraw from the Plan at any time for any reason by written action of the Board (in the same manner as amending the Plan according to Section 13.1), without any liability whatsoever for any such discontinuance, termination or withdrawal. In the event of the termination or partial termination of the Plan or the complete discontinuance of contributions under the Plan, the balance of each affected Participant’s Accounts shall be nonforfeitable. Upon termination of the Plan, the Trustee will distribute to each Participant, Former Participant or Beneficiary, as the case may be, the value of the Participant’s, Former Participant’s or Beneficiary’s Accounts determined as of the Valuation Date coinciding with or immediately following the date of termination, in a single lump sum cash payment. However, if distributions are limited by Code Section 401(k)(2)(B)(i)(II) and the regulations thereunder, distributions will be made to Participants and Former Participants only in accordance with Articles 7 and/or 10, as appropriate. Upon the completion of distributions to all Participants, Former Participants or Beneficiaries, as the case may be, no Participant, Former Participant, Beneficiary or person claiming under or through them, shall have any claims in respect of the Plan. Effective for Plan Years beginning on or after January 1, 2006, for purposes of the limitation on distributions following termination of the Plan without the establishment or maintenance by the Employer of a replacement defined contribution plan, as limited by Code Section 401(k)(2)(B)(i)(II) and the regulations thereunder, the establishment or maintenance of an ESOP, SEP, SIMPLE IRA, 403(b) plan, or a 457(b) or (f) plan will not prevent distribution following the termination of this Plan.

13.3	Liquidation of the Fund

The Trust and the Fund shall continue in existence after the termination of the Plan for such period of time as may be required to complete the liquidation thereof in accordance with the terms of this Article 13.

ARTICLE 14

ADOPTION OF THE PLAN BY OTHER EMPLOYERS

14.1	Adoption with Approval

Any Affiliated Company or corporation (hereinafter referred to as “Participating Employer”) may adopt and become a party to this Plan with the consent of the Company and subject to such terms and conditions as the Company may require or approve.

14.2	Procedure for Adoption

A Participating Employer may adopt the Plan and become an Employer hereunder by executing an instrument in writing evidencing such adoption by its Board of Directors and filing a copy thereof with the Company. Upon approval of the Participating Employer’s adoption of the Plan by the Company and the delivery to the Trustee of the instruments evidencing the Participating Employer’s adoption of the Plan and the Company’s approval thereof, the Participating Employer’s adoption of the Plan shall be effective as of the date specified in said instruments.

14.3	Effect of Adoption

(a)	If there is more than one Participating Employer hereunder, the costs and expenses in connection with the Plan and Fund each year shall be shared by all Participating Employers.

(b)	Each Participating Employer shall also pay for that portion of the Contribution of the Participating Employer attributable to Pre-Tax Contributions made under the Plan by its Covered Employees, but the Contributions of Participating Employers included in an affiliated group under the Code with the Company may be paid by the Company on behalf of itself and the other Participating Employers or may be allocated among such Participating Employers by the Company as will permit the deduction for purposes of federal taxes.

(c)	Each Participating Employer, as a condition of continued participation in this Plan, delegates to the Company the sole power and authority to establish and amend the Plan, including the power and authority to:

(i)	Appoint and remove the Trustee;

(ii)	Consent to the adoption of this Plan by other Participating Employers;

(iii)	Amend or terminate the Plan or Trust according to Section 13.1; and

(iv)	Determine the amount of all Employer Matched or Employer SDRP Contributions.

(d)	Effective July 1, 2005, each Participating Employer, as a condition of continued participation in this Plan, delegates to the Administrator the sole power and authority to administer and operate the Plan as provided under Article 12 of the Plan, and delegates to the Plan Investment Committee the certain duties and responsibilities specified in Article 16 of the Plan to the extent such powers and authority are not allocated to the Trustee according to the Trust Agreement.

14.4	Termination of Adoption

(a)	Each Participating Employer may elect separately to withdraw from the Plan, but amendments may be made only by the Company as provided under Section 13.1. Any such withdrawal shall be expressed in an instrument in writing executed by the withdrawing Participating Employer on order of its Board of Directors and filed with the Company and the Trustee.

(b)	Upon withdrawal from the Plan by a Participating Employer, and subject to the provisions of ERISA, the Code, and other applicable law, the portion of the Fund attributable to the proportionate interests of the Participants affected by said termination of participation may, in the discretion of the Company:

(i)	Be retained in the Fund and benefits paid in accordance with the terms of the Plan in effect at the time the Participating Employer terminated its participation in the Plan;

(ii)	Be transferred (along with the liability for the payment of benefits) to another qualified retirement plan maintained by the Participating Employer terminating participation in the Plan; or

(iii)	Be dealt with in any other manner consistent with the provisions of ERISA, the Code, or other applicable law.

In the event the portion of the Fund attributable to the proportionate interests of the Participants and Former Participants affected by the termination of participation of a Participating Employer is retained in the Fund, the Administrator may direct the Trustee to segregate such portion of the Fund.

ARTICLE 15

LIMITATIONS OF ANNUAL ADDITIONS

15.1	General Limitations

Notwithstanding any provision of the Plan to the contrary, except to the extent permitted under Section 4.1 of the Plan in relation to the availability of Catch-Up Contributions under Code Section 414(v), effective for Limitation Years beginning on and after January 1, 2002, total Annual Additions contributed or allocated to the Accounts of a Participant under this Plan for any Limitation Year shall not exceed the Maximum Permissible Amount, which is equal to the lesser of:

(a)	forty thousand dollars ($40,000), as adjusted for increases in the cost-of-living under Code Section 415(d), or

(b)	one hundred percent (100%) of the Participant’s Compensation, within the meaning of Code Section 415(c)(3) and as defined in Section 15.4 of the Plan, for the Limitation Year.

However, the Compensation limitation referenced in subsection (b), above, shall not apply to Annual Additions comprised of contributions to a post-retirement account for a key employee (as defined in Code Section 419A(d)(1)) or to a Section 401(h) individual medical benefit account defined in Code Section 415(l)(1).

The Annual Addition limitations provided under this Article 15 shall be generally effective Limitation Years beginning on or after January 1, 2002, except for such earlier and later effective dates as provided herein. In addition, the provisions of this Article 15 that were effected by the final regulations under Code Section 415 that were published April 5, 2007 (72 Fed. Reg. 16878) are effective for Limitation Years beginning on or after January 1, 2008. For Limitation Years beginning on or after January 1, 2008, the Annual Addition limitations provided under this Article 15 shall, at all times, comply with the provisions of Code Section 415 and the final regulations published April 5, 2007 (72 Fed. Reg. 16878), as may be subsequently revised, which such regulations and subsequent guidance are specifically incorporated by reference except as otherwise provided herein. For Limitation Years beginning before January 1, 2008, the Annual Addition limitations as provided under this Article 15 shall, at all times, comply with the provisions of Code Section 415 and the final regulations published January 7, 1981 (46 Fed. Reg. 1687), as amended subsequently by published regulations, notices and rulings, which are hereby incorporated by reference except as otherwise provided herein.

15.2	Correction of Excess Annual Additions

(a)

Prior to the determination of a Participant’s actual total Compensation for a Plan Year, the maximum Annual Additions allocated to this Plan for a Participant may be determined on the basis of a reasonable estimation of his/her Compensation for a Plan Year with Contributions then appropriately limited by suspension or reduction of such Contributions to this Plan on behalf of such Participant.

(b)	Effective for Limitation Years prior to January 1, 2008, if Annual Additions attributable to this Plan (after application of Section 15.3) exceed the Maximum Permissible Amount defined in Section 15.1 due to a reasonable error in estimating a Participant’s annual Compensation or under other limited facts and circumstances which the Commissioner of Internal Revenue finds justifiable, such excess Post-Tax Contributions and attributable income shall be returned to Employees in a manner consistent with the return of Excess Contributions under Section 5.2 (except that the Employer Matched Contribution attributable to any returned or Post-Tax Contributions shall be deposited in a suspense account as described below). Should an excess remain after returning excess Post-Tax Contributions, such excess Pre-Tax Contributions and attributable income shall be returned to Employees in a manner consistent with the return of Excess Contributions under Section 5.2 (except that the Employer Matched Contribution attributable to any returned or Pre-Tax Contributions shall be deposited in a suspense account as described below). Should an excess remain after returning excess Pre-Tax Contributions, and an excess remains that is comprised of Employer Matched Contributions, ADP Test Safe Harbor Employer Matched Contributions, or Employer SDRP Contributions, such excess shall be allocated to a suspense account established and administered in accordance with Section 6.14. Any such excess shall be allocated in accordance with Section 6.14 in that Plan Year and in the succeeding Plan Years, as necessary, to reduce future Employer Matched Contribution and/or Employer SDRP Contribution as appropriate.

The foregoing correction methods shall apply only to Limitation Years beginning prior to January 1, 2008. For Limitation Years beginning on or after January 1, 2008, corrections to Excess Annual Additions attributable to this Plan (after the application of Section 15.3) shall be made in manner consistent with the Employee Plans Compliance Resolution Program under Revenue Procedure 2006-27, Revenue Procedure 2008-50, or subsequent published guidance, as appropriate. For purposes of inclusion as an Annual Addition, if, in a particular Limitation Year, the Employer allocates an amount to a Participant’s Account because of an erroneous forfeiture in a prior Limitation Year, or because of an erroneous failure to allocate amounts in a prior Limitation Year, the corrective allocation will not be considered an Annual Addition with respect to the Participant for that particular Limitation Year in which the correction occurs, but will be considered an Annual Addition for the prior Limitation Year to which it relates. For purposes of the foregoing sentence, if the amount so contributed in the particular Limitation Year takes into account actual investment gains attributable to the period subsequent to the year to which the contribution relates, the portion of the total contribution that consists of such gains is not considered as an Annual Addition for any Limitation Year. In any event, the foregoing correction methods shall not prohibit the reversion to the Employer of Excess Annual Additions upon termination of the Plan.

15.3	Aggregation of Plans of the Employer

(a)	General Aggregation Rules.

(i)	For purposes of determining the Maximum Permissible Amount, all defined contribution plans (without regard to whether a plan has been terminated) ever maintained by the Employer (or maintained by a Predecessor Employer, as defined herein) under which the Participant receives Annual Additions are treated as one defined contribution plan. However, in no event shall a Participant’s Annual Additions be double counted in the application of these aggregation rules. The total Annual Additions shall be determined, and the Maximum Permissible Amount shall be applied taking into account the aggregation rules provided herein, and the aggregation rules not otherwise provided herein as provided by Treas. Reg. § 1.415(f)-1, which are incorporated by reference herein. However, any increase in allocations under this Plan resulting from the application of such rules in effect as of a Limitation Year beginning on or after January 1, 2008, shall apply only to Participants who have completed at least one (1) Hour of Service with the Employer after December 31, 2007. Two or more defined contribution plans that are not required to be aggregated pursuant to Code Section 415(f) and the rules under Treas. Reg. § 1.415(f)-1 as of the first day of a Limitation Year do not fail to satisfy the Annual Addition limitations of Code Section 415 with respect to a Participant for the Limitation Year merely because they are aggregated later in that Limitation Year, provided that no Annual Additions are credited to the Participant’s account after the date on which the Plans are required to be aggregated.

(ii)	Combining Predecessor Employer Plans and the Plans of a Formerly Affiliated Employer .

(A)

Plans of a Predecessor Employer. If the Employer maintains a plan that provides a benefit which was allocated to the Participant or which the Participant had accrued while performing services for a former Employer, the former Employer is a Predecessor Employer with respect to the Participant in the Plan. A former entity that antedates the Employer is also a Predecessor Employer with respect to a Participant if, under the facts and circumstances, the Employer constitutes a continuation of all or a portion of the trade or business of the former entity. For purposes of this Section 15.3, the plan of the Predecessor Employer shall be treated as if it had terminated immediately prior to the event giving rise to the Predecessor Employer relationship with sufficient assets to pay Participants’ benefits under the Plan, and had distributed all such benefits to Participants or had purchased annuities to provide such benefits. In that case, the Employer and the Predecessor Employer shall be treated as if they were a single employer immediately prior to such event and as unrelated employers immediately after the event; and if the event giving rise to the Predecessor Employer relationship is a benefit transfer, the transferred benefits shall be excluded in determining the benefits provided under the plan of the Predecessor Employer. The rules of Treas. Reg. § 1.415(f)-1(c) are hereby incorporated herein.

(B)	Formerly Affiliated Plans. For purposes of this Section 15.3, a formerly affiliated plan of the Employer is a plan that, immediately prior to the cessation of affiliation, was actually maintained by the Employer and, immediately after the cessation of affiliation, is not actually maintained by the Employer. For this purpose, cessation of affiliation means the event that causes an entity to no longer be considered the employer, such as the sale of a member controlled group of corporations, as defined in Code Section 414(b), as modified by Code Section 415(h), to an unrelated corporation, or that causes a plan to not actually be maintained by the Employer, such as transfer of plan sponsorship outside a controlled group. For purposes of this Section 15.3, the “formerly affiliated plans of the Employer” shall be treated as a plan maintained by the Employer, but the formerly affiliated plan shall be treated as if it had terminated immediately prior to the cessation of affiliation with sufficient assets to pay Participants’ benefits under the Plan and had distributed all such benefits to Participants or had purchased annuities to provide such benefits, as appropriate. The rules of Treas. Reg. § 1.415(f)-1(b) are hereby incorporated herein.

(iii)

Multiple Limitation Years of Aggregated Plans. Except as may otherwise apply in accordance with Section this Section 15.3, where an Employer maintains more than one defined contribution plan, those plans may provide for different limitation years. If the aggregated plans of the Employer have different limitation years, and if a Participant is credited with Annual Additions in only one defined contribution plan, in determining whether the Annual

Addition limitations are satisfied, only the Limitation Year applicable to that Plan is considered. However, if such plans have different limitation years, and if a Participant is credited with Annual Additions in more than one defined contribution plan, each such plan that is required to be aggregated in accordance with Code Section 415(f) and Treas. Reg. § 1.415(f)-1 must satisfy the maximum Annual Addition limitation in effect for each such plan’s limitation year by taking into account the Participant’s Annual Additions under all plans as if they had been contributed to that single plan during the Limitation Year.

(iv)	Special Rules. The limitations of this Section 15.3 shall be determined and applied taking into account the rules in Treas. Reg. § 1.415(f)-1(d), (e) and (h), as incorporated by reference herein.

(b)	Special Aggregation Rules. In addition to the foregoing aggregation rules, this subsection (b) applies if the Participant is covered under a welfare benefit fund as defined in Code Section 419(e), an individual medical account defined in Code Section 415(l)(2), or a simplified employee pension defined in Section 408(k) that are or have been maintained by the Employer that provides an Annual Addition during any Limitation Year.

(i)	Measuring Total Annual Additions. The Annual Additions credited to a Participant’s Account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount, reduced by the Annual Additions credited to a Participant’s Account under the welfare benefit funds, individual medical accounts and simplified pension plans for the same Limitation Year. Any Excess Annual Addition that is allocated to this Plan according the subsection (ii), below, will be corrected according to Section 15.2, as appropriate.

(ii)

Allocating Excess Annual Additions of Aggregated Plans. If, pursuant to estimating total Participant’s Compensation, determining actual Compensation, or as a result of the allocation of forfeitures, a Participant’s Annual Additions under this Plan, and such other defined contribution plans that are required to be aggregated, would result in an Excess Annual Addition for a Limitation Year, the Excess Annual Addition will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a welfare benefit fund or an individual medical account will be deemed to have been allocated first regardless of the actual allocation date. If an Excess Annual Addition is allocated to a Participant on an allocation date of this Plan that coincides with an allocation date of another qualified defined contribution plan, the excess amount attributable to this Plan shall be a pro rata portion of the excess amount determined by the ratio of the Annual Additions that would have been allocated to the Participant under this Plan to the total Annual Additions that would have been allocated to the Participant under all such defined contribution plans or arrangements providing Annual Additions (with the ratio being determined without regard to the limitations imposed by this Article 15). Any Excess Annual Addition allocated to this Plan according to the foregoing will be corrected in the manner described in Section 15.2, as appropriate.

15.4	Definitions

The terms used for purposes of the maximum Annual Addition limitations of Sections 15.1, 15.2 and 15.3 shall have the following meanings, except as defined otherwise by this Plan:

(a)	Annual Addition means the contributions and additions described in subsection (i), excluding the amounts described in subsection (ii), and including the provisions and definitions of subsection (iii).

(i)	Annual Additions includes the sum of the following amounts allocated on behalf of a Participant for a Limitation Year:

(A)	Employer contributions, including but not limited to Pre-Tax Contributions, Employer Matched Contributions, ADP Test Safe Harbor Employer Matched Contributions, Employer SDRP Contributions, Partnership Share Contribution, if applicable; Anniversary Share Contributions, if applicable;

(B)	Forfeitures; and

(C)	Employee contributions, including but not limited to Post-Tax Contributions.

(ii)	The following contributions or transactions will not be treated as or give rise to an Annual Addition:

(A)	a transfer contribution, or any contribution made by a Participant that qualifies under law as a Rollover Contribution, as defined in Section 17.12;

(B)	any Catch-Up Contributions made in accordance with Code Section 414(v) and Treas. Reg. §1.414(v)-1;

(C)	loan repayments;

(D)

“restorative payments” are payments made to restore losses to the Plan resulting from actions by a fiduciary for which there is reasonable risk of liability for a breach of fiduciary duty under Title I of ERISA, including Department of Labor settlement agreements and corrections under the Voluntary Fiduciary Correction Program;

(E)	Excess Deferrals that are distributed in accordance with Treas. Reg. §1.402(g)-1(e)(2) or § 1.402(g)-1(e)(3);

(F)	repayments of amounts described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)) and Code Section 411(a)(3)(D); and

(G)	the reinvestment of dividends on Employer securities under an employee stock ownership plan pursuant to Code Section 404(k)(2)(A)(iii)(II).

(iii)	The foregoing definition of Annual Addition shall be adjusted by the following provisions and definitions:

(A)	Employer Contributions. Except as specifically excluded herein, Annual Additions shall include Employer Contributions made to a defined contribution plan (within the meaning of Code Section 414(i) (including the portion of a plan treated as a defined contribution plan under the rules of Code Section 414(k)) that is a plan described in Code Section 401(a) which includes a trust which is exempt from tax under section 501(a); an annuity plan described in Code Section 403(a); or a simplified employee pension described in Code Section 408(k). In addition, contributions to the following types of arrangements are treated as contributions to defined contribution plans for purposes of the limitation on Annual Additions:

(1)	Pursuant to Code Section 415(l)(1), contributions allocated to any individual medical benefit account which is part of a pension or annuity plan established pursuant to Code Section 401(h) are treated as contributions to a defined contribution plan.

(2)	Pursuant to Code Section 419A(d)(2), amounts attributable to medical benefits allocated to an account established for a Key Employee (any employee who, at any time during the plan year or any preceding plan year, is or was a Key Employee as defined in Code Section 416(i), as defined in Section 15.5 of this Plan) pursuant to Code Section 419A(d)(1) are treated as contributions to a defined contribution plan.

(B)	Employee Contributions. An Employee Contribution that is an Annual Addition includes mandatory Employee contributions (as defined in Code Section 411(c)(2)(C) and regulations promulgated thereunder) to a defined benefit that is maintained by the Employer, as well as voluntary (after-tax) Employee Contributions to a defined contribution plan maintained by the Employer. However, for purposes of the Annual Addition limitations provided in this Article 15, Employee contributions shall not include any Employee contributions to a simplified employee pension plan described in Section 408(k).

(C)	Forfeitures. A forfeiture is the reallocation to Participant accounts of nonvested Employer Contributions that were previously forfeited under the terms of the Plan.

(D)	Contributions for Leased Employees Treated as Annual Additions. Except as provided herein, if the Employer is a Recipient for whom a Leased Employee (within the meaning of Code Section 414(n)(2)) performs services, the Leased Employee is treated as an Employee of the Recipient, but contributions or benefits provided by the Leasing Organization that are attributable to services performed for the Recipient are treated as provided under a plan maintained by the Recipient, and thus will be Annual Additions of the Recipient. Notwithstanding the foregoing, pursuant to Code Section 414(n)(5), the foregoing of this subsection does not apply to a Leased Employee with respect to services performed for a recipient if: (1) the Leased Employee is covered by a plan that is maintained by the Leasing Organization and that meets the requirements of Code Section 414(n)(5)(B); and (2) Leased Employees (determined without regard to this subsection (D) do not constitute more than twenty percent (20%) of the Recipient’s workforce who are Nonhighly Compensated Employees.

(E)	Excess Contributions. Employer or Employee Contributions do not fail to be Annual Additions merely because they are Excess ADP Contributions (in accordance with Code Section 401(k)(8)(B)) or Excess Aggregate Contributions (in accordance with Code Section 401(m)(6)(B)), or merely because Excess ADP Contributions or Excess Aggregate Contributions are corrected through distribution.

(F)	Rules Regarding the Timing of Contributions. Effective for Limitation Years beginning on or after January 1, 2008, the following timing rules shall apply:

(1)	Date of Allocation. An Annual Addition is credited to the Participant’s Account for a particular Limitation Year if it is allocated to the Participant’s Account under the terms of the Plan as of any date within that Limitation Year. Similarly, an Annual Addition that is made pursuant to a corrective amendment that complies with the requirements of Treas. Reg. § 1.401(a)(4)-11(g) is credited to the Participant’s Account for a particular Limitation Year if it is allocated to the Participant’s Account under the terms of the corrective amendment as of any date within that Limitation Year. However, if the allocation of an Annual Addition is dependent upon the satisfaction of a condition (such as continued employment or the occurrence of an event) that has not been satisfied by the date as of which the Annual Additions are allocated under the terms of the Plan, Annual Additions are considered allocated for purposes of the definition of Annual Addition as of the date the condition is satisfied.

(2)	Date of Employer Contributions. For purposes of the definition of Annual Addition, Employer contributions are not treated as credited to a Participant’s Account for a particular Limitation Year unless the contributions are actually made to the Plan no later than thirty (30) days after the end of the period described in Code Section 404(a)(6) applicable to the taxable year with or within which the particular Limitation Year ends. If contributions are made to a plan after the end of the period during which contributions can be made and treated as credited to a Participant’s account for a particular Limitation Year, allocations attributable to those contributions are treated as credited to the Participant’s Account for the Limitation Year during which those contributions are made.

(3)	Date of Employee Contributions. For purposes of the definition of Annual Additions, Employee Contributions, whether voluntary or mandatory, are not treated as credited to a Participant’s Account for a particular Limitation Year unless the contributions are actually made to the Plan no later than thirty (30) days after the close of that Limitation Year.

(4)	Date for Forfeitures. A forfeiture is treated as an Annual Addition for the Limitation Year that contains the date as of which it is allocated to a Participant’s Account as a forfeiture.

(5)	Treatment of Elective Contributions as Plan Assets. The extent to which elective contributions constitute plan assets for purposes of the prohibited transaction provisions of Code Section 4975 and Title I of ERISA, is determined in accordance with regulations and rulings issued by the Department of Labor. See 29 C.F.R. 2510.3-102.

(6)	Treatment of Certain Contributions Made Pursuant to Veterans’ Reemployment Rights. If, in a particular Limitation Year, an employer contributes an amount to an employee’s account with respect to a prior Limitation Year and such contribution is required by reason of such employee’s rights under Chapter 43 of Title 38, United States Code, resulting from qualified military service, as specified in Code Section 414(u)(1), then such contribution is not considered an Annual Addition with respect to the individual for that particular Limitation Year in which the contribution is made, but, in accordance with Code Section 414(u)(1)(B), is considered an Annual Addition for the Limitation Year to which the contribution relates.

(b)	Compensation, for purposes of the maximum Annual Addition limitations of this Article 15, shall mean wages as defined by Code Section 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)), paid by the Employer or Affiliated Employer. The determination of Compensation shall be adjusted by the following provisions.

(i)

Compensation Paid or Made Available. For purposes of applying the Annual Addition limitations under this Article 15, Compensation for any Plan Year beginning after December 31, 1991, is the compensation actually paid or includible in gross income during such Plan Year. For Limitation Years beginning after December 31, 1997, Compensation paid or made available during such Limitation Year shall include amounts that would otherwise be included in Compensation but for an election under Code Sections 125(a), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) or, for Limitation

Years beginning on or after January 1, 2001, an election under Code Section 132(f)(4). In addition, effective for Plan Years and limitation years beginning on and after January 1, 1998, for purposes of the definition of Compensation, the reference to Code Section 125 will include any amounts not available to a Participant in cash in lieu of group health coverage because the Participant in unable to certify that he/she has other health coverage (“Deemed Section 125 Compensation”). Such an amount will be treated as Deemed Section 125 Compensation only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

(ii)	Post-Severance Compensation. In addition to the foregoing, for Limitation Years beginning on or after January 1, 2007, for purposes of the Annual Addition limitations under this Article 15, Compensation shall include Post-Severance Compensation, which shall mean payments defined in subsection (A), below, as adjusted by subsections (B) through (E).

(A)	Regular Pay. Post-Severance Compensation means regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments, and, absent a Severance from Employment, the payments would have been paid to the Participant while continuing in employment with the Employer. To be included in Post-Severance Compensation, payments described in this subsection (A) must be made by the later of two and one-half (2-1/2) months after the Participant’s Severance from Employment with the Employer maintaining the Plan, or by the end of the Limitation Year that includes the date of the Participant’s Severance from Employment. The types of payments described in this subsection (A) will not be included in Post-Severance Compensation if received after such time limitation. Likewise, any payment that is not described as Post-Severance Compensation in this subsection (b)(ii) is not considered Compensation if paid after Severance from Employment with the Employer maintaining the Plan, even if it is paid within the foregoing time limits. Thus, Compensation does not include severance pay, or parachute payments within the meaning of Code Section 280G(b)(2), if they are paid after Severance from Employment with the Employer maintaining the Plan.

(B)	Leave Cash-Outs. In addition, Post-Severance Compensation shall include payment of unused accrued bona fide sick, vacation or other leave that the Participants would have been able to use if employment with the Employer had not terminated, and such payments were made by the later of two and one-half (2-1/2) months after the Participant’s Severance from Employment with the Employer maintaining the Plan, or the end of the Limitation Year that includes the date of the Participant’s Severance from Employment with the Employer maintaining the Plan. The types of payments described in this subsection (B) will not be included in Post-Severance Compensation if received after such time limitation.

(C)	Nonqualified Deferred Payments. Post-Severance Compensation shall exclude any payment received by the Participant after Severance from Employment pursuant to a nonqualified unfunded deferred compensation plan, regardless or whether such payment is includable in the Participant’s wages or taxable income.

(D)	Payments for Qualified Military Service. Post-Severance Compensation shall include amounts paid to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service, but only as long as such amounts are treated as wages for reporting purposes.

(E)	Disability Payments. Post-Severance Compensation shall exclude salary continuation payments made after Severance from Employment to any Participant who is permanently and totally disabled as defined in Code Section 22(e)(3).

(iii)	Back Pay. Payments awarded by an administrative agency or court or pursuant to a bona fide agreement by an Employer to compensate a Participant for lost wages are Compensation within the meaning of Code Section 415(c)(3) for the Limitation Year to which the back pay relates, but only to the extent such payments represent wages that would otherwise be included in Compensation as defined herein.

(iv)	Foreign Compensation. Amounts paid to a Eligible Employee as remuneration for services do not fail to be treated as Compensation for a Limitation Year (and are not excluded from the definition of Compensation pursuant to Treas. Reg. § 1.415(c)-2(c)(4)) merely because those amounts may not be includible in the individual’s gross income on account of the location of the services. Similarly, remuneration for services does not fail to be treated as Compensation during a Limitation Year for purposes of Code Section 415 (and are not excluded from of Compensation pursuant to Treas. Reg. § 1.415(c)-2(c)(4)) merely because those amounts are paid by an Affiliate with respect to which all Compensation paid to the Participant by such Affiliate is excluded from gross income. Thus, for example, the determination of whether an amount is treated as Compensation for a Limitation Year for purpose of Code Section 415 is made without regard to the exclusions from gross income under Code Sections 872, 893, 894, 911, 931, and 933. However, with respect to a nonresident alien who is not an Eligible Employee and thus not a Participant in a Plan, payments shall not be treated as Compensation for a Limitation Year for purposes of Code Section 415 to the extent the such payments are excludable from gross income and are not effectively connected with the conduct of a trade or business within the United States, but only if this rule is applied uniformly to all such individuals. For purposes of this paragraph, a nonresident alien has the same meaning as in Code Section 7701(b)(1)(B).

(v)	Compensation of Employees of Controlled Groups of Corporations. In the case of a individual who is an employee of two or more corporations which are members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)) of which the Employer is a member, the term Compensation for such individual includes Compensation from all such employers that are members of the group, regardless of whether the individual’s particular employer has a qualified plan. This special rule is also applicable to an individual who is an employee of two or more trades or businesses (whether or not incorporated) that are under common control (as defined in Code Section 414(c) as modified by Code Section 415(h)), to an individual who is an employee of two or more members of an affiliated service group as defined in Code Section 414(m), and to an employee of two or more members of any group of Employers who must be aggregated and treated as one Employer pursuant to Code Section 414(o).

(vi)

Application of Code Section 401(a)(17) Limits. Effective for Limitation Years beginning on and after January 1, 2008, a Participant’s Compensation shall not include Compensation in excess of the limitation under Code Section 401(a)(17). The adjusted annual limit under Code Section 401(a)(17) shall apply to

Limitation Years beginning with or within the calendar year of the date of the adjustment to the annual limit under Code Section 401(a)(17).

(c)	Defined contribution plan, for purposes of the maximum Annual Addition limitations, means a qualified plan as defined in Code Section 414(i).

(d)	Employer, for purposes of the maximum Annual Limitations of this Article 15, means the Company that adopts this Plan, and all Affiliated Employers of the Company, which shall include all members of a controlled group of corporations, as defined in Code Section 414(b) (as modified by Code Section 415(h)), all commonly controlled trades or businesses as defined in Code Section 414(c) (as modified, except in the case of a brother-sister group of trades or businesses under common control, by Code Section 415(h)), or affiliated service groups, as defined in Code Section 414(m), of which the Adopting Employer is a part, and any other entity required to be aggregated with the Employer pursuant to Code Section 414(o).

(e)	Excess Annual Addition, for purposes of the maximum Annual Addition limitations of this Article 15, means the excess of the Participant’s Annual Addition for the Plan Year over the maximum Annual Addition permitted under Section 15.1 for the Limitation Year.

(f)	Limitation Year means the Plan Year, which is the calendar year. If the Limitation Year is changed, the new Limitation Year must begin on a date within the Limitation Year in which such change is made. If a short Limitation Year is created as a result of a change in the Limitation Year, Annual Additions may not exceed the amount determined under Section 15.1(a) (the statutory limitation) multiplied by a fraction, the numerator of which is the number of months in the short Limitation Year and the denominator of which is twelve (12).

(g)	Severance from Employment, for purposes of the maximum Annual Addition limitations and top-heavy rules of this Article 15, means, effective for Limitation Years beginning on or after January 1, 2007, for purposes of the Annual Limitations under Code Section 415, a Participant’s termination from employment from the Employer. A Participant does not have a Severance from Employment if, in connection with a change in employment, the Participant’s new (unrelated) employer maintains the Plan with respect to that Participant.

15.5	Top-Heavy Plan Requirements

(a)

General Rule. For any Plan Year for which this Plan is a top-heavy plan, as determined in accordance with Section 15.5(b), below, notwithstanding any other provisions of this Plan to the contrary, this Plan shall be subject to the vesting provisions of Section 15.5(c) and the Minimum Contribution provisions of Section 15.5(d). Notwithstanding the foregoing, the top-heavy requirements provided by this Section 15.5 shall not apply and the Plan shall not be top-heavy in any year the extent the Plan consists solely of a cash or deferred arrangement that meets the requirements of Code Section 401(k)(12) and matching contributions subject to Code Section 401(m)(11).

(b)	Top-Heavy Plan. This Plan shall be a top-heavy plan for any Plan Year if, as of the Determination Date:

(i)	the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;

(ii)	this Plan is a part of a Required Aggregation Group but not part of a Permissive Aggregation Group, and the top-heavy ratio for the group exceeds sixty percent (60%); or

(iii)	this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, and the top-heavy ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

(c)	Vesting Provisions. Each Participant who has completed at least three (3) Years of Service and has completed an Hour of Service during any Plan Year in which the Plan is a top-heavy plan shall have a nonforfeitable right to the benefits under this Plan. The minimum vesting schedule applies to all benefits within the meaning of Code Section 411(a)(7) except those attributable to Participant Pre-Tax and Post-Tax Contributions, in addition to benefits attributable to allocations made before the effective date of Code Section 416 and benefits allocated before the Plan became top-heavy. The Minimum Contributions under Section 15.5(d) may not be forfeited upon a Participant’s withdrawal of deductible voluntary Participant contributions, nondeductible voluntary Participant contributions, Participant Pre-Tax Contributions, Roth Contributions (if any, to the extent permitted by the terms of the Plan), Employer Matched Contributions, ADP Test Safe Harbor Employer Matched Contributions, or SDRP Contributions.

Each Participant’s nonforfeitable benefit shall not be less than his/her nonforfeitable benefit determined as of the last day of the last Plan Year in which the Plan was a top-heavy plan. If the Plan ceases to be top-heavy, each Participant with three (3) or more years of service, whether or not consecutive, shall have his/her nonforfeitable accrued benefit determined in accordance with this Section 15.5, and separately in accordance with the terms of Article 8, and such will be considered an amendment to the vesting schedule to be governed by Section 13.1(e). Effective for Plan Years beginning after December 31, 2001, this Section 15.5(c) shall not apply to the Account of any Participant who does not have an Hour of Service in the Plan Year in which the Plan is determined to be top-heavy.

(d)	Definition of Minimum Contribution. Each Covered Employee who is a Non-Key Employee (as defined herein), and who was employed by the Employer on the last day of the Plan Year, shall be entitled to have a Minimum Contribution made on his/her behalf by the Employer of not less than the lesser of:

(i)	Three percent (3%) of the Covered Employee’s Compensation for such Plan Year, or

(ii)	The largest percentage of Employer contributions and forfeitures, as a percentage of Compensation, that is allocated to the Account of any Key Employee for such Plan Year (the “Minimum Contribution”).

Pre-Tax Contributions may not be used to satisfy the Minimum Contribution required under this Section 15.5. Notwithstanding, effective for Plan Years beginning after December 31, 2001, Employer Matched Contributions shall be taken into account for purposes of satisfying the Minimum Contribution requirements of Code Section 416(c)(2) and this Section 15.5 of the Plan. The preceding sentence shall apply with respect to Employer Matched Contributions or ADP Test Safe Harbor Employer Matched Contributions (to the extent the top-heavy requirements apply to the Plan). Employer Matched Contributions that are used to satisfy the Minimum Contribution requirements shall be treated as Employer Matched Contributions for purposes of the actual contribution percentage test and other requirements of Code Section 401(m).

If, in any top-heavy year, the highest percentage of Employer contributions and forfeitures allocated to any Key Employee is less than three percent (3%), amounts allocated as a result of any Key Employee’s Pre-Tax Contributions and Roth Contributions (if any, to the extent permitted by the Plan) must be included in determining the value of Employer contribution made on behalf of such Key Employees. Each Participant who is employed by the Employer on the last day of the Plan Year will be entitled to receive an allocation of the Minimum Contribution for such Plan Year. The Minimum Contribution applies, even though, under other Plan provisions, the Participant would not otherwise be entitled to receive an allocation of Employer contribution, or would have received a lesser allocation for the year because the Participant fails to make mandatory contributions, Participant Pre-Tax Contributions, or Roth Contributions (if any, to the extent permitted by the terms of the Plan), the Participant’s Compensation is less than a stated amount, or the Participant fails to complete one thousand (1,000) Hours of Service during the Plan Year.

(e)	Definitions. For purposes of this Section 15.5, the following definitions shall apply:

(i)	Compensation means, effective for Plan Years beginning prior to January 1, 1998, for purposes of determining the Minimum Contribution or for identifying a Key Employee, Compensation as defined in Section 2.16 of the Plan, however, excluding any Pre-Tax Contributions made pursuant to Section 4.1. Effective for Plan Years beginning on or after January 1, 1998, Compensation shall be Compensation for purposes of Code Section 415(c)(3), as defined in Section 15.4(b) of the Plan, but as limited by the annual limitation under Code Section 401(a)(17).

(ii)	Determination Date means for any Plan Year the last day of the immediately preceding Plan Year (except that for the first Plan Year of this Plan the determination date means the last day of such Plan Year).

(iii)	Key Employee means, effective for any Plan Year beginning after December 31, 2001, any Participant or former Participant (including any deceased Participant) who at any time during the Plan Year that includes the Determination Date, was an officer of the Employer having annual Compensation greater than one hundred-thirty thousand dollars ($130,000) (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002), a five percent (5%) owner of the Employer, or a one percent (1%) owner of the Employer having annual Compensation of more than one hundred-fifty thousand dollars ($150,000). For this purpose, annual Compensation means Compensation defined herein, within the meaning of Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(iv)	Non-Key Employee means any Participant (and any Beneficiary of an Participant) who is not a Key Employee as defined above.

(v)	Permissive Aggregation Group means the Required Aggregation Group of plans, plus any other plan or plans of the Employer that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(vi)

Required Aggregation Group means (A) each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year or any of the four (4) preceding Plan Years (regardless of whether the plan has terminated), and (B) any other qualified plan of the Employer that enables a plan described in (A) to meet the requirements of Code Sections 401(a)(4) or 410.

(vii)	The top heavy ratio shall be determined in accordance with the following:

(A)	If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer has not maintained any defined benefit plan that, during the five (5) year period ending on the Determination Date has or has had accrued benefits, the top-heavy ratio for this Plan alone (or for the Required or Permissive Aggregation Group, as appropriate) is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date (including any part of any Account balance distributed, effective for Plan Years beginning prior to January 1, 2002, in the five (5) year period ending on the Determination Date, or, effective for Plan Years beginning after December 31, 2001, including any part of any Account balance distributed by reason of Severance from Employment, death or disability in the one (1) year period ending on the Determination Date and, for all other events, distributed in the five (5) year period ending on the Determination Date), and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed, effective for Plan Years beginning prior to January 1, 2002, in the five (5) year period ending on the Determination Date, or, effective for Plan Years beginning after December 31, 2001, including any part of any Account balance distributed by reason of Severance from Employment, death or disability in the one (1) year period ending on the Determination Date and, for all other events, distributed in the five (5) year period ending on the Determination Date), both computed in accordance with Code Section 416 and the regulations thereunder. Both the numerator and the denominator of the top-heavy ratio will be increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

(B)

If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans that, during the five (5) year period ending on the Determination Date has or has had any accrued benefits, the top-heavy ratio for any Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of Account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with (A), above, plus the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date, and the denominator of which is the sum of the Account balances under the aggregated defined contribution plans for all Participants, determined in accordance with (A), above, plus the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date, all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and the denominator of the top-heavy ratio will be increased for, effective for Plan Years beginning prior to January 1, 2002, distributions occurring in the five (5) year period ending on the Determination Date, or, effective for Plan Years beginning after December 31, 2001, any part of any Account balance distributed by reason of Severance from Employment, death or disability in the one (1) year period ending on the Determination Date and, for all other events, distributed in the five (5) year period ending on the Determination Date).

(C)

For purposes of subsections (A) and (B), above, the value of Account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve (12) month period ending on the Determination Date for the first and second Plan Years of a defined benefit plan, except as provided in Code Section 416. Effective for Plan Years beginning after December 31, 2001, the Account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the one (1) year period (or the five (5) period in determining whether the Plan is top-heavy for Plan Years beginning before January 1, 2002) ending on the Determination Date will be disregarded. The calculation of the top-heavy ratio, and the extent to which distributions, rollovers and transfers are taken into account, will be made in accordance with Code Section 416. Deductible employee contributions will not be taken into account for purposes of computing the top-heavy ratio.

When aggregating plans, the value of Account Balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

For purposes of the foregoing, the accrued benefit of a Participant other than a Key Employee will be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or, if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

(f)	Collective Bargaining Rules. The provisions of Sections 15.5(b), 15.5(c) and 15.5(d) do not apply with respect to any Employee included in a unit of Employees covered by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining.

ARTICLE 16

THE PLAN INVESTMENT COMMITTEE AND THE INVESTMENT OF

CONTRIBUTIONS

16.1	Establishment of the Plan Investment Committee

Participants, Former Participants, Beneficiaries and Alternate Payees shall make investment decisions with respect to their Accounts in accordance with the Plan terms. Effective July 1, 2005, the RSP Investment Committee shall have the power and authority, as provided under this Article 16, to select the Investment Funds that shall be available for the foregoing investment decisions. The RSP Investment Committee shall be a Named Fiduciary, as defined under ERISA, solely in regard to the authority to select Investment Funds. Effective January 1, 2009, the “RSP Investment Committee” shall be known as the “Plan Investment Committee.”

16.2	Selection and Review of Plan Investment Committee Members and Plan Investment Committee Organization

The Plan Investment Committee shall be composed of not less than three (3) individuals who are selected by the Board of Directors of the Company (the “Board”).

(a)	Acceptance of Membership. Any person who is appointed as a member of the Plan Investment Committee shall signify his/her acceptance by filing written acceptance with the Board. A member may resign by delivering his/her written resignation to the Board, and such resignation shall be effective when delivered to the Board. A member also shall be deemed to have resigned effective as of the date such member is no longer employed by the Company or any Employer.

(b)	Removal of Member of the Plan Investment Committee by the Board. Each member shall be subject to removal by the Board in its sole discretion, and at any time.

(c)

Procedure for Action by the Plan Investment Committee. The Plan Investment Committee shall meet periodically. The members of the Plan Investment Committee shall act by a majority of their number present at any meeting, but, at any time there are fewer than three (3) members present, shall only act unanimously. The members of the Plan Investment Committee may act without a meeting by a resolution or written memorandum signed and approved by all members. The members may authorize one (1) or more of them to make any payment in its behalf, or to execute or deliver any instrument. The Plan Investment Committee may request any officer or employee of the Company, or any Employer, or the Company’s outside counsel to attend meetings of the Plan Investment

Committee or to meet with any members of, or consultants to, the Plan Investment Committee.

(d)	Compensation for Services. The members of the Plan Investment Committee shall serve without additional compensation for their services other than the compensation received as employees of the Company or any Employer, but all reasonable expenses incurred in the performance of their duties shall be paid or reimbursed by the Company. Unless otherwise determined by the Board, or unless required by any federal or state law, no member of the Plan Investment Committee shall be required to provide any bond or other security in any jurisdiction.

16.3	Powers of the Plan Investment Committee

The Plan Investment Committee’s power and authority regarding the selection of Investment Funds includes, but is not limited to, the following:

(a)	The responsibility to select and periodically review the performance of the Investment Funds (except for the Default Investment Fund described in Section 16.8) made available as investment choices under the Plan, including the responsibility and the duty to periodically review the continued suitability of Company Stock as an investment choice under the Plan through the Company Stock Fund. In this regard, the Plan Investment Committee may choose to offer as Investment Funds any investment vehicles as determined in its discretion according to the Investment Policy, as described in Section 16.3(b), including, but not limited to: (i) securities issued by investment companies which are advised by affiliates of the Trustee, (ii) guaranteed investment contracts chosen by the Trustee, (iii) collective investment trusts maintained by the Trustee for qualified plans, and (iv) Participant-managed brokerage accounts.

The Plan Investment Committee shall meet periodically to review the Investment Funds currently available (including the Company Stock Fund, but not including the Default Investment Fund) and to consider from time to time other Investment Funds as may be appropriate. The Plan Investment Committee shall establish an Investment Policy by which to select and periodically review each Investment Fund according to Section 16.3(b). The Plan Investment Committee may obtain independent investment advice or counsel for assistance in the selection and review of any Investment Fund, or may fully or partially delegate the duty of Investment Fund selection and review to an independent investment advisor or manager, as further detailed in Section 16.3(f).

(b)

Develop and implement an Investment Policy by which Investment Funds, including the Company Stock Fund, will be selected, reviewed or removed. The Investment Policy shall establish standards for the consideration of each Investment Fund, including, but not limited to, (i)

whether the Investment Fund furthers the purposes of the Plan, taking into consideration the risk of loss and opportunity for gain; (ii) the economic performance of the Investment Fund; (iii) administrative or investor fees charged to Participants, to the Plan, or to the Funds themselves; and (iv) the administrative practices of each Fund.

The Investment Policy shall be reviewed periodically and revised as appropriate. The Plan Investment Committee may obtain independent investment advice or counsel for assistance in the development and the maintenance of any such Investment Policy, or may allocate and delegate the duty to develop and maintain any such Investment Policy to an independent investment manager or advisor, as described in Section 16.3(d).

(c)	The right and the duty to determine the terms, conditions, procedures and limitations applicable to Brokerage Accounts available in connection with Participant investment choices, and provided by Section 16.6, below.

(d)	The power to review periodically the performance of the Plan Trustee. The Plan Investment Committee shall submit the results of its periodic review of the Plan Trustee to the Board, including any recommendation for the removal and replacement of the Plan Trustee. Notwithstanding the foregoing, pursuant to Section 12.3(j), the Plan Investment Committee shall coordinate its review of the Trustee with the Plan Administrative Committee to the extent that the Trustee (or its affiliate) provides administrative services to the Plan.

(e)	The power to review periodically the method of compliance with the requirements of ERISA Section 404(c), including coordinating with the Plan Administrative Committee in providing investment information to Participants, Former Participants, Beneficiaries and Beneficiaries in this respect.

(f)

The right to appoint, delegate, review and/or remove, without limitation, such persons, agents, counsel, accountants or consultants to provide investment educational services or investment advice to Participants as may be desirable or necessary to assist in the investment and management of Plan assets. In particular, the Plan Investment Committee shall have the right to appoint, delegate, review and/or remove an independent investment manager or managers, and/or independent investment advisor or advisors, as described by Section 402(c)(3) of ERISA, to whom the Plan Investment Committee shall delegate and allocate investment duties to manage any assets of the Plan, including the power to recommend and/or select the available Plan Investment Funds, provide advice regarding the Company Stock Fund, acquire and dispose of Trust Fund assets, provide investment advice and/or education to Participants and Beneficiaries, and to perform such other services as the

Plan Investment Committee shall deem necessary or desirable in connection with the management of Plan assets. Any such investment manager or advisor shall (i) be registered as an Investment Adviser under the Investment Advisers Act of 1940; (ii) be a bank, as defined in the Investment Advisers Act of 1940; or (iii) be an insurance company qualified to manage, acquire or dispose of qualified plan assets under the laws of more than one state; and (iv) acknowledge in writing to the Plan Investment Committee that he/she is (or they are) a fiduciary with respect to the Plan. The Plan Investment Committee shall establish reasonable and uniform procedures, including an appropriate Investment Policy or Investment Policies, as described in Section 16.3(b), and provide guidance to and limitations for such investment managers or advisors.

(g)	The right to exercise the other powers that are expressly granted to it herein, or that are impliedly necessary for it to carry out any of its responsibilities hereunder.

The Plan Investment Committee shall be deemed to have properly and prudently exercised all such power and authority, unless it has abused its discretion by acting arbitrarily and capriciously.

16.4	Investment Funds

The Trustee shall establish and maintain the Company Stock Fund, as required by Section 16.5 of the Plan, and, effective July 1, 2005, such other Investment Funds as are specified from time to time by the Plan Investment Committee according to Section 16.3(a). Each such Investment Fund shall be held and administered by the Trustee as a separate, common fund within the Trust Fund, and the interest of each Participant or Former Participant under the Plan in any such Investment Fund shall be an undivided interest.

16.5	Establishment and Administration of Company Stock Fund

Company Stock shall be made available through the Company Stock Fund as an available investment choice in the same manner as any other Investment. Stock to be held in the Company Stock Fund shall be purchased by the Trustee at fair market value on the open market or from the Company through the sale of treasury Stock or the issuance of authorized but previously unissued shares at the option of the Company. Such Stock may also be obtained through the exercise of stock rights.

Effective July 1, 2005, the Trustee shall vote or tender shares of Company Stock held in the Company Stock Fund according to guidelines provided under the Trust Agreement for voting or tendering shares of Company Stock.

Effective April 8, 2003 and prior to July 1, 2005, the Trustee shall vote the shares of Company Stock allocated to such Participant’s or Former Participant’s in accordance with such Participant’s or Former Participant’s directions, which directions shall be communicated in writing or by such other means as may be agreed upon by the Trustee and the Company. Except as otherwise required by law, the Trustee shall not vote shares of Company Stock allocated to a Participant’s Account for which the Trustee has received no directions from the Participant.

Effective April 8, 2003 and prior to July 1, 2005, the Trustee shall vote the shares of Company Stock held in the Company Stock Fund which have not been allocated to Participants’ or Former Participants’ Accounts as of the record date of any meeting of shareholders of the Company in the same proportion as those allocated shares for which voting instructions are received by the Trustee.

16.6	Establishment of Brokerage Accounts

A system of Brokerage Accounts shall be established and made available in connection with Participant self-directed investment choices. The Plan Investment Committee shall determine the terms and conditions applicable to Brokerage Accounts including, without limitation, (a) limitations on the types of investments which may be purchased and held in such accounts, (b) the extent to, and the conditions under, which Participants may select investment managers or advisors with respect to such Brokerage Accounts, and (c) any fees to be charged with respect to such accounts. All such terms, conditions and limitations shall apply uniformly to similarly situated Participants.

16.7	Deposit of Contributions

All Employer Matched Contributions (for periods prior to April 1, 2002), Partnership Shares, Anniversary Shares, and contributions to the Former PAYSOP Account shall be invested by the Trustee in the Company Stock Fund at all times. Effective for periods beginning January 1, 1999 and prior to April 1, 2002, any Participant who is one hundred percent (100%) vested in his/her Employer Matched Contribution Account may elect to transfer any portion of such Account to or from any of the Investment Funds available under the Plan in accordance with Section 16.9. All Pre-Tax Contributions, Post-Tax Contributions, Employer SDRP Contributions and Qualified Plan Rollover Contributions and contributions to the Former Employer Supplemental Contribution Account made hereunder in respect of a Participant shall be invested by the Trustee in such Investment Funds as the Administrator shall direct, based on the Participant’s investment election made in accordance with Section 16.8 (or, in the case of a Participant who fails to make such an investment election, in the Default Investment Fund identified according to Section 16.8) and shall be credited to the Participant’s Accounts in accordance with Article 6.

In addition, Employer Matched Contributions made on or after April 1, 2002 and effective January 1, 2009, ADP Test Safe Harbor Employer Matched Contributions shall be invested by the Trustee in such Investment Funds as the

Administrator (or the delegate of the Administrator) shall direct, based on the Participant’s investment election made in accordance with Section 16.8 (or, in the case of a Participant who fails to make such an investment election, in the Default Investment Fund as identified according to Section 16.8) and shall be credited to the Participant’s Accounts in accordance with Article 6. Further, effective on or after April 1, 2002, any Participant, regardless of the vested status of his/her Employer Matched Contribution Account, may elect to transfer any portion of such Account to or from any of the Investment Funds available under the Plan in accordance with Section 16.9.

16.8	Investment Elections of Participants and the Default Investment Fund

Each Participant shall make an investment election in the manner prescribed by the Administrator, regarding his/her Pre-Tax Contributions, Post-Tax Contributions, ADP Test Safe Harbor Employer Matched Contributions, Employer SDRP Contributions, Qualified Plan Rollover Contributions, contributions to the Former Employer Supplemental Contribution Account and, effective April 1, 2002, Employer Matched Contributions. Such Participant investment election shall specify that such Pre-Tax Contributions, Post-Tax Contributions, ADP Test Safe Harbor Employer Matched Contributions, Employer SDRP Contributions, Qualified Plan Rollover Contributions, contributions to the Former Employer Supplemental Contribution Account, and, effective April 1, 2002, Employer Matched Contributions shall be deposited in one or more of the Investment Funds, effective April 1, 2002, in whole percentages, a multiple of 1%, and, in the aggregate, equal 100%. Each Participant’s investment election shall remain in effect until he/she changes it in accordance with such procedures and limitations as are prescribed by the Administrator. Each investment election change made by a Participant pursuant to this Section 16.8 shall apply only to Pre-Tax Contributions, Post-Tax Contributions, Employer ADP Test Safe Harbor Employer Matched Contributions, SDRP Contributions, Qualified Plan Rollover Contributions, contributions to the Former Employer Supplemental Contribution Account, and, effective April 1, 2002, Employer Matched Contributions received by the Trustee after the change is implemented under the Plan and Trust. Pre-Tax Contributions, Post-Tax Contributions, ADP Test Safe Harbor Employer Matched Contributions, Employer SDRP Contributions, Qualified Plan Rollover Contributions, contributions to the Former Employer Supplemental Contribution Account, and, effective April 1, 2002, Employer Matched Contributions deposited in an Investment Fund pursuant to this Section 16.8 may be transferred to another Investment Fund only in accordance with Section 16.9.

In the event a Participant’s election under this Section 16.8 or Section 16.9 as of any pertinent date is incomplete, or in the event no election is effectively made under such provisions by a Participant with respect to all or any portion of the Participant’s account or contributions described herein, the Participant shall be deemed to have chosen to invest or transfer such portion of the Participant’s account or contributions into the Default Investment Fund.

In any event, the portion of the Plan subject to Participant investment directions made in accordance with Plan terms is intended to constitute a plan described in Section 404(c) of ERISA, and Department of Labor Regulation § 2550.404c-1, and therefore the fiduciaries of the Plan are intended to be relieved of liability for any losses which are the direct and necessary result of investment directions given by such Participant.

16.9	Election to Transfer Interest Between Investment Funds

Subject to Section 16.7, a Participant who has an interest in any Investment Fund may elect to transfer all or a portion of such interest to any of the other Investment Funds in accordance with such procedures and limitations as are prescribed by the Administrator.

16.10	Other Provisions Concerning Investment Elections and Transfers

The ability of Participants to direct investments under the Plan shall be subject to such guidelines, instructions, limitations or policies established by the Administrator (“Participant Investment Direction Procedures”), and all such Participant Investment Direction Procedures shall be applied in a uniform and nondiscriminatory manner. The Participant Investment Direction Procedures prescribed by the Administrator may include, without limitation, provisions which:

(a)	limit transfers to specified dollar amounts or percentages;

(b)	limit to not less than once per calendar quarter (or more frequently as permitted by the Participant Investment Direction Procedures) the number of transfers that each Participant may make each Plan Year (subject to the rules of the Investment Funds in which the Participant’s Account is or is to be invested);

(c)	limit to not less than once per calendar quarter (or more frequently as permitted by the Participant Investment Direction Procedures) the number of investment election changes that each Participant may make each Plan Year (subject to the rules of the Investment Funds in which the Participant’s Account is or is to be invested);

(d)	limit the dates as of which transfers and investment election changes may become effective;

(e)	impose waiting periods or other restrictions in connection with multiple transfers in and out of the same Investment Fund;

(f)	provide procedures relating to the Default Investment Fund (as such Fund is identified under Section 16.8) for the portion of the Participant’s Account described in Section 16.8 for which the Participant provides no investment elections;

(g)	provide the name, address and phone number of the Administrator (and, if applicable, the person or persons to act on its behalf) as the Named Fiduciary responsible for providing information to the Participant or Beneficiary upon request relating to Participant-directed investments;

(h)	communicate any restrictions on the exercise of voting, tender and similar rights (if any) (as such policies and restrictions are established by the Plan Investment Committee and the Trustee, as appropriate) related to a Participant-directed investment;

(i)	communicate the procedures for maintaining the confidentiality of information relating to the purchase, holding and sale of Company Stock, and the exercise of voting, tender and similar rights, by Participants and their Beneficiaries, except as delegated to the Trustee according to the Trust Agreement;

(j)	describe any transaction fees and investment expenses which affect the balances of the portion of a Participant’s Account subject to Participant investment directions; and

(k)	communicate the general procedures for the dissemination of investment and other information relating to the designated investment alternatives as deemed necessary or appropriate, including but not limited to a description of the investment vehicles available under the Plan, any designated “investment manager,” and a description of the additional information which may be obtained upon request from the Plan’s fiduciary designated to provide such information.

Any information regarding investments available under the Plan, to the extent not required to be described in the Participant Investment Direction Procedures, may be provided by the Administrator to the Participant in one (1) or more written documents which are separate from the Participant Investment Direction Procedures and are not thereby incorporated by reference into this Plan. The Administrator may, at its discretion, revise the Participant Investment Direction Procedures by including such instructions, guidelines or policies as it deems necessary or appropriate to ensure proper administration of the Plan, and may interpret the same accordingly. However, any such exercise of the right to revise and implement the Participant Investment Direction Procedures shall not cause to delegate to the Administrator any rights and duties over the management and investment of the assets of the Plan otherwise allocated and delegated to the Plan Investment Committee by this Article 16, or to the Trustee by the Trust Agreement.

Each investment election and investment election change made in accordance with the Plan, and with the Participant Investment Direction Procedures established by the Administrator, shall be given effect as soon as practicable following the date such investment election or investment election change is received by the Administrator or its delegate, according to administrative procedures established by the Administrator or its delegate.

16.11	Former PAYSOP Accounts

Notwithstanding Section 16.7 to the contrary, prior to April 1, 2002, a Participant who has held a Former PAYSOP Account for at least ten (10) years and who has attained age 55 may elect to transfer all or any portion of the balance of his/her Former PAYSOP Account from the Company Stock Fund to any of the other Investment Funds at any time. Effective April 1, 2002, any Participant who has a Former PAYSOP Account may elect to transfer all or any portion of the balance of his/her Former PAYSOP Account from the Company Stock Fund to any of the other Investment Funds at any time.

16.12	Reliance on Tables, etc.

To the extent permitted by law, the Plan Investment Committee may rely upon, and shall be fully protected in any action taken or suffered by it in good faith in reliance upon, all tables, valuations, certificates, opinions and reports which are furnished by any accountant, Trustee, counsel or other individual or entity retained by the Plan Investment Committee.

16.13	Limitation of Co-Fiduciary Liability and Indemnification

To the extent permitted by law, no member of the Plan Investment Committee or any other person to whom powers and rights in relation to the investment and management of Plan assets have been delegated and allocated shall be liable for any neglect, omission or wrongdoing of any co-fiduciary of the Plan with which that member or delegate has or had no knowledge or involvement.

In addition to whatever rights of indemnification to which employees, officers and directors of the Company or any Employer may be entitled under the articles of incorporation, regulations, or bylaws of the Company, or any such Employer, under any provision of law, or under any other agreement, the Company shall satisfy any liability actually and reasonably incurred by any such employee, member of the Plan Investment Committee, officer or director, including expenses, attorneys’ fees, judgments, fines and amounts paid in settlement, in connection with any threatened, pending, or completed action, suit, or proceeding which is related to the exercise or failure to exercise by such person or persons of any of the powers, authority, responsibilities, or discretion of the Company or the Plan Investment Committee provided under the Plan or the Trust Agreement, or reasonably believed by such person or persons to be provided thereunder, and any action taken by such person or persons in connection therewith. However, any indemnification of any person or persons to whom the powers or rights of the Plan Investment Committee have been properly delegated shall be subject to the terms and conditions of any agreement that delegated such powers and responsibilities.

16.14	Fees

Some or all expenses incurred prior to or in connection with the termination of the Plan that shall arise in connection with the management or investment of the Assets of the Plan, including but not limited to the compensation of the Trustee, service provider or recordkeeper, if any; administrative expenses and proper charges and disbursements of the Trustee, if any; compensation and other expenses and charges of any counsel, accountant, specialist, service provider or recordkeeper, or other person who shall be employed by the Plan Investment Committee in connection with the management or investment of Plan assets shall be paid from the Trust Fund, if any, to the extent not paid by the Company. Effective January 1, 2009, transaction fees for certain distributions may be charged to the Participant’s Account, as determined in the discretion of the Administrator.

16.15	Notices to the Plan Investment Committee

The Plan Investment Committee shall designate one (1) or more addresses where notices and other communications to the Committee shall be sent. No notice or other communication shall be considered to have been given to or received by the Committee until it has been delivered to the Plan Investment Committee’s attention at one of such designated addresses.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1	Headings

The headings of the Plan have been inserted for convenience of reference only and are not to be deemed controlling in any constructions of the provisions herein (other than with respect to defined terms).

17.2	Plan Not Contract of Employment

The existence of the Plan shall not create or change any contract of Employment between the Employer and its Employees, whether Participants or Former Participants hereunder or not. The right of the Employer to take corrective, disciplinary or other action with respect to its Employees, including terminating their respective Employment at any time for any reason, shall not be affected by any provision of this Plan, and the Employer will not be deemed responsible to provide continuing Employment for any reason, at any time solely by reason of this Plan.

17.3	Vested Rights

No person shall have any vested rights under the Plan except to the extent that such rights may accrue to him/her as provided under the Plan. Furthermore, any person with vested rights under the Plan shall look solely to the Plan and the assets thereunder for satisfaction of such vested rights.

17.4	Severability

If any provision of the Plan shall be invalid, such provision shall be fully severable, and the remainder of the Plan and the application thereof shall not be affected thereby.

17.5	General Undertaking

All parties to this Plan and any persons claiming any interest whatsoever hereunder shall perform all and any acts that may be necessary for carrying out its terms. This Plan and the acts and decisions of the parties hereto, shall be binding upon the heirs, executors, administrators, successors, and assignees of any party hereto or any persons claiming any benefit hereunder.

17.6	Action by Company

Except as explicitly provided under Section 13.1 regarding the approval of Plan amendments, whenever, under the terms of the Plan or Trust Agreement, the Company is required or permitted to take action, such action may be taken by any officer of the Company, unless otherwise restricted or governed by the terms of the Plan or Trust Agreement or by action of the Board of Directors.

17.7	No Responsibility for Acts of an Insurer

Neither the Employer, the Company, the Administrator nor the Trustee shall be responsible for any action or inaction of an insurer, nor shall they be required to institute legal action in connection with the same.

17.8	Spendthrift

Benefits and interests under this Plan shall not be anticipated, assigned (in law or in equity), alienated, subjected to attachment, garnishment, levy, execution, or other legal or equitable process, or be otherwise subject to the claim of creditors, except under the terms of a Qualified Domestic Relations Order. Further, the foregoing limitations shall not apply with respect to an offset to a Participant’s interest under the Plan against an amount that the Participant is ordered or required to pay the Plan with respect to a judgment, order or decree issued, or a judgment entered into, on or after August 5, 1997, if such judgment, order or decree satisfies Code Section 401(a)(13)(C) and, if applicable, Code Section 401(a)(13)(D).

17.9	Number and Gender

Any use of the singular shall be interpreted to include the plural and the plural the singular. Any use of the masculine, feminine or neuter shall be interpreted to include the masculine, feminine and neuter, as the context shall require.

17.10	Governing Law

To the extent not preempted by Federal law, the provisions of the Plan shall be construed, regulated and administered under the laws of the State of Ohio.

17.11	Merger, Consolidation, and Transfer of Assets

Before this Plan can be merged or consolidated with any other plan, or its assets or liabilities transferred to another plan, each Participant in the Plan must be entitled to receive a benefit immediately after the merger, transfer or consolidation (as if the Plan had then terminated) which is equal to or greater than the benefit he/she would have been entitled to receive immediately before the merger, consolidation or transfer (as if the Plan had then terminated).

17.12	Receipt of Assets from Qualified Plans

An Employee (whether or not otherwise a Participant) may make a rollover contribution to the Plan at any time consisting of a “Retirement Plan Rollover Contribution” or an “Individual Retirement Account Rollover Contribution” as defined below.

Any rollover contribution shall be held in the Participant’s Pre-Tax Contribution Account, shall be invested in accordance with the direction of the Participant pursuant to Article 16 and shall be distributed as provided in Articles 7 and 9.

(a)	A “Retirement Plan Rollover Contribution” means an “eligible rollover distribution” within the meaning of Section 402(c)(4) as defined under Section 17.18(b). The Employee may transfer any portion of the cash he/she receives in such distribution ( or the cash proceeds of the sale of other property received in such distribution) to the trust under this Plan provided that the Administrator receives such amounts from the Employee on or before the 45th day after the day on which he/she received the property distributed. The maximum amount which may be transferred shall not exceed the fair market value of all the property received in the distribution reduced by (a) the sum of (i) the amount of the Employee’s own contributions under such Plan and (ii) any other amounts considered as contributed by him (determined by applying Section 72(f) ) less (b) any amounts previously distributed to him from such other plan and not includible in his gross income. The amount so transferred must consist of cash distributed from such other plan or any portion of the cash proceeds from the sale of distributed property other than cash, to the extent permitted by Code Section 402(c).

Notwithstanding the foregoing definition of “Retirement Plan Rollover Contribution,” effective for distributions made after December 31, 2001, an “eligible rollover distribution” that is a Retirement Plan Rollover Contribution shall include a distribution from: a qualified Plan described in Code Section 401(a) or 403(a), including after-tax Employee contributions; an annuity contract described in Code Section 403(b), excluding after-tax Employee contributions; and an eligible Plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. For purposes of the foregoing, an eligible rollover distribution includes those transfers made directly from the plan or from the Employee.

(b)	“Individual Retirement Account Rollover Contribution” means the entire amount received by an Employee from an individual retirement account representing the entire amount in the account (the “qualifying amount”) if no part of the amount in the account is attributable to any source other than a rollover contribution from (i) an employee’s trust described in Code Section 401(a), which is exempt from tax under Code Section 501(a), or (ii) a qualified annuity plan meeting the requirements of Code Section 403(a) and any earnings on such sums. An Individual Retirement Account Rollover Contribution will be accepted only if the entire qualifying amount was received by the Employee in cash and only such cash amount is included in the Individual Retirement Account Rollover Contribution.

Notwithstanding the foregoing, effective for distributions made after December 31, 2001, an “Individual Retirement Account Rollover Contribution” shall include an Employee rollover from a conduit or rollover IRA of an eligible rollover distribution from a qualified plan described in Code Section 401(a) or 403(a); an annuity contract described in Code Section 403(b); an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(c)	Notwithstanding the foregoing paragraphs (a) or (b) to the contrary, effective for distributions made after December 31, 2001, the Plan will accept a rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) that is, in any case, eligible to be rolled over and would otherwise be includible in gross income.

17.13	Interpretation of Plan

It is the intent of the Company that this Plan shall qualify under Code Section 401(a) and Code Section 501 and meets all applicable requirements of ERISA. Accordingly, the Plan and Trust Agreement shall be construed and interpreted in such manner as to give effect to this intent and shall be administered at all times and in all respects in a nondiscriminatory manner.

17.14	Satisfaction of Claims

Any payment to any Participant, Former Participant or Beneficiary in accordance with the terms of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder, whether they be against the Employer, the Company, the Administrator, or the Trustee, any of whom may require the Participant, Former Participant or Beneficiary (or legal representative), as a condition precedent to such payment to execute a release and receipt therefor.

17.15	Service of Process

The Administrator shall be the designated agent of the Plan for the service of process in connection with all matters affecting the Plan.

17.16	Warranties

Neither the Company, any Employer, the Administrator, nor the Trustee warrant against any loss or diminution in the value of Accounts.

17.17	Leased Employees

Notwithstanding anything herein to the contrary, any person who, with respect to any Employer or Affiliated Company, is a leased employee shall be treated as an Employee for all Plan purposes, except eligibility to participate, entitlement to

Contributions and Employer Matched Contributions and Crediting of Service. For purposes of the preceding sentence, “leased employee” means any person who provides services to a recipient, but who is not an employee of the recipient, if (i) such services are provided pursuant to an agreement between the recipient and any other person (“leasing organization”) (ii) such person has performed such services for the recipient (or for the recipient and related persons) on a substantially full-time basis for a period of at least one (1) year and (iii) such services are performed under the primary direction or control by the recipient Employer by employees, excluding, however, any such person who (i) is covered by a plan which is maintained by the leasing organization and which (1) is a money purchase pension plan with a non-integrated employer contribution rate for each participant of at least ten percent (10%) of Compensation as defined in Section 15/4(b) of the Plan, (2) is a plan that provides full and immediate vesting, and (3) is a plan that permits each employee of the leasing organization (other than employees who perform substantially all of their services for the leasing organization) to immediately participate in such plan and (ii) performs services for a recipient as to which leased employees (determined without regard to the preceding provisions) do not constitute more than twenty percent (20%) of the recipient’s non-highly compensated work force. However, if any such leased employee becomes an Employee, he/she shall be credited with Service for all periods that he/she was, with respect to any Employer or Affiliated Company, a leased employee, in accordance with and subject to the provisions and limitations of Article 11 of the Plan, as if he/she had been an Employee during such periods. Notwithstanding the foregoing, to the contrary, effective January 1, 2007, an Eligible Employee will not become a Leased Employee if such Eligible Employee does not incur a Severance from Employment because the Eligible Employee merely changes status by becoming a Leased Employee, but continues to perform substantially the same services for the Employer.

17.18	Direct Rollover Distributions

This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(a)

Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9); any hardship distribution described in Section 401(k)(2)(B)(i)(IV) made in accordance with IRS Notice 99–1 or superseding guidance; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Effective for distributions made after December 31, 2001, for purposes of these direct rollover provisions, any amount that is distributed on account of any type of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. In addition, effective for distributions made after December 31, 2001, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of Post-Tax Contributions which are not includible in gross income. However, such portion may be transferred to: an individual retirement account or annuity described in Code Section 408(a) or (b); a qualified defined contribution plan described in Code Section 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible; or effective January 1, 2007, to a defined benefit plan or an annuity contract described in Code Section 403(b), as long as the distribution is a direct rollover and the receiving plan separately accounts for the after-tax amounts (and earnings thereon).

(b)	Eligible retirement plan. An eligible retirement plan is an individual retirement account described in Section 408(a), an individual retirement annuity described in Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. In addition, effective for distributions made after December 31, 2001, an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In addition, effective for distributions made after December 31, 2007, an eligible rollover distribution may be rolled over into a Roth IRA as long as the distribution is a direct rollover and the distribution otherwise satisfies Code Section 408A(c). The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p).

(c)	Distributee. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

(d)	Direct rollover. A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

(e)	Tax-Free Direct Rollovers by Non-Spouse Beneficiaries. Notwithstanding the foregoing Section 17.18(c), or any other provision of the Plan to the contrary, effective for distributions occurring on or after February 26, 2007, as permitted by Code Section 402(c)(11) (added by Section 829 of the Pension Protection Act of 2006), a distributee of a direct rollover may include the Participant’s non-Spouse Designated Beneficiary. In the case of a non-Spouse Designated Beneficiary, the direct rollover may be made only to an individual retirement account or annuity described in Code Section 408(a) or 408(b) (an ‘IRA’) that is established on behalf of the Designated Beneficiary and that will be treated as an inherited IRA within the meaning of Code Section 408(d)(3)(C) pursuant to the provisions of Code Section 402(c)(11). Also, in this case, the determination of any required minimum distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395, or with any subsequent published guidance.

17.19	Plan Addenda

The Addendum attached hereto entitled “Addendum to The Progressive 401(k) (formerly known as The Progressive Retirement Security Program)) (“Plan”) Re: Former Participants Under The Progressive Corporation Supplemental Retirement Plan” (“SRP Addendum) is hereby incorporated herein by reference and made a part hereof. In addition, the Addendum attached hereto entitled “Addendum to The Progressive 401(k) (“Plan”) Re: Former Participants Under The Midland Companies’ Employee Savings Plan” (“Midland Addendum”) (formerly known as the “Addendum to The Progressive Retirement Security Program (the “Plan”) Re: Former Participants Under The Midland Companies’ Employee Savings Plan”) is hereby incorporated herein by reference and made a part hereof.

17.20	Adjustment

In the event of any merger, reorganization, consolidation, recapitalization, share dividend, share split, combination of shares or other change in corporate structure of the Company affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares of Stock available for issuance under the Plan, and the number of shares of Stock held in the Plan, as may be approved by the Company, in its sole discretion.

17.21	USERRA Model Amendment

Notwithstanding any provision of this plan to the contrary, effective December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u). Loan repayments will be suspended under this plan as permitted under Code Section 414(u).

17.22	Electronic Communications

Notwithstanding any provision in this Plan to the contrary, Compensation Deferral Agreements and cancellations or amendments thereto, investment elections, changes or transfers, loans, withdrawal elections, and any other decision or election by a Participant (or Beneficiary) under this Plan may be accomplished by electronic or telephonic means which are not otherwise prohibited by law and which are in accordance with procedures and/or systems approved or arranged by the Administrator or its delegates.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers as of this 15th day of December, 2008.

THE PROGRESSIVE CORPORATION

By:	/s/ Charles E. Jarrett

Title:	Secretary

ADDENDUM TO THE PROGRESSIVE 401(k)

(FORMERLY KNOWN AS THE PROGRESSIVE RETIREMENT SECURITY

PROGRAM) (“PLAN”)

RE: FORMER PARTICIPANTS UNDER

THE PROGRESSIVE CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

This Addendum sets forth certain provisions governing Participants in the Plan who were “Participants” under and within the meaning of The Progressive Corporation Supplemental Retirement Plan (“SRP”) prior to the merger of the SRP into this Plan effective July 1, 1994 (“Merger”). To the extent the provisions of this SRP Addendum are inconsistent with the regular provisions of the Plan, the provisions of this Addendum shall control.

1.	Each person who is a “Participant” within the meaning of the SRP immediately prior to the Merger shall for all purposes of the Plan become a Participant within the meaning of the Plan as of July 1, 1994.

2.	There will, from time to time on or after July 1, 1994, be delivered to the Trustee certain assets previously held under the SRP (“Transferred Assets”). Each Participant’s share of such Transferred Assets shall be deposited and held in an Employer SDRP Contribution Account for such Participant in accordance with the provisions of this Plan governing Employer SDRP Contribution Accounts and shall be invested in accordance with the Participant’s investment election then in effect pursuant to Article 16 of the Plan, if any, and if no investment election is then in effect, such Transferred Assets shall be invested in an Investment Fund consisting of guaranteed investment contracts, or a similar successor Default Investment Fund.

Addenda

ADDENDUM TO THE PROGRESSIVE 401(k) (“PLAN”)

RE: FORMER PARTICIPANTS UNDER

THE MIDLAND COMPANIES’

EMPLOYEE SAVINGS PLAN

(“MIDLAND ADDENDUM”)

(Formerly Known as the “Addendum to The Progressive Retirement Security Program (“Plan”) RE: Former Participants Under The Midland Companies’ Employee Savings Plan”)

This Midland Addendum sets forth certain provisions governing Participants in the Plan who were “Participants” under and within the meaning of The Midland Companies’ Employee Savings Plan (“Midland Plan”) prior to the merger of the Midland Plan into this Plan effective December 31, 1997 (“Merger”). To the extent the provisions of this Midland Addendum are inconsistent with the regular provisions of the Plan, the provisions of this Addendum shall control.

1.	Each person who is a “Participant” under and within the meaning of the Midland Plan immediately prior to the Merger shall for all purposes of the Plan become a Participant under and within the meaning of the Plan as of December 31, 1997.

2.	There will, from time to time on or after December 31, 1997, be delivered to the Trustee certain assets previously held under the Midland Plan (“Transferred Midland Assets”). The Company shall provide, or cause to be provided, to the Trustee a breakdown of all Transferred Midland Assets received by the Trustee in respect of each Participant showing the portion of such Participant’s Transferred Assets that is attributable to each of the following types of contributions made to the Midland Plan in respect of such Participant:

(i)	salary reduction contributions

(ii)	company matching contributions

(iii)	rollover contributions

Each Participant’s share of Transferred Assets attributable to salary reduction contributions or rollover contributions under the Midland Plan shall be held in a Pre-Tax Contribution Account for such Participant in accordance with the provisions of this Plan governing Pre-Tax Contributions. Each Participant’s share of Transferred Assets attributable to company matching contributions under the Midland Plan shall be deposited and held in an account to be known as a “Midland Matching Contribution Account” for such Participant. Each Midland Matching Contribution Account shall be treated for all Plan purposes as if it were an

Addenda

Employer Matched Contribution Account, except that amounts held in each Midland Matching Contribution Account shall be subject to the original vesting schedule of the Midland Plan and shall not be required to be invested in the Company Stock Fund. Each Participant’s share of Transferred Assets shall be invested in accordance with the Participant’s investment election then in effect pursuant to Article 16 of the Plan, if any, and if no investment election is then in effect, such Transferred Assets shall be invested in an Investment Fund consisting of guaranteed investment contracts, or a similar successor fund.

Addenda